Exhibit 10.31

CONFIDENTIAL

135

EQUITY CONTRIBUTION AGREEMENT

by and among

GBT JERSEYCO LIMITED,

JUWEEL INVESTORS LIMITED

and

EXPEDIA, INC.

Dated as of August 11, 2021

i

	Article V

	CLOSING; CLOSING DELIVERABLES

Section 5.01	The Closing	60
Section 5.02	Deliverables by Evergreen	60

EXHIBITS

Resignation Letters	Exhibit A
Transition Services Agreement	Exhibit B
Juniper Support Agreement	Exhibit C-1
Sequoia Support Agreement	Exhibit C-2
Supporting Equityholders	Exhibit D
Restructuring Steps Paper	Exhibit E
Elm Net Working Capital Example Calculation	Exhibit F-1
Sequoia Net Working Capital Example Calculation	Exhibit F-2
Amended & Restated Sequoia SHA	Exhibit G-1
Amended & Restated Juniper SHA	Exhibit G-2
EPS Agreement	Exhibit H
Communications Plan	Exhibit I
Software License Agreement	Exhibit J
Elm Debt Example Calculation	Exhibit K-1
Sequoia Debt Example Calculation	Exhibit K-2
Exhibit L

v

EQUITY CONTRIBUTION AGREEMENT

This EQUITY CONTRIBUTION AGREEMENT (this “Agreement”) is made as of August 11, 2021, by and among Expedia, Inc., a Washington State, United States corporation (“Evergreen”), Juweel Investors Limited, a company incorporated as an exempted company with limited liability under the laws of the Cayman Islands (“Juniper”) and GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“Sequoia”).  Each of Evergreen, Juniper and Sequoia are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, prior to the Closing, Evergreen shall have caused the steps set forth on the Restructuring Steps Paper (collectively, the “Restructuring”) to have been consummated;

WHEREAS, on May 4, 2021, Evergreen, Juniper and Sequoia entered into a put option agreement (the “Put Option Agreement”) relating to the Restructuring and the consummation of the Transactions, and on August 4, 2021 Evergreen exercised the put option in accordance with the provisions of the Put Option Agreement;

WHEREAS, Evergreen will, following the Restructuring, own, directly or indirectly, 100% of the issued and outstanding membership interests of Egencia LLC, a Nevada limited liability company (“Elm U.S.”, and such interests, the “Elm U.S. Interests”) and 100% of the issued and outstanding capital stock of a newly-formed wholly-owned direct subsidiary (together with Elm U.S., the “Companies” and each a “Company”, and such interests, together with the Elm U.S. Interests, the “Elm Interests”), which Companies will, following the Restructuring own, directly or indirectly, all of the Transferred Subsidiary Interests (other than the Elm Interests);

WHEREAS, contemporaneously with the execution and delivery of the Put Option Agreement, each equityholder of Juniper and Sequoia listed on Exhibit D (the “Supporting Equityholders”) has entered into Support Agreements in the form attached hereto as Exhibit C-1 and Exhibit C-2, respectively (the “Support Agreement”), pursuant to which the Supporting Equityholders have agreed with Evergreen that the Supporting Equityholders will cause, with effect from the Closing, the amendment and restatement of (a) the Sequoia SHA and (b) the Juniper SHA (together with the Sequoia SHA, the “Equityholder Agreements”) such that, as of the Closing, such Equityholder Agreements shall be in the forms attached hereto as Exhibit G-1 (the “Amended & Restated Sequoia SHA”) and Exhibit G-2 (the “Amended & Restated Juniper SHA” and, together with the Amended & Restated Sequoia SHA, the “Amended & Restated Equityholder Agreements”), respectively;

WHEREAS, subject to the terms and conditions set forth herein, Evergreen desires to contribute, assign and transfer to Juniper, and Juniper desires to acquire and take assignment from Evergreen of, the Elm Interests, and Juniper desires to immediately thereafter contribute, assign and transfer to Sequoia, and Sequoia desires to acquire and take assignment from Juniper of, the Elm Interests; and

WHEREAS, the Parties intend that (i) the transfer of the Elm Interests by Evergreen to Juniper pursuant to Section 1.01 of this Agreement is to be treated for U.S. federal income tax purposes as either (A) a contribution by Evergreen of the Elm Interests to Juniper in exchange for the Evergreen Contribution Consideration Interests in an exchange governed by Section 721(a) of the Code or (B) a disregarded transaction for U.S. federal income Tax purposes and (ii) the transfer of the Elm Interests by Juniper to Sequoia pursuant to Section 1.02 of this Agreement is to be treated for U.S. federal income tax purposes as a contribution by Juniper of the Elm Interests to Sequoia in exchange for the Juniper Contribution Consideration Interests in an exchange governed by Section 721(a) of the Code (the treatment described in the foregoing clauses (i) and (ii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CONTRIBUTION OF ELM INTERESTS

Section 1.01Evergreen Contribution.

(a)On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Evergreen shall contribute, assign, transfer, convey and deliver to Juniper, and Juniper will acquire and accept from Evergreen, all of Evergreen’s right, title and interest in and to the Elm Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws), and (ii) in consideration for such contribution, assignment, transfer, conveyance and delivery of the Elm Interests, Juniper shall validly issue to Evergreen the Estimated Evergreen Contribution Consideration Interests, as adjusted pursuant to the terms of this Agreement, fully paid and free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws).

(b)Notwithstanding Section 1.01(a), the Parties agree Sequoia has the right to elect, at its sole option, that, if the number of Estimated Evergreen Contribution Consideration Interests to be issued to Evergreen at Closing pursuant to Section 1.01(a) would otherwise exceed 6,015,865 Common Shares of Juniper (assuming the occurrence of the Closing absent Sequoia’s election under this Section 1.01(b) and subject to adjustment pursuant to Section 1.02(c)), the number of Estimated Evergreen Contribution Consideration Interests shall instead be equal to 6,015,865 Common Shares of Juniper (as may be adjusted pursuant to Section 1.02(c)) (the “Juniper Share Issuance Amount”), and Juniper shall pay to Evergreen, and Evergreen shall accept from Juniper, at Closing, by wire transfer of immediately available funds to an account identified by Evergreen not less than three (3) Business Days prior to the Closing Date, an aggregate amount of cash equal to, for each Common Share of Juniper that would have otherwise been issued to Evergreen absent Sequoia’s election pursuant to this Section 1.01(b), the Estimated Sequoia Non-Voting Ordinary Shares Cash Equivalent; provided, however, that Sequoia shall only be entitled to exercise the option set forth in this Section 1.01(b) if Sequoia also exercises the option set forth in Section 1.02(b).  For the avoidance of doubt, Juniper’s sole obligation with respect to this Section 1.01(b) is to pay to Evergreen any consideration paid by Sequoia to Juniper for the benefit of Evergreen and Juniper shall have no independent obligation to make any payment to Evergreen and shall have no liability whatsoever for any insufficiency of any amount paid to Evergreen on behalf of Sequoia or the calculation of any amounts determined by Sequoia to be paid to Evergreen. For administrative convenience, any payment of cash under this Article I to be made (1) by Sequoia to Juniper, followed by an equal cash payment by Juniper to Evergreen or (2) by Evergreen to Juniper, followed by an equal cash payment by Juniper to Sequoia, shall be made, in the case of clause (1), directly by Sequoia to Evergreen and, in the cause of clause (2), directly by Evergreen to Sequoia.

Section 1.02Juniper Contribution.

(a)On the terms and subject to the conditions set forth in this Agreement, at the Closing and immediately following the transactions described in Section 1.01, (i) Juniper shall contribute, assign, transfer, convey and deliver to Sequoia, and Sequoia will acquire and accept from Juniper, all of Juniper’s right, title and interest in and to the Elm Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws), and (ii) in consideration for such contribution, assignment, transfer, conveyance and delivery of the Elm Interests, Sequoia shall validly issue to Juniper the Estimated Juniper Contribution Consideration Interests, as adjusted pursuant to the terms of this Agreement, fully paid and free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws).

(b)Notwithstanding Section 1.02(a), the Parties agree Sequoia has the right to elect, at its sole option, that, if the number of Estimated Juniper Contribution Consideration Interests to be issued to Juniper at Closing pursuant to Section 1.02(a) would otherwise exceed 6,015,865 Non-Voting Ordinary Shares of Sequoia (assuming the occurrence of the Closing absent Sequoia’s election under this Section 1.02(b) and subject to adjustment pursuant to Section 1.02(c)), the number of Estimated Juniper Contribution Consideration Interests shall instead be equal to 6,015,865 Non-Voting Ordinary Shares of Sequoia (as may be adjusted pursuant to Section 1.02(c)) (the “Sequoia Share Issuance Amount”), and Sequoia shall pay to Juniper, and Juniper shall accept from Sequoia, at Closing, by wire transfer of immediately available funds to an account identified by Juniper not less than three (3) Business Days prior to the Closing Date, an aggregate amount of cash equal to, for each Non-Voting Ordinary Share of Sequoia that would have otherwise been issued to Evergreen absent Sequoia’s election pursuant to this Section 1.02(b), the Estimated Sequoia Non-Voting Ordinary Shares Cash Equivalent (the aggregate amount of such cash, the “Closing Cash Payment”); provided, however, that Sequoia shall only be entitled to exercise the option set forth in this Section 1.02(b) if Sequoia also exercises the option set forth in Section 1.01(b).

(c)In the event that, between the date of the Put Option Agreement and the Closing, Sequoia or Juniper effects any recapitalization, combination, redemption, reclassification, equity split, exchange or like change in its capitalization (other than with respect to Preferred Shares of Sequoia), then the Juniper Share Issuance Amount and the Sequoia Share Issuance Amount shall be equitably adjusted to provide Evergreen the same economic effect as contemplated by this Agreement prior to such event.

Section 1.03Purchase Price; Post-Closing Adjustment.

(a)Not less than three (3) Business Days prior to the Closing Date, Evergreen shall deliver to Sequoia and Juniper a written statement setting forth its good faith estimate of (i) Closing Elm Net Working Capital (and, thereby, the Closing Elm Net Working Capital Adjustment Amount), (ii) Closing Elm Debt, (iii) Closing Elm Transaction Expenses, (iv) Closing Elm Cash,

and (v) based on such estimates, a calculation of the Elm Equity Value (such estimate, “Estimated Elm Equity Value”), in each case, including the individual components thereof, accompanied with reasonable supporting documentation, prepared in accordance with the Elm Accounting Principles and the definitions contained herein.

(b)Not less than three (3) Business Days prior to the Closing Date, Sequoia shall deliver to Evergreen and Juniper a written statement setting forth its good faith estimate of (i) Closing Sequoia Net Working Capital (and, thereby, the Closing Sequoia Net Working Capital Adjustment Amount), (ii) Closing Sequoia Debt, (iii) Closing Sequoia Transaction Expenses, (iv) Closing Sequoia Cash, (v) based on such estimates, a calculation of the Sequoia Equity Value (such estimate, “Estimated Sequoia Equity Value”), and (vi) the Sequoia Fully Diluted Equity Interests Number (such estimate, the “Estimated Sequoia Fully Diluted Equity Interests Number”), in each case, including the individual components thereof, accompanied with reasonable supporting documentation, prepared in accordance with the Sequoia Accounting Principles and the definitions contained herein.

(c)No later than 120 days after the Closing Date, Sequoia shall deliver to Evergreen and Juniper a statement (the “Elm Closing Statement”), setting forth its calculation of (i) Closing Elm Net Working Capital (and, thereby, the Closing Elm Net Working Capital Adjustment Amount), (ii) Closing Elm Debt, (iii) Closing Elm Transaction Expenses, (iv) Closing Elm Cash, and (v) a calculation of the Elm Equity Value, in each case, including the individual components thereof, accompanied with reasonable supporting documentation, prepared in accordance with the Elm Accounting Principles and the definitions contained herein.

(d)No later than 120 days after the Closing Date, Sequoia shall deliver to Evergreen and Juniper a statement (the “Sequoia Closing Statement”, and together with the Elm Closing Statement the “Closing Statements”), setting forth its calculation of (i) Closing Sequoia Net Working Capital (and, thereby, the Closing Sequoia Net Working Capital Adjustment Amount), (ii) Closing Sequoia Debt, (iii) Closing Sequoia Transaction Expenses, (iv) Closing Sequoia Cash, (v) Sequoia Equity Value, and (vi) the Sequoia Fully Diluted Equity Interests Number, in each case, including the individual components thereof, accompanied with reasonable supporting documentation, prepared in accordance with the Sequoia Accounting Principles and the definitions contained herein.

(e)During the ninety (90) day period after delivery of the Closing Statements, Sequoia, its Subsidiaries (including the Transferred Subsidiaries) and their respective Representatives will provide Evergreen with reasonable access, during normal business hours and upon reasonable advance written notice, to review Sequoia’s and its Subsidiaries’ (including the Transferred Subsidiaries’) books and records, work papers (subject to appropriate release letters) and other documentation, in each case, solely to the extent related to the preparation of the Closing Statements and the calculations of the components therein, and provided that such access shall be in a manner that does not (i) unreasonably interfere with the normal business operations of Sequoia or its Subsidiaries (including the Transferred Subsidiaries), (ii) require Sequoia or its Affiliates to waive any privileges, including the attorney-client privilege, or any work product protection or (iii) contravene any applicable Laws, fiduciary duty or Contract to which Sequoia or its Affiliates is a party.  During the ninety (90) day period after delivery of the Closing Statements, Evergreen and its Representatives may make reasonable inquiries of Sequoia and its Subsidiaries (including the Transferred Subsidiaries) and their respective Representatives regarding questions concerning or disagreements with the Closing Statements arising in the course of its review thereof, and Sequoia and its Subsidiaries shall use their respective commercially reasonable efforts to cause any such Representatives to cooperate with and respond to such reasonable inquiries.

(f)If Evergreen has any objections to either Closing Statement delivered by Sequoia pursuant to this Section 1.03, Evergreen shall deliver to Sequoia and Juniper a written statement, with reasonable supporting detail and documentation, setting forth its objections thereto and its proposed calculations for such objected amounts (an “Objections Statement”).  If an Objections Statement is not delivered to Sequoia and Juniper within ninety (90) days after delivery of the Closing Statements delivered by Sequoia pursuant to this Section 1.03, such Closing Statement(s) shall be final, binding and non-appealable by such Parties.  If Evergreen delivers an Objections Statement within ninety (90) days after delivery of the Closing Statements by or on behalf of Sequoia, the Parties shall negotiate in good faith after delivery of the Objections Statement(s) to Sequoia and Juniper to resolve any objections set forth in a timely delivered Objections Statement(s), and any offers to compromise relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s) and shall not be admissible in any future proceedings between such Parties.  If such Parties do not reach a final resolution of all matters set forth in a timely delivered Objections Statement within thirty (30) days after the delivery of the applicable Objections Statement, either Party may refer such items from the applicable Objections Statement that remain in dispute (the “Disputed Items”) to Deloitte Touche Tohmatsu Limited or such other mutually acceptable nationally recognized independent accounting firm (the “Dispute Resolution Firm”).  There shall be no ex parte communications with the Dispute Resolution Firm, and any submissions to the Dispute Resolution Firm must be written and delivered contemporaneously to each Party to the dispute.  The Dispute Resolution Firm shall (i) consider only those Disputed Items, (ii) not assign a value to any Disputed Item greater than the greatest value for such Disputed Item assigned by either such Party, or less than the smallest value for such Disputed Item assigned by either such Party and (iii) act as an expert and not as an arbitrator to resolve such Disputed Items.  The Dispute Resolution Firm’s determination will be based solely on such Parties’ written submissions that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review), the Elm Accounting Principles or the Sequoia Accounting Principles, as applicable, and the definitions contained herein of (A) with respect to an Objections Statement relating to the Elm Closing Statement, Closing Elm Net Working Capital, Closing Elm Debt, Closing Elm Cash, Closing Elm Transaction Expenses and Elm Equity Value, and (B) with respect to an Objections Statement relating to the Sequoia Closing Statement, Closing Sequoia Net Working Capital, Closing Sequoia Debt, Closing Sequoia Cash, Closing Sequoia Transaction Expenses, Sequoia Equity Value and Sequoia Fully Diluted Equity Interests Number, in each case together with any other terms, definitions or provisions of this Agreement relevant thereto.  Such Parties shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all Disputed Items as soon as practicable and in any event within forty-five (45) days after they are submitted to the Dispute Resolution Firm.  The resolution of the Disputed Items by the Dispute Resolution Firm shall be final, binding and non-appealable on the Parties, absent manifest error or mathematical error promptly corrected by the Dispute Resolution Firm.  The costs and expenses of the Dispute Resolution Firm shall be borne by Evergreen, on the one hand, and Sequoia, on the other hand, pro rata based on the relative findings of the Dispute Resolution Firm with respect to unresolved items in the applicable Objections Statement.  For example, if (1) Evergreen disputes $1,000 of the Sequoia Closing Statement, (2) Sequoia contests only $500 of the amount claimed by Evergreen, and (3) the Dispute Resolution Firm ultimately resolves the dispute by awarding Sequoia $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm would be allocated 60% (i.e., 300/500) to Evergreen and 40% (i.e., 200/500) to Sequoia.  Each Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.03(f), and, as so revised (or, if no Objections Statement is delivered with respect thereto, as so delivered by Sequoia pursuant to Section 1.03(d) or Section 1.03(e), as applicable), (x) the Sequoia Closing Statement shall be deemed to set forth the Closing Sequoia Net Working Capital, Closing Sequoia Debt, Closing Sequoia Transaction Expenses, Closing Sequoia Cash, Sequoia Equity Value, and Sequoia Fully Diluted Equity Interests Number, and (y) the Elm Closing Statement shall be deemed to set forth the Closing Elm Net Working Capital, Closing Elm Debt, Closing Elm Transaction Expenses, Closing Elm Cash, and Elm Equity Value, in each case, for all purposes hereunder.  As soon as practicable following receipt of such Closing Statements pursuant to the preceding sentence, such Parties shall calculate the Consideration Equity Interests Number based on the Elm Equity Value and Sequoia Equity Value set forth therein and the Sequoia Non-Voting Ordinary Shares Cash Equivalent.

(g)The “Post-Closing Equity Adjustment” will be an amount, which may be positive or negative, equal to the sum of the Consideration Equity Interests Number minus the Estimated Consideration Equity Interests Number, as finally determined pursuant to this Section 1.03. Promptly following the finalization of the Closing Statements pursuant to this Section 1.03 the following shall occur:

(i)Subject to Sections 1.03(g)(ii) and 1.03(g)(iii) below, (1) if the Post-Closing Equity Adjustment is determined to be a negative number, (x) Evergreen shall relinquish, and Juniper shall redeem, for no additional consideration and as full and complete satisfaction of Evergreen’s obligation to Juniper pursuant to this Section 1.03, a number of Common Shares of Juniper equal to the absolute value of the Post-Closing Equity Adjustment (rounded to the nearest whole Common Share of Juniper), and (y) Juniper shall relinquish, and Sequoia shall redeem (in accordance with its Organizational Documents), for no additional consideration and as full and complete satisfaction of Juniper’s obligation to Sequoia pursuant to this Section 1.03, a number of Non-Voting Ordinary Shares of Sequoia equal to the absolute value of the Post-Closing Equity Adjustment (rounded to the nearest whole Non-Voting Ordinary Share of Sequoia), or (2) if the Post-Closing Equity Adjustment is determined to be a positive number, (x) Juniper shall issue, and Evergreen shall accept, for no additional consideration and as full and complete satisfaction of Juniper’s obligation to Evergreen pursuant to this Section 1.03, a number of Common Shares of Juniper equal to the absolute value of the Post-Closing Equity Adjustment (rounded to the nearest whole Common Share of Juniper) and (y) Sequoia shall issue, and Juniper shall accept, for no additional consideration and as full and complete satisfaction of Sequoia’s obligation to Juniper pursuant to this Section 1.03, a number of Non-Voting Ordinary Shares of Sequoia equal to the absolute value of the Post-Closing Equity Adjustment (rounded to the nearest whole Non-Voting Ordinary Share of Sequoia).

(ii)Notwithstanding Section 1.03(g)(i) above and Section 1.03(g)(iii) below, if Sequoia issued at the Closing fewer Non-Voting Ordinary Shares of Sequoia than the Sequoia Share Issuance Amount and the Post-Closing Equity Adjustment is determined to be a positive number and would result in Juniper receiving a total number of Non-Voting Ordinary Shares of Sequoia greater than the Sequoia Share Issuance Amount, then in lieu of issuing such Non-Voting Ordinary Shares of Sequoia in excess of the Sequoia Share Issuance Amount (and in lieu of Juniper issuing to Evergreen a number of Common Shares of Juniper that would result in the issuance to Evergreen of a total number of Common Shares of Juniper in excess of the Juniper Share Issuance Amount), Sequoia has the right to elect, at its sole option, for the number of Common Shares of Juniper in excess of the Juniper Share Issuance Amount and the number of Non-Voting Ordinary Shares of Sequoia in excess of the Sequoia Share Issuance Amount to be settled in cash rather than by issuance of such shares, in which case (1) Sequoia shall pay to Juniper, and Juniper shall accept from Sequoia, an aggregate amount of cash equal to the Sequoia Non-Voting Ordinary Shares Cash Equivalent for the Non-Voting Ordinary Shares of Sequoia that would have otherwise been issued absent Sequoia’s election pursuant to this Section 1.03(g)(ii) and (2) Juniper shall pay to Evergreen, and Evergreen shall accept from Juniper, an aggregate amount of cash equal to the Sequoia Non-Voting Ordinary Shares Cash Equivalent for the Common Shares of Juniper that would have otherwise been issued absent Sequoia’s election pursuant to this Section 1.03(g)(ii) (such payment being the “Post-Closing Cash Adjustment”).

(iii)If Sequoia made the elections pursuant to Sections 1.01(b) and 1.02(b) and the difference of the Post-Closing Cash Adjustment as calculated pursuant to Section 1.03(g)(ii) minus the amount of the Closing Cash Payment (such difference the “Cash True-Up Amount”) is positive (1) Sequoia shall pay to Juniper, and Juniper shall accept from Sequoia, the Cash True-Up Amount and (2) Juniper shall pay to Evergreen, and Evergreen shall accept from Juniper, an aggregate amount of cash equal to the Cash True-Up Amount.  If Sequoia made the elections pursuant to Sections 1.01(b) and 1.02(b) and the Cash True-Up Amount is negative (1) Evergreen shall to pay to Juniper, and Juniper shall accept from Evergreen, the absolute value of the Cash True-Up Amount and (2) Juniper shall pay to Sequoia, and Sequoia shall accept from Juniper, an aggregate amount of cash equal to the absolute value of the Cash True-Up Amount.  If such payment would result in a payment in cash by Evergreen greater than the cash paid to Evergreen pursuant to Section 1.01(b), then such excess cash shall not be settled in cash but instead shall be settled through the redemption of securities pursuant to Section 1.03(g)(i).

All cash payments made pursuant to this Section 1.03(g) shall be made by wire transfer of immediately available funds to an account identified by the applicable recipient thereof not less than three (3) Business Days prior to the payment date. The Parties agree that the issuance or relinquishment of Common Shares of Juniper and Non-Voting Ordinary Shares of Sequoia or payment of cash, as applicable, pursuant to this Section 1.03 shall be treated as an adjustment to the consideration received by Evergreen pursuant to the Transactions.

(h)The Parties agree that the procedures set forth in this Section 1.03 for resolving disputes with respect to the Closing Statements shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce any final determination of the Dispute Resolution Firm pursuant to Section 1.03(f) in any court of competent jurisdiction in accordance with Section 9.07.  It is the intent of the Parties to have any final determination by the Dispute Resolution Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of the Parties, and the Parties agree that the failure of the Dispute Resolution Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Dispute Resolution Firm which otherwise conforms to the terms of this Section 1.03.  For the avoidance of doubt, Evergreen agrees that it will recuse itself and any members of the Sequoia or Juniper boards of directors nominated by Evergreen (to the extent a designee of Evergreen is then a member thereof) from any discussions at, or decisions made by, the boards of directors of Juniper or Sequoia with respect to post-Closing matters in connection with this Section 1.03.

(i)In the event that, as of the Closing and prior to the consummation of a Public Transaction, the ratio between the total number of Common Shares of Juniper then issued and outstanding and the total number of Ordinary Shares of Sequoia then held by Juniper is not 1:1, the number of Estimated Evergreen Contribution Consideration Interests or Evergreen Contribution Consideration Interests to be issued to Evergreen pursuant to this Article I shall be equitably adjusted so as to ensure that Evergreen shall receive such number of Common Shares of Juniper that results in Evergreen receiving the same indirect beneficial interest in Sequoia that would have been received if such 1:1 ratio had been maintained.

(j)Notwithstanding anything to the contrary herein, prior to the Closing, (1) Sequoia shall use its commercially reasonable efforts to pay, or cause to be paid, all Closing Sequoia Transaction Expenses and (2) Evergreen shall use its commercially reasonable efforts to pay, or cause to be paid, all Closing Elm Transaction Expenses, in each case, incurred or otherwise committed up to and including the Closing.

Section 1.04Public Transaction Closing; Public Transaction Post-Closing Adjustment.  Notwithstanding anything to the contrary herein (but without limiting Section 1.01(b) and Section 1.02(b) other than with respect to the securities to be issued thereunder), if a Public Transaction is consummated prior to (i) the Closing or (ii) the Post-Closing Equity Adjustment or Post-Closing Cash Adjustment (if any) in accordance with Section 1.03, (x) in lieu of receiving (and, if applicable, redeeming for adjustment) the Evergreen Contribution Consideration Interests to be issued (and, if applicable, redeemed), Evergreen will receive (and, if applicable, have redeemed for adjustment), and each of Sequoia and Juniper shall take all actions necessary, and Evergreen shall take all actions reasonably necessary such that Evergreen receives the cash, property, rights or securities, consistent with the Public Transaction Principles, that the holders of Ordinary Shares of Sequoia receive in such Public Transaction, on an Ordinary Share of Sequoia by Ordinary Share of Sequoia basis, as if Juniper Contribution Consideration Interests had been issued to, or redeemed from, Evergreen (instead of Juniper) in connection with this Agreement immediately prior to the consummation of such Public Transaction (including with respect to the Sequoia Fully Diluted Equity Interests Number immediately prior to the issuance of any Equity Interests of Sequoia in connection with the consummation of such Public Transaction) (other than any Equity Interests of Sequoia that are issued to the holders of Preferred Shares on account of any conversion of Preferred Shares in connection with a Public Transaction), (y) in lieu of the transactions contemplated by Section 1.01(a)(i) and Section 1.02(a)(i), Evergreen shall contribute, assign, transfer, convey and deliver to Sequoia, and Sequoia will acquire and accept from Evergreen, all of Evergreen’s right, title and interest in and to the Elm Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws) and (z) Juniper shall not issue to Evergreen the securities contemplated under Section 1.01(a)(ii) and Sequoia shall not issue to Juniper the securities contemplated under Section 1.02(a)(ii).  Sequoia shall promptly notice Evergreen of any determination to pursue an Alternative Public Transaction Structure. In the event that an Alternative Public Transaction Structure is adopted, the “Intended Tax Treatment” shall be adjusted appropriately to be consistent therewith.

Section 1.05Tax Withholding.  Each of Juniper, Sequoia, Evergreen and their respective Affiliates and Representatives shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct or withhold therefrom under the Code or under any provision of applicable Tax Law with respect to the making of such payment.  In the event any such Person (the “Payor”) obtains Knowledge of any required Tax deductions or withholdings with respect to payments to be made hereunder, the Payor shall make commercially reasonable efforts to provide such recipient with written notice reasonably prior to withholding and consider in good faith any position or interpretation taken by such recipient as to the applicability or amount of such deduction or withholding.  The Parties shall use commercially reasonable efforts to provide any forms or certificates to reduce or eliminate any such withholding.  To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.06Transferred Assets.  On the terms and subject to the conditions set forth in this Agreement, as part of the Restructuring, at or prior to the Closing, unless already held by a Transferred Subsidiary as of the date hereof, Evergreen shall, and shall cause each of the other members of the Evergreen Group to, contribute, assign, transfer, convey and deliver to a Transferred Subsidiary, and Evergreen shall cause the Transferred Subsidiaries to accept from Evergreen and such other members of the Evergreen Group, all of such member of the Evergreen Group’s right, title and interest in and to each of the following (the “Transferred Assets”):

(a)all assets (including Intellectual Property and other intangible assets), properties, rights and Contracts (subject to Section 6.17) and Books and Records of the members of the Evergreen Group, in each case, primarily used in, primarily held for use in or primarily related to the ownership, operation or conduct of the Elm Business or the Transferred Subsidiaries;

(b)any Transferred Shared Contracts;

(c)(i) the Elm Personal Property and (ii) all leaseholds and other interests in real property pursuant to the Elm Real Property Leases;

(d)any and all goodwill associated with acquisition accounting to the extent relating to the Elm Business as a going concern;

(e)any and all claims, causes of action, rights under warranties, indemnities, rights of set-off and all similar rights against third-parties to the extent resulting from, arising out of or relating to any other Transferred Asset or primarily resulting from, primarily arising out of or primarily relating to the Elm Business;

(f)the Elm Business Permits to the extent transferrable by Law;

(g)the work emails of Business Employees;

(h)any and all insurance proceeds under the Elm Insurance Policies, received or receivable to the extent resulting from, arising out of or relating to (i) the loss or destruction of any asset or property prior to the Closing that would have been included in the Transferred Assets but for such loss or destruction and (ii) any damage to any of the Transferred Assets prior to the Closing, other than such proceeds used to purchase replacement assets or properties that are otherwise included in the Transferred Assets, irrespective of when such insurance claim is made; and

(i)to the extent permitted by Data Protection Laws, any and all records of the Evergreen Group that primarily relate to the Business Employees, including, such records that pertain to (i) work authorization, (ii) salary information, (iii) Occupational Safety and Health Administration reports and records, (iv) active medical restriction forms and (v) performance evaluations.

Section 1.07Excluded Assets.  Notwithstanding anything to the contrary contained herein, Evergreen shall not, and shall cause each of the other members of the Evergreen Group not to, contribute, assign, transfer, convey and deliver to any Transferred Subsidiary, and Evergreen shall cause the Transferred Subsidiaries to not accept from Evergreen and such other members of the Evergreen Group, and the Transferred Assets shall not include (a) any of such member of the Evergreen Group’s right, title and interest in and to all assets of Evergreen and the other members of the Evergreen Group other than the Transferred Assets or (b) the Excluded Shared Contracts (the “Excluded Assets”).

Section 1.08Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and without limiting Section 6.17, at or prior to the Closing, unless already held by a Transferred Subsidiary as of the date hereof, as part of the Restructuring, the Parties agree that the Transferred Subsidiaries shall assume, satisfy and discharge when due all Liabilities to the extent (a) resulting from, arising out of or relating to the ownership, operation, use or conduct of the Transferred Assets or (b) arising out of any action or failure to take any action by a Transferred Subsidiary or, to the extent primarily related to the Elm Business, any other member of the Evergreen Group, in each case, to the extent relating to the Elm Business (the “Assumed Liabilities”).  For clarity, Assumed Liabilities shall not include any Liabilities relating to current or former Business Employees, individual independent contractors, Transferred Subsidiary Benefit Plans or Evergreen Benefit Plans addressed elsewhere in this Agreement.

Section 1.09Excluded Liabilities.  Notwithstanding anything to the contrary herein (but without limiting Section 6.17), following the Closing, Evergreen and the other members of the Evergreen Group shall retain and be responsible for, or cause its applicable Affiliates to retain and be responsible for all Liabilities (i) to the extent resulting from, arising out of or relating to the ownership, operation, use or conduct of the Excluded Assets or (ii) of Evergreen and the other members of the Evergreen Group other than the Assumed Liabilities (the “Excluded Liabilities”).  For clarity, Excluded Liabilities shall not include any Liabilities relating to current or former

Business Employees, individual independent contractors, Transferred Subsidiary Benefit Plans or Evergreen Benefit Plans addressed elsewhere in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EVERGREEN

Except as set forth in the Evergreen Disclosure Schedule (subject to Section 9.09), Evergreen represents and warrants to Juniper and Sequoia as of the date of the Put Option Agreement and as of the Closing Date:

Section 2.01Organization and Organizational Power.  Evergreen (a) is duly organized and validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Elm Business to the extent Evergreen carries on such Elm Business, as presently owned or conducted and (c) is qualified or licensed to do business as a foreign corporation or entity in each jurisdiction where the character of the Elm Business properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to (i) be material to the Elm Business or (ii) prevent, materially impair or materially delay (1) the ability of Evergreen to perform its obligations under the Transaction Documents or (2) the consummation of the Transactions.

Section 2.02Authorization; Valid and Binding Obligation.  Each member of the Evergreen Group that is to be a party to any Transaction Document has all requisite corporate or other power and authority to execute and deliver this Agreement and the Transaction Documents, and to consummate the Transactions, including to dispose of the Transferred Subsidiary Interests.  The execution, delivery and performance by each member of the Evergreen Group that is to be a party to any Transaction Document, and the consummation of the Transactions, has been duly and validly authorized by all required corporate or other similar action on the part of such member of the Evergreen Group, and no other corporate or other similar actions, proceedings or approvals on its part is necessary to authorize the execution, delivery and performance of such Transaction Document by such member of the Evergreen Group, and the consummation of the Transactions.  Each Transaction Document to which a member of the Evergreen Group is a party has been duly executed and delivered by such party, and assuming that such Transaction Document constitutes the legal, valid and binding obligation of each other party thereto that is not a member of the Evergreen Group, such Transaction Document constitutes a legal, valid and binding obligation of such member of the Evergreen Group that is specified to be a party thereto, and is enforceable against such Person in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.  No vote or other approval of the equityholders of Evergreen is required in connection with the execution, delivery and performance by Evergreen of the Transaction Documents or to consummate the Transactions, whether by reason of applicable Law, Evergreen’s Organizational Documents, the rules and requirements of any securities exchange, or otherwise.

Section 2.03Title to Shares; Transferred Subsidiaries.

(a)Evergreen is, directly or indirectly, the beneficial and legal owner of, and has good and valid title to, the Transferred Subsidiary Interests directly or indirectly held by it as set forth on Schedule 2.03(c) of the Evergreen Disclosure Schedule, free and clear of all Liens (other than Liens created under applicable securities Laws).

(b)Each Transferred Subsidiary and each other member of the Evergreen Group that is specified to be a party to this Agreement or any Transaction Document (i) is a legal entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently owned or conducted and (iii) is qualified or licensed as a foreign corporation or entity to do business and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing as set forth in this clause (iii) would not, individually or in the aggregate, reasonably be expected to (A) be material to the Elm Business or (B) prevent, materially impair or materially delay the ability of each Transferred Subsidiary and each other applicable member of the Evergreen Group that is a party to this Agreement or any other Transaction Document to perform its obligations hereunder or thereunder or the consummation of the Transactions.  None of the Transferred Subsidiaries is in violation of, or in default under, its Organizational Documents.

(c)All of the Transferred Subsidiary Interests have been duly authorized and are validly issued, and, to the extent relevant under applicable Law, fully paid and non-assessable, free of Liens (other than Liens imposed under applicable securities Laws), and have not been issued in violation of any preemptive or similar rights or any applicable Law.  Schedule 2.03(c) of the Evergreen Disclosure Schedule sets forth a list of (i) each of the Transferred Subsidiaries, (ii) the number and type of Transferred Subsidiary Interests that are issued and outstanding for each Transferred Subsidiary and (iii) as of the date of the Put Option Agreement, the name of the record holder of each such Transferred Subsidiary Interest that is issued and outstanding.  The Transferred Subsidiary Interests constitute all of the outstanding capital stock of (or comparable interest in) the Transferred Subsidiaries.  Either Evergreen or one or more of the Transferred Subsidiaries or one of Evergreen’s other Subsidiaries holds of record and owns beneficially all of the outstanding shares of capital stock of (or comparable interest in) each Transferred Subsidiary, free and clear of any Liens (other than Liens imposed under applicable securities Laws), and there are, and at all times prior to the Closing there will be, no equity securities of any Transferred Subsidiary issued, reserved for issuance or outstanding other than the Transferred Subsidiary Interests and no outstanding options, conversion rights, warrants or other rights in existence to acquire, or to require any of the Transferred Subsidiaries to issue, purchase or acquire, any shares of the capital stock or other securities of any Transferred Subsidiary or obligate Evergreen or any other member of the Evergreen Group to issue or sell any Transferred Subsidiary Interests, other than pursuant to this Agreement and the other Transaction Documents.

(d)Other than this Agreement (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the Transferred Subsidiary Interests and (ii) there are no agreements or understandings to which Evergreen, any Transferred Subsidiary or other member of the Evergreen Group is a party, by which Evergreen, any Transferred Subsidiary or such other member of the Evergreen Group is bound or of which Evergreen has Knowledge relating to the repurchase, redemption, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights, registration rights or similar rights) of the Transferred Subsidiary Interests, or any other investor rights, including, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants, in each case, with respect to any Transferred Subsidiary.

(e)No Transferred Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than a Transferred Subsidiary.

(f)None of the Transferred Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter on which the stockholders or equityholders of the Transferred Subsidiaries may vote.

(g)At the Closing, the Transferred Subsidiaries will be in possession of all material Books and Records of the Transferred Subsidiaries.  The accounting registers, Books and Records of each Transferred Subsidiary, including for the avoidance of doubt, copies of all Contracts, written correspondence and any other documents of such Transferred Subsidiary relating to the Elm Business, have been maintained in accordance with applicable Law in all material respects, and are maintained in such a way that such materials are, and will be immediately after the Closing, reasonably accessible to the Transferred Subsidiaries in all material respects.

Section 2.04No Defaults or Conflicts.  The execution and delivery by Evergreen and each other applicable member of the Evergreen Group of this Agreement and each Transaction Document to which it will be a party and the consummation of the Transactions do not, and the performance by it of its obligations hereunder and thereunder will not, (a) constitute or result in a conflict, breach or violation of or default under the applicable Organizational Documents of Evergreen or any member of the Evergreen Group that is a party to any Transaction Document (including any Transferred Subsidiary), (b) except as described in Section 2.05, conflict with or violate any existing Law or Order applicable to Evergreen or any member of the Evergreen Group that is a party to any Transaction Document (including any Transferred Subsidiary), (c) require any consent or other action under, result in a violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, suspension, cancellation or acceleration of, result (immediately or with notice or lapse of time or both) in triggering an obligation to pay any consideration, royalties or other amounts in excess of those amounts otherwise owed by any member of the Evergreen Group (as it relates to the Elm Business) or the Transferred Subsidiaries immediately prior to the Closing, or result in the loss of any right or benefit to which any member of the Evergreen Group (as it relates to the Elm Business) or any of the Transferred Subsidiaries is entitled under, any Elm Specified Contract or by which any member of the Evergreen Group (as it relates to the Elm Business) or any property or asset of any member of the Evergreen Group (as it relates to the Elm Business) or any of the Transferred Subsidiaries, is bound or affected or (d) result (immediately or with notice or lapse of time or both) in the creation of any Lien (other than Permitted Liens) on any member of the Evergreen Group (as it relates to the Elm Business) or any of the Transferred Subsidiaries’ properties, rights or assets, except, in the case of clauses (b), (c) and (d), for any such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to (i) be material to the Elm Business or (ii) prevent, materially impair or materially delay (1) the ability of the Contributor Parties and each other applicable member of the Evergreen Group that is a party to a Transaction Document to perform their respective obligations thereunder or (2) the consummation of the Transactions.

Section 2.05Governmental Consents.  Other than the expiration or termination of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits, non-objections and authorizations under the HSR Act and other applicable Antitrust Laws, no authorization, Order or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by any member of the Evergreen Group in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which they will be a party and the consummation of the Transactions, except for any authorizations, approvals, notice or filings with any Governmental Entity or other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to the Elm Business or (ii) prevent, materially impair or materially delay (1) the ability of the Contributor Parties and each other applicable member of the Evergreen Group that is a party to a Transaction Document to perform their respective obligations thereunder or (2) the consummation of the Transactions.

Section 2.06Financial Statements.

(a)The Elm Financial Statements are attached to Schedule 2.06(a) of the Evergreen Disclosure Schedule.  The Elm Financial Statements present fairly, in all material respects, the combined financial condition of the Elm Business (taken as a whole) as of their respective dates, and the results of its combined operations for the periods indicated; provided that the Elm Financial Statements include the T2 Business and no representation or warranty is made pursuant to this Section 2.06(a) regarding the T2 Business or its effect on the Elm Financial Statements.  The Elm Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, with only such deviations from such accounting principles and/or their consistent application as are referred to in the schedules to the Elm Financial Statements and subject to normal year-end audit adjustments (which would not be material in amount) and the absence of related notes.

(b)Except (i) as reflected and reserved against on the Elm Balance Sheet, (ii) as incurred in the ordinary course of business since the Elm Balance Sheet Date (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation), (iii) as incurred in connection with this Agreement or the Transactions, (iv) for Liabilities that are not required by GAAP to be reflected on a balance sheet of the Elm Business or (v) as disclosed in Schedule 2.06(b) of the Evergreen Disclosure Schedule, none of the Transferred Subsidiaries or, to the extent related to the Elm Business, the other members of the Evergreen Group, has any material Liabilities.

(c)The Evergreen Group maintains a system of internal accounting controls over financial reporting that applies to the Elm Business and provides reasonable assurance that all transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit preparation of the financial statements of the Elm Business in accordance with GAAP and to maintain accountability for assets.  The Elm Financial Statements have been prepared from, and are consistent in all material respects with, the Books and Records of the Transferred Subsidiaries and, to the extent applicable to the Elm Business, the other members of the Evergreen Group.  No director or officer or, to Evergreen’s Knowledge, auditor or accountant of any member of the Evergreen Group has received or otherwise had or obtained knowledge of (x) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, internal controls, methodologies or methods of the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group which has not been remedied or (y) any fraud that involves any director, officer or employee of the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group.

(d)The accounts and notes receivable of the Transferred Subsidiaries or, to the extent related to the Elm Business, the other members of the Evergreen Group represent amounts receivable in respect of bona fide transactions.  Such accounts and notes receivable have been recorded in accordance with GAAP, are collectible in the ordinary course of business and are not subject to any setoff or counterclaim, other than as specifically reflected in the Elm Financial Statements or as would not be material to the Elm Business.  Any accounts payables of (i) the Transferred Subsidiaries (other than those payable to Evergreen Group members other than the Transferred Subsidiaries) or (ii) to the extent related to the Elm Business, the other members of the Evergreen Group that have become due have been paid in the ordinary course of business.  No extension of payment terms has been agreed with any creditor in relation to any accounts payable.

(e)The costs of the services to be provided by Evergreen under the Transition Services Agreement that have historically been allocated to the Elm Business, have been and will be determined in a consistent manner and methodology as the associated cost allocations on the Elm Financial Statements, and the costs of the services to be provided by Evergreen under the Transition Services Agreement shall be subject to the applicable caps set forth in the Transition Services Agreement. Such cost allocations on the Elm Financial Statements were determined on a basis reasonably related to the scope and nature of the services that were provided to the Elm Business during the applicable periods covered by such Elm Financial Statements.

Section 2.07Absence of Certain Developments.

(a)Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since the Elm Balance Sheet Date and through the date of the Put Option Agreement, the Evergreen Group has conducted the Elm Business in the ordinary course of business in all material respects.

(b)Since the Elm Balance Sheet Date, no Elm Business Material Adverse Effect has occurred.

(c)Since the Elm Balance Sheet Date and through the date of the Put Option Agreement, none of Evergreen, the Transferred Subsidiaries nor, to the extent related to the Elm Business, the other members of the Evergreen Group, has taken any action in the conduct of the

Elm Business that, if taken during the period from the date of the Put Option Agreement through the Closing, would constitute a breach of Section 6.01.

(d)The Evergreen Group has, in all material respects, made the headcount reductions and vendor expense reductions described in Schedule 2.07(d) of the Evergreen Disclosure Schedule.

Section 2.08Elm Specified Contracts.

(a)Schedule 2.08(a) of the Evergreen Disclosure Schedule contains a list, as of the date of the Put Option Agreement, of all outstanding Contracts (other than Transferred Subsidiary Benefit Plans or Evergreen Benefit Plans), of the following types to which the Transferred Subsidiaries or, to the extent related to the Elm Business and constituting a Transferred Asset or giving rise to an Assumed Liability, any other member of the Evergreen Group are a party to or bound:

(i)any Elm Specified Supply Agreements or Contracts with Elm Material Customers;

(ii)other than Contracts with travel suppliers and travel-related service providers, any Contract (or group of related Contracts) for the purchase, lease or sale of supplies, products or other Elm Personal Property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year and involved expenditures in excess of $2,000,000 during the twelve-month period ended December 31, 2019;

(iii)any Elm Real Property Lease required to be set forth on Schedule 2.09(c) of the Evergreen Disclosure Schedule;

(iv)any material Contract concerning a partnership, joint venture or similar agreement involving a sharing of profits or expenses (except for franchise, distributorship, network partner, sales agency or other similar Contracts);

(v)any Contract for the creation, incurrence, assumption or guarantee of any indebtedness in excess of $1,500,000 or under which any Lien (other than Permitted Liens under any clause of the definition thereof other than clause (j)) has been imposed on any of its assets, tangible or intangible;

(vi)any Contract for the advancement or loan of any cash or other property with a value in excess of $100,000 to any of its shareholders, directors, officers or employees;

(vii)any Contract that is material to the Elm Business (A) containing covenants relating to the operation of the Elm Business that would prohibit or materially restrict the ability of the Elm Business or any Transferred Subsidiary from competing in any line of business in any geographical region or with any Person, (B) providing for “exclusivity” or any similar requirement in favor of any other Person, (C) granting “most favored nation” or similar status to any other Person, (D) containing a non-solicitation or non-hire provision (other than customary non-solicitation and non-hire restrictions in favor of customers and consultants of the Elm Business in the ordinary course) or (E) granting to the counterparty any rights of first refusal, first negotiation, first offer or similar right, except in the case of clauses (B), (C), (D) and (E) as would not be material to the Elm Business;

(viii)any customer Contract providing for sign on bonuses or other incentives not yet paid exceeding $500,000;

(ix)any Contract (A) entered into since January 1, 2019, for the acquisition or sale of any of the assets (where such assets constitute a material amount of the assets of a business line or entity), equity securities or business lines of the Elm Business having an aggregate book value in excess of $1,000,000 individually or in the aggregate or (B) under which any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group has any ongoing obligations or Liabilities (including any indemnification, “earn-out” or other payment obligations) that would be material to the Elm Business;

(x)any client agreement to which a Governmental Entity is a party, which involves aggregate revenues for the 12-month period ended December 31, 2019 related to the Elm Business in excess of $2,000,000;

(xi)any Contract with Airlines Reporting Corporation or International Airlines Travel Agent Network or, to the extent such Contract is material to the Elm Business and, to the extent related to the Elm Business, any other member of the Evergreen Group and necessary to conduct the Elm Business in a particular jurisdiction, any Contract with a trade association;

(xii) (A) any license or licensing agreement or other Contract, in each case that is material to the Elm Business and provides for the use of any Intellectual Property (other than Contracts with respect to Off-the-Shelf Software), (B) any license or licensing agreement or other Contract in each case that is material to the Elm Business and under which any third party is permitted to use any Elm Owned Intellectual Property (other than non-exclusive licenses granted to customers of the Elm Business in the ordinary course of business that are limited to the respective customer’s use or receipt of Elm Products) or (C) any Elm IT Systems services agreement, such as an agreement for data centers, or hosting or maintenance of Software, that is material to the Elm Business and for which the spend is an aggregate annual or one-time fee in excess of $500,000 (other than Off-the-Shelf Software);

(xiii)any Contract relating to capital expenditure obligations which exceed $2,000,000 in the aggregate;

(xiv)any Collective Bargaining Agreement or other material labor-related agreement with any Employee Representative applicable to any Business Employee;

(xv)any (A) Transferred Subsidiary Agreement and (B) Elm Affiliate Arrangement;

(xvi)any Contract involving any resolution or settlement of any actual or, to Evergreen’s Knowledge, threatened (in writing) Action entered into since January 1, 2019, which (A) required or requires payment by any of the Transferred Subsidiaries or, to the extent constituting an Assumed Liability, any other member of the Evergreen Group in excess of $1,500,000 or (B) imposes continuing obligations on the Elm Business that are material to the Elm Business;

(xvii)any other Contract (or group of related Contracts), other than any Contract of the type described in clauses (i) through (xvi) above, which involves payments in excess of $3,000,000;

(xviii)the top ten (10) Contracts with partners (as measured by the revenues earned by the Elm Business during the calendar year ended December 31, 2019) related to the Egencia Global Alliance network; and

(xix)any Contract which contains a legally binding commitment to enter into any Contract of the type described in the foregoing clauses (i) through (xvii).

All Contracts of the type described in the foregoing clauses (i) through (xix) are, collectively, the “Elm Specified Contracts.”

(b)Evergreen (or its Representatives) has made available to Juniper and Sequoia copies of all Elm Specified Contracts (including any material amendments, modifications and supplements thereto), in each case, as in effect as of the date of the Put Option Agreement.  With respect to each Elm Specified Contract, (i) none of the Transferred Subsidiaries nor any other member of the Evergreen Group (if a party to such Elm Specified Contract) nor, to the Knowledge of Evergreen, any other party to any such Contract is in material breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any Transferred Subsidiary or such other member of the Evergreen Group or, to the Knowledge of Evergreen, any other party to such Contract, (ii) no Transferred Subsidiary has received written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by any Transferred Subsidiary or any other member of the Evergreen Group (if a party to such Elm Specified Contract) under any of the Elm Specified Contracts, (iii) except in the case of Material Elm Labor Agreements where such cancellation or termination is in the ordinary course of business or as set forth of Schedule 2.08(b) of the Evergreen Disclosure Schedule, none of the Elm Specified Contracts have been canceled or otherwise terminated, and no Transferred Subsidiary has received any written notice from any counterparty to such Elm Specified Contract that it intends to cancel or terminate such Elm Specified Contract and (iv) there is no pending or, to the Knowledge of Evergreen, threatened material dispute or material disagreement involving a Transferred Subsidiary or any other member of the Evergreen Group under any of the Elm Specified Contracts, nor is there any pending request that was made in writing for the material amendment or material modification of any of the Elm Specified Contracts.  Except as set forth on Schedule 2.08(b) of the Evergreen Disclosure Schedule or to the extent any such Elm Specified Contract has expired or has been terminated in accordance with its terms, each Elm Specified Contract is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Transferred Subsidiary or such other member of the Evergreen Group (if a party to such Elm Specified Contract) and, to the Knowledge of Evergreen, each other party thereto, subject in each case to the Bankruptcy and Equity Exception.

Section 2.09Properties.

(a)Except for immaterial defects in title or leasehold interests that do not materially interfere with the operation or use of such assets as they are operated or used on the Closing Date, the Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group, have good and valid title to, or a valid leasehold interest in, all of the tangible personal property held by the Transferred Subsidiaries and, to the extent constituting Transferred Assets or Assumed Liabilities, the other members of the Evergreen Group, as applicable, free and clear of all Liens (other than Permitted Liens) (such assets, the “Elm Personal Property”).  The Elm Personal Property, taken as a whole, is in all material respects in functional operating condition and repair (normal wear and tear excepted).  The Elm Personal Property is, in all material respects, in the condition necessary to continue the operation of the Elm Business in the manner conducted immediately prior to the Closing.

(b)No Transferred Subsidiary owns any fee simple interest in any real property.

(c)Schedule 2.09(c) of the Evergreen Disclosure Schedule sets forth a true, correct and complete list, as of the date of the Put Option Agreement, of all real property leased or subleased (or the jurisdictional equivalent) by (i) a Transferred Subsidiary or (ii) any other member of the Evergreen Group, to the extent primarily used in or necessary for the conduct of the Elm Business (clauses (i) and (ii) collectively, the “Elm Leased Real Property” and any lease, sublease, license, occupancy agreement or other similar agreement with respect to any such Elm Leased Real Property, an “Elm Real Property Lease”); provided, however, that solely for disclosure purposes and not for the purpose of modifying the definitions of Elm Leased Real Property and Elm Real Property Lease, Schedule 2.09(c) of the Evergreen Disclosure Schedule shall only be required to set forth such real property leased or subleased that provides for payments to or by a Transferred Subsidiary in excess of $170,000 annually.  With respect to each Elm Real Property Lease:

(i)Each Transferred Subsidiary and, to the extent related to the Elm Business, each member of the Evergreen Group that is identified as being a party to any Elm Real Property Lease has a valid, subsisting, binding and enforceable leasehold interest with respect to the applicable Elm Leased Real Property (subject to the Bankruptcy and Equity Exception), unimpaired by any acts or omissions of any of the Transferred Subsidiaries or, to the extent related to the Elm Business, the other members of the Evergreen Group and enjoys peaceful, exclusive and undisturbed possession in all material respects of the applicable Elm Leased Real Property, free and clear of any conditions that would constitute a nuisance or otherwise interfere in any material respect with the operation of the Elm Business.

(ii)The Elm Leased Real Property is, in all material respects, in good condition and repair and adequate for its current use, and to the Knowledge of Evergreen, there are no facts or conditions affecting any of the Elm Leased Real Property which would interfere in any significant respect with the current use, occupancy or operation thereof which interference would reasonably be expected to have an Elm Business Material Adverse Effect.  All facilities leased or subleased pursuant to an Elm Real Property Lease have received all material approvals of Governmental Entities (including material licenses and permits) required in connection with the operation thereof.

(iii)There are no Liens (other than Permitted Liens) affecting any of Transferred Subsidiaries’ or, to the extent related to the Elm Business, any other member of the Evergreen Group’s interests in any of the Elm Real Property Leases, except as specifically set forth in Schedule 2.09(c)(iii) of the Evergreen Disclosure Schedule.

(d)Evergreen has made available to Juniper and Sequoia copies (together with all amendments and modifications thereto) of all Elm Real Property Leases required to be set forth on Schedule 2.09(c) of the Evergreen Disclosure Schedule.

(e)None of the Elm Leased Real Property has suffered any material damage by fire or other casualty that has not heretofore been restored in all respects to a condition adequate for its current use.

(f)There is no actual or, to the Knowledge of Evergreen, pending imposition or any assessments for public improvements with respect to any of the Elm Leased Real Property, to the extent that any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group would be responsible for payment thereof under such Elm Real Property Lease, and to the Knowledge of Evergreen, no such improvements have been constructed or planned that would be paid for by means of assessments upon any of the Elm Leased Real Property.

(g)None of the Transferred Subsidiaries or, to the extent related to the Elm Business, the other members of the Evergreen Group has entered into any Contract to assign any of its rights under any Elm Real Property Lease or otherwise grant any right to use, possess, enjoy or occupy any of the Elm Leased Real Property.

Section 2.10Intellectual Property.

(a)Schedule 2.10(a) of the Evergreen Disclosure Schedule lists, as of the date of the Put Option Agreement, all issued Patents and pending Patent applications, all registered Trademarks and pending Trademark applications, all registered Copyrights and all Domain Names that are included in the Elm Owned Intellectual Property, indicating for each item (i) the current owner and in the case of Domain Names, the current recorded registrant, (ii) the jurisdiction where the application, registration or issuance is filed (as applicable) and (iii) the application, registration and issue number (as applicable).  All issued Patents, registered Trademarks and Domain Names included in the Elm Owned Intellectual Property are subsisting.  All issued Patents and registered Trademarks included in the Elm Owned Intellectual Property are, to the Knowledge of Evergreen, valid and enforceable.  All Patent applications and Trademark applications included in the Elm

Owned Intellectual Property listed on Schedule 2.10(a) of the Evergreen Disclosure Schedule are pending and in good standing, without challenge of any kind.  All filings have been made with, and all fees have been paid to, all Governmental Entities and domain name registrars to the extent due and necessary to prosecute and maintain the applications and registrations included in the Elm Owned Intellectual Property that are material to the Elm Business.

(b)Each item of material Intellectual Property that is used or held for use by the Elm Business is either (i) owned solely by the Transferred Subsidiaries or another member of the Evergreen Group, free and clear of any Liens (other than Permitted Liens), (ii) licensed to the Transferred Subsidiaries or another member of the Evergreen Group pursuant to a written license, or (iii) in the case of Domain Names which require local presence, owned solely by the Transferred Subsidiaries but registered in the name of a local party for the benefit of the Transferred Subsidiaries.  Except as disclosed on Schedule 2.10(b) of the Evergreen Disclosure Schedule, such Intellectual Property (except for material Intellectual Property licensed by a third party to a member of the Evergreen Group, which will be provided to the Transferred Subsidiaries pursuant to the Transition Services Agreement) will be available for use by the Transferred Subsidiaries immediately after the Closing Date on substantially the same or better terms as those under which the Transferred Subsidiaries or another member of the Evergreen Group owned or used such Intellectual Property immediately prior to the Closing Date.

(c)Since January 1, 2019, the operation of the Elm Business has not infringed, misappropriated or otherwise violated any third party’s Intellectual Property rights, except for such infringements, misappropriations or other violations that would not result in a Liability to the Transferred Subsidiaries that is material to the Elm Business.  No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Transferred Subsidiaries or another member of the Evergreen Group of any of the Elm Owned Intellectual Property or (ii) that the operation of the Elm Business, including the sale or license of Elm Products, infringes, misappropriates, or otherwise violates any third party’s Intellectual Property rights have been asserted against the Transferred Subsidiaries or any other member of the Evergreen Group in writing or, to the Knowledge of Evergreen, are threatened (in writing) by any Person.

(d)To the Knowledge of Evergreen, since January 1, 2019, no third party has infringed, misappropriated or otherwise violated rights of the Transferred Subsidiaries or any other members of the Evergreen Group in the Elm Owned Intellectual Property in a manner that was or is material to the Elm Business.

(e)All current and former employees and contractors of the Transferred Subsidiaries and each other member of the Evergreen Group who have developed or contributed to a portion of, or otherwise would have rights in or to, any Elm Owned Intellectual Property for the benefit of the Transferred Subsidiaries or another member of the Evergreen Group and that is material to the Elm Business have done so pursuant to an enforceable agreement (or equivalent provision by operation of Law) that validly and irrevocably assigns to the Transferred Subsidiaries or such other member of the Evergreen Group ownership of such party’s rights in and to such Elm Owned Intellectual Property.  No such current or former employees, or current or former contractors, have any right to payment with respect to the use of, or interest in, any Elm Owned Intellectual Property, other than with respect to ongoing salary or bonus payments to employees or fees payable to contractors under the terms of the applicable Contract or Law which either (i)

are not past due or (ii) with respect to which the failure to pay would not alter the Elm Business’s ownership in or use of any Elm Owned Intellectual Property.

(f)The Transferred Subsidiaries and each other member of the Evergreen Group have taken commercially reasonable measures to protect the proprietary nature of the Source Code and Trade Secrets included in the Elm Owned Intellectual Property that is material to the Elm Business, including by taking commercially reasonable measures to maintain the confidentiality thereof.  None of the Transferred Subsidiaries or the other members of the Evergreen Group is using any Elm Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Elm Owned Intellectual Property.

(g)No Elm Software contains or is derived from any Source Code that is subject to the provisions of any open source Software license that (i) requires, or conditions the use or distribution of such Elm Software on the disclosure, licensing or distribution of any Source Code for any portion of such Elm Software or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of any of the Transferred Subsidiaries or any other member of the Evergreen Group to use or distribute such Elm Software.

(h)Schedule 2.10(h) of the Evergreen Disclosure Schedule contains a true and complete list of the material Elm Software and identifies with respect to such Elm Software all other material Software (i) incorporated in or distributed or licensed with such Elm Software or (ii) necessary for the maintenance or support of such Elm Software (other than Off-the-Shelf Software).

(i)Except as provided in the Software License Agreement, the Transferred Subsidiaries are, or immediately after the Closing will be, in actual possession of and have exclusive control over a complete and correct copy of the Source Code for all Elm Software.  Neither the Transferred Subsidiaries nor, to the extent related to the Elm Business, any other member of the Evergreen Group has disclosed, delivered, licensed or otherwise made available, or has an obligation (whether contingent or otherwise) to disclose, deliver, license or otherwise make available any Source Code for the Elm Software to any Person other than employees of the Transferred Subsidiaries or, to the extent related to the Elm Business, another member of the Evergreen Group, on a need-to-know basis pursuant to valid and binding confidentiality and use restrictions.

(j)To the Knowledge of Evergreen, there has been no unauthorized disclosure of or access to the Source Code for any Elm Software, other than as expressly required by applicable Law, which would be material to the Elm Business.

(k)All Elm Software (i) complies, in all material respects, with all applicable Laws and (ii) conforms in all material respects to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in advertising and marketing materials and applicable specifications, user manuals, training materials and other related documentation.

Section 2.11Data Privacy and Cybersecurity.

(a)The Elm IT Systems do not contain any malware that would reasonably be expected to materially interfere with the ability of the Transferred Subsidiaries or, to the extent related to the Elm Business, the other members of the Evergreen Group to conduct the Elm Business, taken as a whole, or present a risk that is material to the Elm Business, of unauthorized access, Use, corruption, destruction or loss of any Personal Information or other non-public information.

(b)The Elm IT Systems are reasonably sufficient for the current needs of the Elm Business, including as to capacity, scalability and ability to process current peak volumes in a timely manner.

(c)The Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group, have implemented, maintained and tested commercially reasonable written information security, business continuity and backup and disaster recovery plans and procedures.  Since January 1, 2019, (i) there has been no failure, breakdown, persistent substandard performance, unauthorized access or Use, bug or virus or other event that, in each case, had or would have been expected to have had a material adverse effect on any of the Elm IT Systems; (ii) none of the Transferred Subsidiaries nor, to the extent related to the Elm Business, any other member of the Evergreen Group, has been notified in writing by any third Person (including pursuant to an audit of the Elm Business by such third Person) of, nor does Evergreen have any Knowledge of, any data security, information security or other technological deficiency with respect to the Elm IT Systems; and (iii) there has been no unauthorized access to Personal Information maintained by or on behalf of the Elm Business, in each case of (i), (ii) and (iii), that has caused or could reasonably be expected to cause any material disruption to the conduct of the Elm Business, taken as a whole, or present a material risk of unauthorized access, Use, corruption, destruction or loss of any Personal Information or other non-public information.  No material Elm Software contains any bug, defect or error that could reasonably be expected to materially adversely affect the value, functionality or performance of such Elm Software.

(d)Since January 1, 2019, (i) privacy statements regarding the Use of the Personal Information of individuals who are visitors to the websites or mobile applications of the Elm Business (“Elm Privacy Statements”) have been and are posted and accessible to individuals on each website or mobile application that is part of the Elm Business; and (ii) the Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group, have been and are in compliance in all material respects:  (A) with all Data Protection Laws applicable to such Use and (B) with the Elm Privacy Statements and contractual requirements that apply to such Use.

(e)Since January 1, 2019, the Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group have complied in all material respects with Data Protection Laws through the implementation and ongoing monitoring of appropriate written policies, logs, Contracts and procedures, including by safeguarding all transfers of personal data to and from third parties located outside the European Economic Area (“EEA”) or the United Kingdom by way of a valid data transfer mechanism under Data Protection Laws.  The Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group maintain accurate and up-to-date records of all their personal data processing activities which comply in all material respects with Data Protection Laws.

(f)Since January 1, 2019, none of the Transferred Subsidiaries nor, to the extent related to the Elm Business, any other member of the Evergreen Group nor any third Person working on behalf of any of them, has:

(i)received any material written claims, notices or complaints regarding such Person’s Use of any Personal Information of or pertaining to the Elm Business;

(ii)received any material written claims, notices or complaints alleging a violation of any individual’s privacy, personal or confidentiality rights under the Elm Privacy Statements or otherwise from any Person, including the Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity; or

(iii)suffered any actual or suspected material data breach with respect to Personal Information or cybersecurity incident.

(g)Neither this Agreement nor the transactions contemplated by this Agreement will violate the Elm Privacy Statements or applicable Law, and all Personal Information collected by the Transferred Subsidiaries, or, to the extent related to the Elm Business, any other member of the Evergreen Group, or any third Person working on behalf of any of them, from visitors to its or their websites or mobile applications is subject to such Elm Privacy Statements.

Section 2.12Insurance.

(a)Schedule 2.12(a) of the Evergreen Disclosure Schedule sets forth a true, accurate and complete list of (i) the material insurance programs (other than any Transferred Subsidiary Benefit Plan or Evergreen Benefit Plan) maintained by or for the benefit of any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group as of the date of the Put Option Agreement (“Elm Insurance Policies”), each of which has been made available to Juniper and Sequoia and (ii) all material claims made under the Elm Insurance Policies that arose out of the operation or conduct of the Elm Business since January 1, 2019.

(b)All the Elm Insurance Policies are in full force and effect and, to the Knowledge of Evergreen, are enforceable against the insurers named therein (subject to the Bankruptcy and Equity Exception), and all premiums that are due and payable with respect thereto have been paid in full.  Neither Evergreen nor any Transferred Subsidiary or any other member of the Evergreen Group has received any written notice of cancellation with respect to any of the Elm Insurance Policies.  No Transferred Subsidiary, Evergreen or, to the Knowledge of Evergreen, any other party to any Elm Insurance Policy is in material breach or default (including with respect to the payment of premiums) with respect to the terms and conditions of any Elm Insurance Policy.  The limits of each Elm Insurance Policy remain fully available, without any exhaustion or erosion, and there is no material claim pending under any Elm Insurance Policy as to which coverage has been questioned, denied or disputed by the insurer of any Elm Insurance Policy as of the date of the Put Option Agreement.  All claims and events, occurrences, acts, omissions, circumstances or disputes that would reasonably be expected to lead to a material claim under any Elm Insurance Policy have been properly and timely noticed, tendered or reported to the applicable insurer.

Section 2.13Litigation.  There are no Actions pending or, to the Knowledge of Evergreen, threatened (a) against any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, any of their respective officers or directors (in their capacities as such) or any of their respective properties or assets or (b) seeking remedies from any other member of the Evergreen Group in respect of conduct related to the Elm Business, that would in each case, individually or in the aggregate, reasonably be expected to (i) be material to the Elm Business or (ii) prevent or materially impair or materially delay the ability of each Transferred Subsidiary to perform its obligations under this Agreement or the consummation of the Transactions.  No Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group is subject to any outstanding material Order.  There is no pending or, to the Knowledge of Evergreen, threatened material investigation by any Governmental Entity relating to any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, or any of their respective properties or assets, that would, individually or in the aggregate, reasonably be expected to be material to the Elm Business.  There is no pending or threatened material Action by any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, against any third party.

Section 2.14Compliance with Laws.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Elm Business, each Transferred Subsidiary and, to the extent related to the Elm Business, each other member of the Evergreen Group is, and since January 1, 2019, has been, in compliance with all Laws.

Section 2.15Permits.  All material approvals, filings, permits, registrations, notifications, authorizations, exemptions, clearances, certifications and licenses issued or granted by Governmental Entities (collectively, “Elm Business Permits”) that are necessary to own or lease, operate and use the Elm Business’s assets and properties, or lawfully conduct the Elm Business, in all material respects, as presently owned, leased, operated, used or conducted are in full force and effect, and are being complied with, and, since January 1, 2019, have been complied with in all material respects.  No Action is pending or, to Evergreen’s Knowledge, threatened, that would reasonably be expected to result in the termination, revocation, cancellation, suspension, withdrawal or modification in any material adverse respect of any such Elm Business Permit or the imposition of any material fine, penalty or other sanction on any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group for violation of any applicable Elm Business Permit.

Section 2.16Environmental Matters.

(a)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Elm Business:

(i)Each Transferred Subsidiary, the Elm Business and, to the extent related to the Elm Business, any other member of the Evergreen Group, is in and, except for matters which have been fully resolved, has been in material compliance with all applicable Environmental Laws.

(ii)Each Transferred Subsidiary (A) possesses all material Environmental Permits necessary for the operation of the Elm Business as currently conducted, each of which is valid, binding, and in full force and effect, with no Actions pending or, to the Knowledge of Evergreen, threatened (in writing) that seek the revocation, cancellation, suspension or materially adverse modification of any such Environmental Permit, and no Environmental Permit will terminate as a result of the Closing and (B) is in material compliance with all terms and conditions of such Environmental Permits.

(iii)There are no material Actions pending or, to the Knowledge of Evergreen, threatened (in writing) against any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, pursuant to Environmental Laws.

(iv)No Transferred Subsidiary nor, to the extent related to the Elm Business, any other member of the Evergreen Group is subject to any material Order of any Governmental Entity pursuant to Environmental Laws that remains outstanding.

(v)There has been no Release of Hazardous Substances on any property currently or formerly leased or operated during each of the terms of a Transferred Subsidiary’s nor, to the extent related to the Elm Business, any other member of the Evergreen Group’s leases, in an amount and of a nature which has resulted or would reasonably be expected to result in a material violation of Environmental Laws, material Liability or a material Environmental Claim.

(vi)No Transferred Subsidiary nor, to the extent related to the Elm Business, any other member of the Evergreen Group has engaged in the Handling of Hazardous Substances except in material compliance with applicable Environmental Laws and in a manner that has not resulted in and is not reasonably likely to result in a material Environmental Claim.

(b)Evergreen has provided to Juniper and Sequoia all material written assessments, audits, investigations and sampling or similar reports in its possession relating to the environment or the presence or release of any Hazardous Substances at a property used by any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group.

Section 2.17Employee Benefit Plans.

(a)Schedule 2.17(a) of the Evergreen Disclosure Schedule contains a true and correct list identifying each material (i) Transferred Subsidiary Benefit Plan and (ii) Evergreen Benefit Plan to the extent applicable to any Business Employee(s), other than, in any case, (x) any plan or program maintained by a Governmental Entity to which a member of the Evergreen Group is required to contribute and which provides only the minimum required benefits pursuant to applicable Law, and (y) any employment or individual service agreement or offer letter that is consistent in all material respects with the applicable template made available to Juniper and Sequoia (clauses (x) and (y), the “Elm Excluded Plans”).

(b)Evergreen has made available to Juniper and Sequoia copies of (i) each material Transferred Subsidiary Benefit Plan or, in the case of any Non-U.S. Benefit Plan, a summary of the principal benefits available thereunder, (ii) each material Evergreen Benefit Plan or, in the case of any Non-U.S. Evergreen Benefit Plan, a summary of the principal benefits available thereunder to the extent applicable to any Business Employee(s), (iii) all most recent actuarial reports related to any Transferred Subsidiary Benefit Plan or Evergreen Benefit Plan that is a defined benefit pension plan, (iv) all material correspondence since January 1, 2019 with any Governmental Entity (if any) regarding any Transferred Subsidiary Benefit Plan or, if applicable to any Business Employee, any Evergreen Benefit Plan, other than (in any case) correspondence in the ordinary course and (v) with respect to any Transferred Subsidiary Benefit Plan and any Evergreen Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter and summary plan description, to the extent such summary plan description is required by applicable Law; provided that clauses (i) through (iii) shall not include any Elm Excluded Plans.

(c)Except as set forth on Schedule 2.17(c) of the Evergreen Disclosure Schedule, with respect to each Transferred Subsidiary Benefit Plan and, with respect to each Business Employee and Business Independent Contractor, each Evergreen Benefit Plan, each such Benefit Plan (i) has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Law, (ii) there are no actions, suits or claims pending (other than routine claims for benefits), or, to the Knowledge of Evergreen, threatened (in writing) against any such Benefit Plan or against any Transferred Subsidiary or any fiduciary of such Benefit Plan that would reasonably be expected to result in material Liability to the Transferred Subsidiaries, (iii) there is no pending or, to the Knowledge of Evergreen, threatened (in writing) Action involving any such Benefit Plan or any trust related thereto (other than routine claims for benefits) before any Governmental Entity that would reasonably be expected to result in material Liability to the Transferred Subsidiaries, (iv) except as would not have a material effect on the Transferred Subsidiaries, all contributions, reserves or premium payments required to be made or accrued as of the date of the Put Option Agreement to each such Benefit Plan have been timely made or accrued in accordance with GAAP, in each case based on the most recent data and (v) each such Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and, to the Knowledge of Evergreen, no event has occurred or condition exists that would reasonably be likely to adversely affect the tax-qualified status of each such Benefit Plan.

(d)No Transferred Subsidiary nor any of its ERISA Affiliates sponsors, maintains, contributes to or has any actual or potential Liability with respect to, and no Transferred Subsidiary Benefit Plan is (i) a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, (ii) a single employer plan or other pension plan subject to Title IV of ERISA, (iii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  No material liability under Title IV or Section 302 of ERISA has been incurred by any Transferred Subsidiary

(including as a result of being the ERISA Affiliate of another entity) that has not been satisfied in full, and no condition exists that presents a material risk to any Transferred Subsidiary (including as a result of being the ERISA Affiliate of another entity) of incurring any such liability, other than any liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(e)Except as set forth on Schedule 2.17(e) of the Evergreen Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) entitle any Business Employee or any Business Independent Contractor to any payment or compensation from a member of the Evergreen Group, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Business Employee or Business Independent Contractor under any Transferred Subsidiary Benefit Plan or any Evergreen Benefit Plan (as applicable), (iii) require any contributions or payments by any of the Transferred Subsidiaries to fund any obligations under any Transferred Subsidiary Benefit Plan, (iv) limit or restrict the right to amend, terminate or suspend any Transferred Subsidiary Benefit Plan or (v) result in any “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, being made to any Business Employee or Business Independent Contractor.  No Business Employee or Business Independent Contractor is entitled to receive any Tax gross-up payment as a result of any excise taxes imposed under Section 4999 or Section 409A of the Code.

(f)Each material Non-U.S. Benefit Plan (i) complies in all material respects with applicable Law, (ii) is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Benefit Plan is intended or required to be funded and/or book reserved, (iii) has been registered (to the extent required), and has been maintained in good standing in all material respects, with the applicable Governmental Entity having jurisdiction with respect to such Non-U.S. Benefit Plan, and (iv) if intended to qualify for special Tax treatment, meets all material requirements for such treatment.

(g)During the six (6) years prior to the date of this Agreement, no Transferred Subsidiary in the United Kingdom has ever:

(i)been an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993; or

(ii)been an “associate” of or “connected” with (with the meanings given to them in sections 435 and 249 of the United Kingdom Insolvency Act 1986 respectively) any person who is or has been an employer in relation to a pension scheme to which section 32, 43, 47 or 58 of the United Kingdom Pensions Act 2004 applies.

(h)To the Knowledge of Evergreen, no employee has previously transferred to any Transferred Subsidiary pursuant to the Automatic Transfer Laws who prior to such transfer participated, or who participates, in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

Section 2.18Labor Matters.

(a)Schedule 2.18(a) of the Evergreen Disclosure Schedule sets forth a complete and correct list, as of the date of the Put Option Agreement or an earlier date within the one-month period prior to the date of the Put Option Agreement, of each employee of the Evergreen Group who as an employee of the Evergreen Group, is wholly or primarily assigned to the Elm Business and/or otherwise wholly or principally provides services to, or is otherwise necessary to the operation of, the Elm Business (each, a “Business Employee”), along with each such Business Employee’s employee identification number, date of hire, employing entity, location of employment, job title, annual base salary or hourly wage rate, incentive compensation opportunity and exempt or non-exempt status.  Since January 1, 2021, neither Evergreen nor any other member of the Evergreen Group (including the Transferred Subsidiaries) have modified the terms and conditions of employment of any employee of the Evergreen Group in such a way (including in connection with any employee’s response to an internal job posting) that any such employee (i) who would have qualified as a Business Employee on or immediately prior to January 1, 2021 no longer qualifies as a Business Employee or (ii) who would not have qualified as a Business Employee on or immediately prior to January 1, 2021 now qualifies as a Business Employee.

(b)Schedule 2.18(b) of the Evergreen Disclosure Schedule sets forth a complete and correct list, as of the date of the Put Option Agreement or an earlier date within the one-month period prior to the date of the Put Option Agreement, of each individual independent contractor or contingent worker of the Evergreen Group who wholly or principally provides services to, or is otherwise necessary to the operation of, the Elm Business (each, a “Business Independent Contractor”), along with each such Business Independent Contractor’s identification number, country in which services are performed, and the entity engaging the services.

(c)Each Transferred Subsidiary and, with respect to each Business Employee, each member of the Evergreen Group is, and for the last three (3) years has been, in compliance in all respects with all applicable Laws and any Material Elm Labor Agreements relating to the Business Employees, except where the failure to so comply would not result in a Liability that is material to the Elm Business.

(d)Schedule 2.18(d) of the Evergreen Disclosure Schedules sets forth a list of (i) all Material Elm Labor Agreements (other than employment agreements with Senior Business Employees below the level of Vice President that are consistent in all material respects with the applicable template made available to Juniper and Sequoia) and (ii) each Employee Representative with respect to the employment of the Business Employees with the Transferred Subsidiaries or other member of the Evergreen Group (as applicable).  Except as set forth in Schedule 2.18(d) of the Evergreen Disclosure Schedule, (i) none of the Transferred Subsidiaries or the Evergreen Group (with respect to Business Employees) is a party to or bound by any material Collective Bargaining Agreements with any Employee Representative that pertains to Business Employees, and (ii) no Business Employees are represented by an Employee Representative with respect to their employment with the Transferred Subsidiaries or the Evergreen Group.

(e)Except as set forth in Schedule 2.18(e) of the Evergreen Disclosure Schedule, to the Knowledge of Evergreen, there are no, and since January 1, 2019 there have not been any, actual or threatened (in writing) material organizational campaigns, petitions or other unionizing activities involving any of the Business Employees and none of the Transferred Subsidiaries nor, with respect to any Business Employees, any other member of the Evergreen Group is, or has been since January 1, 2019, subject to any strikes, material work stoppages or material labor disputes.

(f)The Transferred Subsidiaries and, with respect to any Business Employees employed by any member of the Evergreen Group, such member of the Evergreen Group (as applicable), has satisfied any pre-signing legal or contractual requirement (in each case, if any) to provide notice to, or to enter into any consultation procedure with, any Employee Representative, which is representing any such Business Employee, in connection with the execution of this Agreement or the Restructuring and shall discharge prior to Closing any such requirement in respect of the transactions contemplated by this Agreement or the Restructuring.

(g)Except as set forth in Schedule 2.18(g) of the Evergreen Disclosure Schedule, since January 1, 2019, no Transferred Subsidiary nor any member of the Evergreen Group has engaged in temporary layoffs or furloughs of Business Employees outside the ordinary course of the Elm Business, including in connection with, or in response to, the COVID-19 pandemic.  No Transferred Subsidiary nor any member of the Evergreen Group has determined to engage in any layoffs or furloughs of Business Employees outside the ordinary course of the Elm Business, including in connection with, or in response to, the COVID-19 pandemic, whether temporary or permanent, within the next-subsequent six months immediately following the date of the Put Option Agreement.

Section 2.19Tax Matters.

(a)All material income and other Tax Returns that were required to be filed by the Transferred Subsidiaries, or otherwise with respect to the Elm Business, have been duly and timely filed, and all such Tax Returns were true, correct and complete in all material respects.  All material income and other Taxes of the Transferred Subsidiaries, or otherwise with respect to the Elm Business (whether or not shown as due on such Tax Returns) have been duly and timely paid.

(b)The Elm Balance Sheet reflects an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by the Transferred Subsidiaries, or otherwise with respect to the Elm Business, for all Pre-Closing Tax Periods accrued through the Elm Balance Sheet Date, and such reserve, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Transferred Subsidiaries in filing Tax Returns, shall reflect all material Taxes payable by the Transferred Subsidiaries, or otherwise with respect to the Elm Business, for all Pre-Closing Tax Periods accrued through the Closing Date, as determined as of the Closing Date.

(c)There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Transferred Subsidiaries.  The Transferred Subsidiaries and, to the extent related to the Elm Business, each other member of the Evergreen Group, have duly and timely deducted or withheld all material Taxes required to be deducted or withheld with respect to the Elm Business and have paid to the appropriate Governmental Entities all such deducted or withheld amounts in accordance with applicable Law.

(d)(i) No material Tax or Tax Return of any of the Transferred Subsidiaries, or otherwise with respect to the Elm Business, is the subject of any audit, examination or investigation by any Governmental Entity or otherwise the subject of any Action, (ii) there is no material dispute or claim pending with any Governmental Entity concerning any Tax Liability of any of the Transferred Subsidiaries, or otherwise with respect to the Elm Business, (iii) none of the Transferred Subsidiaries nor, to the extent related to the Elm Business, any other member of the Evergreen Group, has received any written notice of any threatened material dispute or claim with respect to any Tax Liability of any of the Transferred Subsidiaries or otherwise with respect to the Elm Business and (iv) there is no material written claim against any of the Transferred Subsidiaries, or otherwise with respect to the Elm Business, by any Governmental Entity in a jurisdiction where such entity does not file a particular type of Tax Return (or pay or collect a particular type of Tax imposed by that jurisdiction) that such entity is or may be subject to an obligation to file such type of Tax Return (or pay or collect such type of Tax).

(e)None of the Transferred Subsidiaries nor, to the extent related to the Elm Business, any other member of the Evergreen Group, (i) is a party to any Tax allocation or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code, (ii) has been a member of an Affiliated Group filing a consolidated, combined, unitary, group or similar Tax Return other than an Affiliated Group the common parent of which is any Transferred Subsidiary, or (iii) has any material Liability for the Taxes of any other Person other than Taxes of the Transferred Subsidiaries.

(f)None of the Transferred Subsidiaries will be required to include for Tax purposes in a taxable period ending after the Closing Date a material amount of taxable income, or exclude for Tax purposes any material item of deduction, attributable to income that accrued for Tax purposes in a Pre-Closing Tax Period but was not recognized in such period as a result of open transaction treatment, the installment method of accounting, the completed contract method of accounting, Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law), Section 965 of the Code, or as a result of prepaid amounts or deferred revenue received during a Pre-Closing Tax Period.

(g)Each of the Transferred Subsidiaries and, to the extent related to the Elm Business, each other member of the Evergreen Group, has maintained in all material respects, with respect to transfer pricing, proper intercompany agreements and concurrent and supporting documentation as required under applicable Law to the extent relating to material Taxes with respect to material intercompany transactions.

(h)Each of the Transferred Subsidiaries and, to the extent related to the Elm Business, each other member of the Evergreen Group, has, in all material respects, (i) collected all sales and use Taxes required to be collected under applicable Law and has remitted such amounts to the appropriate Governmental Entity and (ii) timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes under applicable Law.

(i)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Transferred Subsidiaries, or otherwise with respect to the Elm Business for any taxable period (except for such agreements for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), and no request for any such waiver or extension made by any Governmental Entity is currently pending.

(j)Within the past two (2) years, none of the Transferred Subsidiaries has been a “controlled corporation” or a “distributing corporation” in a distribution intended to qualify under Section 355 or Section 361 of the Code.

(k)None of the Transferred Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provisions of state, local or non-U.S. Law).

(l)Except as set forth on Schedule 2.19(l) of the Evergreen Disclosure Schedule, no Taxes of the Transferred Subsidiaries or otherwise with respect to the Elm Business (including the employer and employee portion of any payroll Taxes) have been deferred under the CARES Act.  None of the Transferred Subsidiaries or, to the extent related to the Elm Business, any member of the Evergreen Group, has applied for or received any “Paycheck Protection Program” payments or other loans, grants or similar financial assistance in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

(m)As of the date of the Put Option Agreement, Elm U.S. is classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(n)As of the date of the Put Option Agreement, (i) the aggregate gross basis of the assets of Elm U.S. is no more than $75,000,000 for U.S. federal income Tax purposes, (ii) the aggregate gross fair market value of the assets of Elm U.S. is no less than $500,000,000, and (iii) at least 75% of the aggregate gross fair market value of the assets of Elm U.S. is attributable to intangible assets that are amortizable under Section 197 of the Code.

(o)Evergreen is not aware of the existence of, nor does it have knowledge of any fact, agreement, plan or circumstance, nor has it taken or agreed to take any action, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Section 2.20Elm Affiliate Agreements.

(a)Schedule 2.20(a) of the Evergreen Disclosure Schedule sets forth a list, as of the date of the Put Option Agreement, of Contracts exclusively between or among (i) any Transferred Subsidiary and any other member(s) of the Evergreen Group (other than another Transferred Subsidiary) or (ii) any Transferred Subsidiary or, to the extent related to a Transferred Asset or Assumed Liability, any other member of the Evergreen Group, on the one hand, and any of the employees, directors or officers (or their Affiliates) of any member(s) of the Evergreen Group, on the other hand, other than Transferred Subsidiary Benefit Plans or Evergreen Benefit Plans and other compensation arrangements with directors, officers or employees in the ordinary course of business (collectively, the “Transferred Subsidiary Agreements”).

(b)None of the shareholders (excluding shareholders of Expedia Group, Inc. who hold less than five percent of the total voting power thereof), employees, officers or directors of any member of the Evergreen Group or any of the Transferred Subsidiaries, any member of their respective immediate families or any Affiliate of any of the foregoing is a party to any Contract or material transaction with any of the Transferred Subsidiaries other than (i) this Agreement and the Transaction Documents and Contracts entered into in connection with the Transactions, (ii) the Organizational Documents of the Transferred Subsidiaries, (iii) Contracts solely between or among Evergreen or its Transferred Subsidiaries, (iv) Contracts entered into in the ordinary course of business involving payments made on an arm’s-length basis during the course of any calendar year not in excess of $1,500,000, (v) Contracts terminated upon Closing for services to be provided under the Transaction Documents by the Evergreen Group, and (vi) Transferred Subsidiary Benefit Plans or Evergreen Benefit Plans and other compensation arrangements with directors, officers or employees in the ordinary course of business (the Contracts and arrangements described in the this clause (b) collectively, the “Elm Affiliate Arrangements”).

Section 2.21Anti-Corruption.

(a)Each Transferred Subsidiary and, to the extent related to the Elm Business, every other member of the Evergreen Group have for the past five (5) years, maintained adequate and appropriate written policies and procedures requiring that each such Person and, to the Knowledge of Evergreen, its and their Relevant Persons conduct their businesses in material conformity with Anti-Corruption Laws, Global Trade Laws and Regulations and Anti-Money Laundering Laws.  To the Knowledge of Evergreen, no Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group or any of their respective Relevant Persons, has been notified of an investigation for the past five (5) years, or is, to the Knowledge of Evergreen, subject to a pending investigation, in relation to any applicable Law, including Anti-Money Laundering Laws, Anti-Corruption Laws and Global Trade Laws and Regulations by any Governmental Entity, or, for the past five (5) years, has admitted to or been found to have engaged in any material violation of any Anti-Money Laundering Laws, Anti-Corruption Laws or Global Trade Laws and Regulations.

(b)Neither a Transferred Subsidiary nor, to the extent related to the Elm Business, any other member of the Evergreen Group, nor any of their respective Relevant Persons, has, in the last five years:

(i)materially violated, or directed any third party to perform any activity that would materially violate, any Anti-Corruption Laws, nor to the Knowledge of Evergreen, offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give, authorized the giving of anything of value, received or solicited (or, in each case, directed any third party to take such action) to or from any government official or to or from any Person under circumstances such that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person:  (A) for the purpose of (1) influencing any act or decision of a government official in their official capacity, (2) inducing a government official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing a government official to influence or affect any act or decision of any Governmental Entity or (5) assisting the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group, or any of their respective Relevant Persons, in obtaining or retaining business for or with, or directing business to, any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, or any of their respective Relevant Persons, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful means of obtaining business, or any unlawful advantage; or

(ii)(A) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any material alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law or (B) to Evergreen’s Knowledge, been the subject of current, pending or threatened investigation, inquiry or enforcement proceedings for material alleged violations of Anti-Corruption Laws, or otherwise received any notice, request or citation for any actual or potential material non-compliance with any Anti-Corruption Law.

(c)With respect to Elm Government Contracts:

(i)except as set forth in Schedule 2.21(c)(i) of the Evergreen Disclosure Schedule, there are no material Actions against the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group, with respect to any material Elm Government Contract;

(ii)no Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group is in material violation of any Law with respect to its services under any material Elm Government Contract to which any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group is a party; and

(iii)there is no material Action pending nor, to the Knowledge of Evergreen, threatened (in writing) against any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, their respective predecessors or any of their respective officers or employees with regard to services performed by such Transferred Subsidiary or other member of the Evergreen Group under any material Elm Government Contract under the U.S. Federal Criminal or Civil False Claims Acts, the U.S. False Statements Act, the U.S. Major Fraud Act or the U.S. Procurement Integrity Act, the U.S. Federal Acquisition Regulations, or the U.S. Defense Federal Acquisition Supplement.

(d)(i) None of the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group, or to the Knowledge of Evergreen any of their respective Relevant Persons, is currently a Restricted Party or is located, organized or resident in a Restricted Country, (ii) except as set forth in Schedule 2.21(d)(ii) of the Evergreen Disclosure Schedule, for the past five (5) years none of the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group, or, to the Knowledge of

Evergreen, any of their respective Relevant Persons, has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any material non-compliance with any Global Trade Laws and Regulations, been the subject of current, pending or threatened (in writing) material investigation, inquiry or enforcement proceedings for violations of Global Trade Laws and Regulations, or violated or received any notice, request or citation for any actual or potential material non-compliance with Global Trade Laws and Regulations, (iii) for the past five (5) years, none of the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group, or, to the Knowledge of Evergreen, any of their respective Relevant Persons has engaged in any dealings or transactions in or with a Restricted Party, nor is any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group currently engaged in any such activities and (iv) the Transferred Subsidiaries and, to the extent related to the Elm Business, any other member of the Evergreen Group, and, to the Knowledge of Evergreen, any of their respective Relevant Persons have obtained all applicable material import and export licenses and all other necessary and material licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, and all necessary and material registrations and filings required under applicable Global Trade Laws and Regulations.

(e)Except as would not be material to the Elm Business, no Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, nor, to the Knowledge of Evergreen, any of their respective Relevant Persons, has:

(i)violated any Anti-Money Laundering Laws (or instructed any third party to perform any activity that would violate Anti-Money Laundering Laws); or

(ii) (A) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Money Laundering Laws or (B) been the subject of current, pending or threatened (in writing) investigation, inquiry or enforcement proceedings for violations of Anti-Money Laundering Laws, or received any notice, request or citation for any actual or potential non-compliance with any Anti-Money Laundering Laws.

Section 2.22Suppliers.  Schedule 2.22 of the Evergreen Disclosure Schedule sets forth a true and correct list of the names of the twenty (20) largest suppliers in the aggregate across air, car, hotel and rail supply to the Elm Business (as measured by the gross booking volume during the calendar year ended December 31, 2019) (the “Elm Material Suppliers”, and agreements where the only members of the Evergreen Group that are party thereto are one or more Transferred Subsidiaries, the “Elm Specified Supply Agreements”).  Since January 1, 2019, none of Evergreen, none of the Transferred Subsidiaries or any other member of the Evergreen Group, has received written notice from any Elm Material Supplier under an Elm Specified Supply Agreement that such supplier will terminate, materially limit the content to which the Elm Business has access or cancel its business relationship with the Elm Business or will increase by more than 20% the price charged by such supplier in a manner that does not involve a contractual modification, and, to the Knowledge of Evergreen, no such Elm Material Supplier has threatened (in writing) to take any of the foregoing actions.

Section 2.23Elm Material Customers.  Schedule 2.23 of the Evergreen Disclosure Schedule sets forth a true and correct list of the names of the thirty-five (35) largest customers of the Elm Business (as measured by the revenues earned by the Elm Business during the calendar year ended December 31, 2019) (the “Elm Material Customers”).  Since January 1, 2019, none of Evergreen, the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group, has received written notice from any Elm Material Customer that such customer will terminate, materially adversely modify the nature and scope of or cancel its business relationship with the Elm Business and, to the Knowledge of Evergreen, no Elm Material Customer has threatened (in writing) to take any of the foregoing actions.

Section 2.24Sufficiency of Assets.

(a)Except as set forth on Schedule 2.24(a) of the Evergreen Disclosure Schedule, the assets, properties, employees and rights of the Transferred Subsidiaries and the other assets, properties, employees and services provided or made available to Sequoia or the Transferred Subsidiaries pursuant to this Agreement and the Transaction Documents, will, as of the Closing, comprise all of the material assets, properties, employees, rights and services that are necessary to permit Sequoia and the Transferred Subsidiaries to operate the Elm Business immediately following the Closing Date in substantially the same manner in all material respects as the Elm Business is currently being operated.  Subject to Section 6.17 and except as set forth on Schedule 2.24(a) of the Evergreen Disclosure Schedule, at the Closing, the Transferred Subsidiaries will have all material assets, properties and rights that are used in the operation or conduct of the Elm Business as it is currently being conducted.  Subject to Section 6.17, at the Closing, the Transferred Subsidiaries will, in all material respects, (i) have only those Liabilities that are attributable to the Elm Business as it is currently being conducted and (ii) not have any Liabilities that are attributable to the Retained Businesses.

(b)At the Closing, the Transferred Subsidiaries will not have any material assets, properties, employees or rights that are primarily used in the operation or conduct of the Retained Business.

(c)The services provided under the Transition Services Agreement with respect to the Excluded Shared Contracts will provide the Elm Business with the same services, in substantially the same manner in all material respects, that the Elm Business received under the Excluded Shared Contracts immediately prior to the Closing.

(d)The Elm Software used by the Elm Business is capable of scaling to transaction volume consistent with calendar year 2019 levels in all material respects.

Section 2.25COVID-19.  Schedule 2.25 of the Evergreen Disclosure Schedule sets forth a list of each COVID-19 related program offered or maintained by a Governmental Entity that any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, has applied for and not withdrawn, or received benefits under, which program imposes restrictions or Liabilities on such applicant, which list includes (a) the status of the application thereof, (b) the estimated amount of any loan, subsidy or other benefit applied for or received under such program and (c) the material restrictions on the equityholders of any Transferred Subsidiary in connection with any such program.

Section 2.26Brokers.  No broker, finder, investment banker or similar intermediary has acted for or on behalf of Evergreen, the Transferred Subsidiaries or any other member of the Evergreen Group in connection with this Agreement or the Transactions, and no broker, finder, investment banker or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission or compensation in connection herewith based on any arrangement with Evergreen, the Transferred Subsidiaries or any other member of the Evergreen Group or any action taken by any of them.  None of the Transferred Subsidiaries will incur or be responsible for, directly or indirectly, any Liability based on such arrangements.

Section 2.27Evergreen Debt and Lien Releases.  At or prior to the Closing, Evergreen will have obtained (a) (i) any required consents in connection with the Transactions, including the disposition of the Transferred Subsidiaries contemplated hereby, (ii) termination and release of all guarantees provided by the Transferred Subsidiaries, and (iii) termination and release of all Liens on the assets of, and, or capital stock of (or comparable interest in), the Transferred Subsidiaries and all other Transferred Assets, in each case, from the applicable counterparties relating to the debt documentation listed on Schedule 2.27 of the Evergreen Disclosure Schedule or incurred or guaranteed pursuant to Section 6.01(b)(i)(A), and (b) termination and release of all Liens referred to in clause (j) of the definition of “Permitted Liens” on the assets of, and, or capital stock of (or comparable interest in), the Transferred Subsidiaries and all other Transferred Assets (clauses (a) and (b), collectively, the “Evergreen Debt and Lien Releases”).

Section 2.28Products and Services.  The mapping plan of the Elm Business contained in Schedule 2.28 of the Evergreen Disclosure Schedule (the “Mapping Plan”) reflects and describes (i) all products and services sold or delivered by or on behalf of the Elm Business and includes for each such product and service its features and characteristics and (ii) for every such product and service all money flows behind each of them, to the extent that such flows are within the control of the Evergreen Group.  Except as provided in the Mapping Plan, there are no other products or services sold or delivered by or on behalf of the Transferred Subsidiaries and there is no other money flow behind each such product or service.

Section 2.29No Other Assets or Liabilities.

(a)Since their respective formations, the Companies (other than Elm U.S.) have not conducted any business or operations or employed or engaged any Person, other than to the extent (i) incidental to its formation, (ii) incidental to the acquisition or administration of its ownership of the Transferred Subsidiary Interests, (iii) incidental to the Restructuring Steps Paper or the transactions contemplated thereby or (iv) pursuant to the Transaction Documents and the Transactions.

(b)Since their respective formations, the Companies (other than Elm U.S.) have not had any Liabilities other than (a) those which are incidental to its formation or ownership of the Transferred Subsidiary Interests and which are not, individually or in the aggregate, material, (b) pursuant to the Restructuring Steps Paper or the transactions contemplated thereby, (c) pursuant to the Transaction Documents and the Transactions or (d) as set forth on Schedule 2.29(b) of the Evergreen Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SEQUOIA

Except as set forth in the Sequoia Disclosure Schedule (subject to Section 9.09), Sequoia represents and warrants to Evergreen and Juniper as of the date of the Put Option Agreement and as of the Closing Date:

Section 3.01Organization and Organizational Power.  Sequoia (a) is duly organized and validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently owned or conducted and (c) is qualified or licensed to do business as a foreign corporation or entity in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to (i) be material to its business or (ii) prevent, materially impair or materially delay (1) the ability of Sequoia to perform its obligations under the Transaction Documents or (2) the consummation of the Transactions.

Section 3.02Authorization; Valid and Binding Obligation.  The Sequoia Parties have all requisite corporate or other power and authority to execute and deliver this Agreement and the Transaction Documents, and to consummate the Transactions.  The execution, delivery and performance by each Sequoia Party that is a party to any Transaction Document, and the consummation of the Transactions, has been duly and validly authorized by all required corporate or other similar action on the part of such Sequoia Party and no other corporate or other similar actions, proceedings or approvals on its part is necessary to authorize the execution, delivery and performance of such Transaction Document by such Sequoia Party and the consummation of the Transactions.  Each Transaction Document to which a Sequoia Party is a party has been duly executed and delivered by such party, and assuming that such Transaction Document constitutes the legal, valid and binding obligation of each other party thereto that is not a member of the Sequoia Group, such Transaction Document constitutes a legal, valid and binding obligation of such Sequoia Party that is specified to be a party thereto, and is enforceable against such Person in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.  No vote or other approval of the equityholders of Sequoia is required in connection with the execution, delivery and performance by Sequoia of the Transaction Documents or to consummate the Transactions, whether by reason of applicable Law, Sequoia’s Organizational Documents, the rules and requirements of any securities exchange, or otherwise.

Section 3.03Juniper Contribution Consideration Interests; Title to Sequoia Group Equity Interests; Sequoia’s Subsidiaries.

(a)The Juniper Contribution Consideration Interests, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws).  Assuming the accuracy of the representations of Juniper in Article IV, the Juniper Contribution Consideration Interests will be issued in compliance with all applicable federal and state securities laws.

(b)Sequoia is, directly or indirectly, the beneficial and legal owner of, and has good and valid title to, the Sequoia Group Equity Interests directly or indirectly held by it as set forth on Schedule 3.03(d) of the Sequoia Disclosure Schedule, free and clear of all Liens (other than Liens created under applicable securities Laws).

(c)Each of Sequoia’s Subsidiaries and each other Sequoia Party (i) is a legal entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently owned or conducted and (iii) is qualified or licensed as a foreign corporation or entity to do business and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to (x) constitute a Sequoia Material Adverse Effect or (y) prevent, materially impair or materially delay the ability of each Sequoia Party to perform its obligations hereunder or thereunder or the consummation of the Transactions.  None of Sequoia’s Subsidiaries is in violation of, or in default under, its Organizational Documents.

(d)All of the Sequoia Group Equity Interests have been duly authorized and are validly issued, and, to the extent relevant under applicable Law, fully paid and non-assessable, free of Liens (other than Liens imposed under applicable securities Laws), and have not been issued in violation of any preemptive or similar rights or any applicable Law.  Schedule 3.03(d) of the Sequoia Disclosure Schedule sets forth, as of the date of the Put Option Agreement, a list of (i) each of Sequoia’s Subsidiaries, (ii) the number and type of Sequoia Group Equity Interests that are issued and outstanding for each of Sequoia and its Subsidiaries and for any options or profits interests, the applicable strike price and hurdle and (iii) the name of the record holder of each such Sequoia Group Equity Interest that is issued and outstanding.  The Sequoia Group Equity Interests constitute all of the outstanding capital stock of (or comparable interest in) Sequoia and its Subsidiaries.  Either Sequoia, or one or more of Sequoia’s Subsidiaries holds of record and owns beneficially all of the outstanding shares of capital stock of (or comparable interest in) each of Sequoia’s Subsidiaries, free and clear of any Liens (other than Liens imposed under applicable securities Laws), and there are, and at all times prior to the Closing there will be, no equity securities of any of Sequoia or its Subsidiaries issued, reserved for issuance or outstanding other than as set forth on Schedule 3.03(d) of the Sequoia Disclosure Schedule, and no outstanding options, conversion rights, warrants or other rights in existence to acquire, or to require any of Sequoia or its Subsidiaries to issue, purchase or acquire, any shares of the capital stock or other securities of any of Sequoia or its Subsidiaries or obligate Sequoia or any other member of the Sequoia Group to issue or sell any Sequoia Group Equity Interests, other than pursuant to this Agreement and the other Transaction Documents.

(e)Other than this Agreement and the Sequoia SHA (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the Sequoia Group Equity Interests and (ii) there are no agreements or understandings to which Sequoia, any of its Subsidiaries or other member of the Sequoia Group is a party, by which Sequoia, any of its Subsidiaries or such other member of the Sequoia Group is bound or of which Sequoia has Knowledge relating to the repurchase, redemption, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights, registration rights or similar rights) of the Sequoia Group Equity Interests, or any other investor rights, including, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants, in each case, with respect to any of Sequoia or its Subsidiaries.

(f)None of Sequoia or any of its Subsidiaries owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than another of Sequoia’s Subsidiaries.

(g)There are no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter on which the stockholders or equityholders of Sequoia or its Subsidiaries may vote.

(h)The accounting registers, Books and Records of Sequoia and each Subsidiary thereof, including for the avoidance of doubt, copies of all Contracts, written correspondence and any other documents of Sequoia or such Subsidiary, have been maintained in accordance with applicable Law in all material respects, and are maintained in such a way that such materials are, and will be immediately after the Closing, reasonably accessible to Sequoia or its Subsidiaries in all material respects.

Section 3.04No Defaults or Conflicts.  The execution and delivery by Sequoia and each other applicable member of the Sequoia Group of this Agreement and each Transaction Document to which it will be a party and the consummation of the Transactions do not, and the performance by it of its obligations hereunder and thereunder will not, (a) constitute or result in a conflict, breach or violation of or default under the applicable Organizational Documents of Sequoia or any member of the Sequoia Group that is a party to any Transaction Document (including any of Sequoia’s Subsidiaries), (b) except as described in Section 3.05, conflict with or violate any existing Law or Order applicable to Sequoia or any member of the Sequoia Group that is a party to any Transaction Document (including any of Sequoia’s Subsidiaries), (c) require any consent or other action under, result in a violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, suspension, cancellation or acceleration of, result (immediately or with notice or lapse of time or both) in triggering an obligation to pay any consideration, royalties or other amounts in excess of those amounts otherwise owed by Sequoia or any of its Subsidiaries immediately prior to the Closing, or result in the loss of any right or benefit to which Sequoia or any of its Subsidiaries is entitled under, any Contract by which any of Sequoia or any of its Subsidiaries, or any property or asset of Sequoia or any of its Subsidiaries, is bound or affected or (d) result (immediately or with notice or lapse of time or both) in the creation of any Lien (other than Permitted Liens) on any of Sequoia or its Subsidiaries’ properties, rights or assets, except, in the case of clauses (b), (c) and (d), for any such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to (i) be material to Sequoia and its Subsidiaries (taken as a whole) or (ii) prevent, materially impair or materially delay (1) the ability of Sequoia and each other applicable member of the Sequoia Group that is a party to a Transaction Document to perform their respective obligations thereunder or (2) the consummation of the Transactions.

Section 3.05Governmental Consents.  Other than the expiration or termination of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits, non-objections and authorizations under the HSR Act and other applicable Antitrust Laws, no authorization, Order or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by any member of the Sequoia Group in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which they will be a party and the consummation of the Transactions, except for any authorizations, approvals, notice or filings with any Governmental Entity or other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to Sequoia and its Subsidiaries (taken as a whole) or (ii) prevent, materially impair or materially delay (1) the ability of Sequoia and each other Sequoia Party to perform their respective obligations under the Transaction Documents or (2) the consummation of the Transactions.

Section 3.06Financial Statements.

(a)The Sequoia Financial Statements are attached to Schedule 3.06(a) of the Sequoia Disclosure Schedule.  The Sequoia Financial Statements present fairly, in all material respects, the financial condition of Sequoia and its Subsidiaries (taken as a whole) as of their respective dates, and the results of their consolidated operations for the periods indicated, in each case prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, with only such deviations from such accounting principles and/or their consistent application as are referred to in the schedules and notes to the Sequoia Financial Statements.

(b)Except (i) as reflected and reserved against on the Sequoia Most Recent Balance Sheet, (ii) as incurred in the ordinary course of business since the Sequoia Most Recent Balance Sheet Date (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation), (iii) as incurred in connection with this Agreement or the Transactions, (iv) for Liabilities that are not required by GAAP to be reflected on the Sequoia Most Recent Balance Sheet or (v) as disclosed in Schedule 3.06(b) of the Sequoia Disclosure Schedule, neither Sequoia nor any of its Subsidiaries has any material Liabilities.

(c)The Sequoia Group maintains a system of internal accounting controls over financial reporting that applies to the business of Sequoia and its Subsidiaries and provides reasonable assurance that all transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit preparation of the financial statements of the business of Sequoia and its Subsidiaries in accordance with GAAP and to maintain accountability for assets.  The Sequoia Financial Statements have been prepared from, and are consistent in all material respects with, the Books and Records of Sequoia.  No director or officer or, to Sequoia’s Knowledge, auditor or accountant of any member of the Sequoia Group has received or otherwise had or obtained knowledge of (x) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, internal controls, methodologies or methods of Sequoia or any of its Subsidiaries which has not been remedied or (y) any fraud that involves any director, officer or employee of Sequoia or any of its Subsidiaries.

(d)The accounts and notes receivable of Sequoia and its Subsidiaries represent amounts receivable in respect of bona fide transactions.  Such accounts and notes receivable have been recorded in accordance with GAAP, are collectible in the ordinary course of business and are not subject to any setoff or counterclaim, other than as specifically reflected in the Sequoia Financial Statements or as would not be material to Sequoia and its Subsidiaries (taken as a whole).  Any accounts payable of Sequoia and its Subsidiaries that have become due have been paid in the ordinary course of business.  No extension of payment terms has been agreed with any creditor in relation to any accounts payable.

Section 3.07Absence of Certain Developments.

(a)Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since the Sequoia Most Recent Balance Sheet Date and through the date of the Put Option Agreement, Sequoia and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

(b)Since the Sequoia Most Recent Balance Sheet Date, no Sequoia Material Adverse Effect has occurred.

(c)Since the Sequoia Most Recent Balance Sheet Date and through the date of the Put Option Agreement, none of Sequoia nor any of its Subsidiaries has taken any action in the conduct of the business of Sequoia and its Subsidiaries that, if taken during the period from the date of the Put Option Agreement through the Closing, would constitute a breach of Section 6.02.

(d)Sequoia and its Subsidiaries have, in all material respects, made the headcount reductions described in Schedule 3.07(d) of the Sequoia Disclosure Schedule.

Section 3.08Sequoia Specified Contracts.

(a)Schedule 3.08(a) of the Sequoia Disclosure Schedule contains a list, as of the date of the Put Option Agreement, of all outstanding Contracts (other than Sequoia Benefit Plans), of the following types to which Sequoia or any of its Subsidiaries are a party to or bound:

(i)Agreements with Sequoia Material Customers;

(ii)any material Contract concerning a partnership, joint venture or similar agreement involving a sharing of profits or expenses (except for franchise, distributorship, network partner, sales agency or other similar Contracts);

(iii)any Contract under which Sequoia or any of its Subsidiaries has created, incurred, assumed or guaranteed any indebtedness in excess of $10,000,000 or under which Sequoia or any of its Subsidiaries has imposed a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(iv)any Contract that is material to Sequoia or any of its Subsidiaries (taken as a whole) (A) containing covenants relating to the operation of the business of Sequoia and its Subsidiaries that would prohibit or materially restrict the ability of Sequoia or any of its Subsidiaries from competing in any line of business in any geographical region or with any Person, (B) providing for “exclusivity” or any similar requirement in favor of any other Person, (C) granting “most favored nation” or similar status to any other Person, (D) containing a non-solicitation or non-hire provision (other than customary non solicitation and non-hire restrictions in favor of Sequoia customers and consultants in the ordinary course) or (E) granting to the counterparty any rights of first refusal, first negotiation, first offer or similar right, except in the case of clauses (B), (C), (D) and (E) as would not be material to the business of Sequoia and its Subsidiaries (taken as a whole);

(v)any Contract entered into since January 1, 2019, for the acquisition or sale of any of the assets (where such assets constitute all or substantially all of the assets of a business line or entity), equity securities or business lines of the business of Sequoia and its Subsidiaries having an aggregate book value in excess of $5,000,000 individually or in the aggregate or under which Sequoia or any of its Subsidiaries has any ongoing obligations or Liabilities (including any indemnification, “earn-out” or other payment obligations) that would be material to Sequoia and its Subsidiaries, taken as a whole;

(vi)any Contract relating to capital expenditure obligations of Sequoia or any of its Subsidiaries which exceed $6,000,000 in the aggregate;

(vii)any Contract which contains a legally binding commitment to enter into any Contract of the type described in the foregoing clauses (i) through (vi); and

(viii)All Contracts of the type described in the foregoing clauses (i) through (vii) are, collectively, the “Sequoia Specified Contracts.”

(b)Sequoia (or its Representatives) has made available to Evergreen copies of all Sequoia Specified Contracts (including any material amendments, modifications and supplements thereto), in each case, as in effect as of the date of the Put Option Agreement.  With respect to each Sequoia Specified Contract, (i) neither Sequoia nor any of its Subsidiaries nor, to the Knowledge of Sequoia, any other party to any such Contract is in material breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by Sequoia or any of its Subsidiaries or, to the Knowledge of Sequoia, any other party to such Contract, (ii) neither Sequoia nor any of its Subsidiaries has received written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by Sequoia or any of its Subsidiaries under any of the Sequoia Specified Contracts, (iii) except in the case of Material Sequoia Labor Agreements where such cancellation or termination is in the ordinary course of business or as set forth of Schedule 3.08(b) of the Sequoia Disclosure Schedule, none of the Sequoia Specified Contracts have been canceled or otherwise terminated, and neither Sequoia nor any of its Subsidiaries has received any written notice from any counterparty to such Sequoia Specified Contract that it intends to cancel or terminate such Sequoia Specified Contract and (iv) there is no pending or, to the Knowledge of Sequoia, threatened (in writing) material dispute or material disagreement involving Sequoia or any of its Subsidiaries under any of the Sequoia Specified Contracts, nor is there any pending request that was made in writing for the material amendment or material modification of any of the Sequoia Specified Contracts.  Except as set forth on Schedule 3.08(b) of the Sequoia Disclosure Schedule or to the extent any such Sequoia Specified Contract has expired or has been terminated in accordance with its terms, each Sequoia Specified Contract is in full force and effect and constitutes a legal, valid and binding obligation of Sequoia or its applicable Subsidiary and, to the Knowledge of Sequoia, each other party thereto, subject in each case to the Bankruptcy and Equity Exception.

Section 3.09Intellectual Property.

(a)Schedule 3.09(a) of the Sequoia Disclosure Schedule lists, as of the date of the Put Option Agreement, all registered Trademarks and pending Trademark applications, all pending Patent applications and all Domain Names that are owned by Sequoia or any of its Subsidiaries, indicating for each item (i) the current owner (ii) the jurisdiction where the application or registration is filed (as applicable) and (iii) the application and registration number (as applicable).  All registered Trademarks included in the Sequoia Owned Intellectual Property are subsisting and, to the Knowledge of Sequoia, valid and enforceable.  All Patent applications and Trademark applications included in the Sequoia Owned Intellectual Property listed on Schedule 3.09(a) of the Sequoia Disclosure Schedule are pending and in good standing without challenge of any kind.  All filings have been made with, and all fees have been paid to, all Governmental Entities and domain name registrars to the extent due and necessary to prosecute and maintain the applications and registrations included in the Sequoia Owned Intellectual Property that are material to the business of Sequoia.

(b)Each item of material Intellectual Property that is used or held for use by Sequoia is either (i) owned solely by Sequoia or any of its Subsidiaries, free and clear of any Liens (other than Permitted Liens), (ii) licensed to Sequoia or any of its Subsidiaries pursuant to a written license, or (iii) in the case of Domain Names which require local presence, owned solely by Sequoia or any of its Subsidiaries but registered in the name of a local party for the benefit of Sequoia or any of its Subsidiaries.

(c)Since January 1, 2019, the operation of the business of Sequoia and its Subsidiaries has not infringed, misappropriated or otherwise violated any third party’s Intellectual Property rights, except for such infringements, misappropriations or other violations that would not result in a Liability to Sequoia or any of its Subsidiaries that is material to Sequoia and its Subsidiaries, taken as a whole.  No claims (i) challenging the validity, enforceability, effectiveness or ownership by Sequoia or any of its Subsidiaries of any of the Sequoia Owned Intellectual Property or (ii) that the operation of the business of Sequoia and its Subsidiaries, including the sale or license of Sequoia Products, infringes, misappropriates, or otherwise violates any third party’s Intellectual Property rights have been asserted against Sequoia or any of its Subsidiaries in writing or, to the Knowledge of Sequoia, are threatened (in writing) by any Person.

(d)To the Knowledge of Sequoia, since January 1, 2019, no third party has infringed, misappropriated or otherwise violated rights of Sequoia or any of its Subsidiaries in the Sequoia Owned Intellectual Property in a manner that was or is material to the business of Sequoia and its Subsidiaries, taken as a whole.

(e)All current and former employees and contractors of Sequoia and any of its Subsidiaries who have developed or contributed to a portion of, or otherwise would have rights in or to, any Sequoia Owned Intellectual Property for the benefit of Sequoia or any of its Subsidiaries and that is material to the business of Sequoia and its Subsidiaries have done so pursuant to an enforceable agreement (or equivalent provision by operation of Law) that validly and irrevocably assigns to Sequoia or any of its Subsidiaries ownership of such party’s rights in and to such Sequoia Owned Intellectual Property. No such current or former employees, or current or former contractors, have any right to payment with respect to the use of, or interest in, any Sequoia Owned

Intellectual Property, other than with respect to ongoing salary or bonus payments to employees or fees payable to contractors under the terms of the applicable Contract or Law which either (i) are not past due or (ii) with respect to which the failure to pay would not alter Sequoia’s or any of its Subsidiaries’ ownership in or use of any Sequoia Owned Intellectual Property.

(f)Sequoia and each of its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Source Code and Trade Secrets included in the Sequoia Owned Intellectual Property that is material to the business of Sequoia and its Subsidiaries, including by taking commercially reasonable measures to maintain the confidentiality thereof.  Neither Sequoia nor its Subsidiaries are using any Sequoia Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Sequoia Owned Intellectual Property.

(g)No Sequoia Software contains or is derived from any Source Code that is subject to the provisions of any open source Software license that (i) requires, or conditions the use or distribution of such Sequoia Software on the disclosure, licensing or distribution of any Source Code for any portion of such Sequoia Software or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of Sequoia or any of its Subsidiaries to use or distribute such Sequoia Software.

(h)Schedule 3.09(h) of the Sequoia Disclosure Schedule contains a true and complete list of the material Sequoia Software and identifies with respect to such Sequoia Software all other material Software (i) incorporated in or distributed or licensed with such Sequoia Software or (ii) necessary for the maintenance or support of such Sequoia Software (other than Off-the-Shelf Software).

(i)Neither Sequoia nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, or has an obligation (whether contingent or otherwise) to disclose, deliver, license or otherwise make available any Source Code for the Sequoia Software to any Person other than employees of Sequoia or its Subsidiaries on a need-to-know basis pursuant to valid and binding confidentiality and use restrictions.

(j)To the Knowledge of Sequoia, there has been no unauthorized disclosure of or access to the Source Code for any Sequoia Software, other than as expressly required by applicable Law, which would be material to the operation of the business of Sequoia and its Subsidiaries.

(k)All Sequoia Software (i) complies, in all material respects, with all applicable Laws and (ii) conforms in all material respects to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in advertising and marketing materials and applicable specifications, user manuals, training materials and other related documentation.

Section 3.10Data Privacy and Cybersecurity.

(a)The Sequoia IT Systems do not contain any malware that would reasonably be expected to materially interfere with the ability of Sequoia and its Subsidiaries to conduct the business of Sequoia, taken as a whole, or present a risk that is material to Sequoia and its

Subsidiaries, taken as a whole, of unauthorized access, Use, corruption, destruction or loss of any Personal Information or other non-public information.

(b)The Sequoia IT Systems are reasonably sufficient for the current needs of Sequoia and its Subsidiaries, including as to capacity, scalability and ability to process current peak volumes in a timely manner.

(c)Sequoia and its Subsidiaries have implemented, maintained and tested commercially reasonable written information security, business continuity and backup and disaster recovery plans and procedures.  Since January 1, 2019, (i) there has been no failure, breakdown, persistent substandard performance, unauthorized access or Use, bug or virus or other event that, in each case, had or would have been expected to have had a material adverse effect on any of the Sequoia IT Systems; (ii) neither Sequoia nor its Subsidiaries have been notified in writing by any third Person (including pursuant to an audit of the business of Sequoia and its Subsidiaries by such third Person) of, nor does Sequoia have any Knowledge of, any data security, information security or other technological deficiency with respect to the Sequoia IT Systems; and (iii) there has been no unauthorized access to Personal Information maintained by or on behalf of Sequoia and its Subsidiaries, in each case of (i), (ii) and (iii), that has caused or could reasonably be expected to cause any material disruption to the conduct of the business of Sequoia and its Subsidiaries, taken as a whole, or present a material risk of unauthorized access, Use, corruption, destruction or loss of any Personal Information or other non-public information.  No material Sequoia Software contains any bug, defect or error that could reasonably be expected to materially adversely affect the value, functionality or performance of such Sequoia Software.

(d)Since January 1, 2019, (i) privacy statements regarding the Use of the Personal Information of individuals who are visitors to the websites or mobile applications of Sequoia and its Subsidiaries (“Sequoia Privacy Statements”) have been and are posted and accessible to individuals on each website or mobile application of Sequoia and its Subsidiaries; and (ii) Sequoia and its Subsidiaries have been and are in compliance in all material respects: (A) with all Data Protection Laws applicable to such Use and (B) with the Sequoia Privacy Statements and contractual requirements that apply to such Use.

(e)Since January 1, 2019, Sequoia and its Subsidiaries have complied in all material respects with Data Protection Laws through the implementation and ongoing monitoring of appropriate written policies, logs, Contracts and procedures, including by safeguarding all transfers of personal data to and from third parties located outside the EEA or the United Kingdom by way of a valid data transfer mechanism under Data Protection Laws.  Sequoia and its Subsidiaries maintain accurate and up-to-date records of all their personal data processing activities which comply in all material respects with Data Protection Laws.

(f)Since January 1, 2019, neither Sequoia nor its Subsidiaries nor any third Person working on behalf of any of them, has:

(i)received any material written claims, notices or complaints regarding such Person’s Use of any Personal Information of or pertaining to Sequoia or its Subsidiaries;

(ii)received any material written claims, notices or complaints alleging a violation of any individual’s privacy, personal or confidentiality rights under the Sequoia Privacy Statements or otherwise from any Person, including the Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity; or

(iii)suffered any actual or suspected material data breach with respect to Personal Information or cybersecurity incident.

(g)Neither this Agreement nor the transactions contemplated by this Agreement will violate the Sequoia Privacy Statements or applicable Law, and all Personal Information collected by Sequoia and its Subsidiaries or any third Person working on behalf of any of them from visitors to its or their websites or mobile applications is subject to such Sequoia Privacy Statements.

Section 3.11Insurance.

(a)Schedule 3.11(a) of the Sequoia Disclosure Schedule sets forth a true, accurate and complete list of (i) the material insurance programs maintained by or for the benefit of Sequoia and its Subsidiaries as of the date of the Put Option Agreement (the “Sequoia Insurance Policies”), each of which has been made available to Evergreen, and (ii) all material claims made under the Sequoia Insurance Policies that arose out of the operation or conduct of the business of Sequoia and its Subsidiaries since January 1, 2019.

(b)All the Sequoia Insurance Policies are in full force and effect and, to the Knowledge of Sequoia, are enforceable against the insurers named therein (subject to the Bankruptcy and Equity Exception), and all premiums that are due and payable with respect thereto have been paid in full.  Neither Sequoia nor any of its Subsidiaries has received any written notice of cancellation with respect to any of the Sequoia Insurance Policies.  Neither Sequoia nor any of its Subsidiaries or, to the Knowledge of Sequoia, any other party to any Sequoia Insurance Policy is in material breach or default (including with respect to the payment of premiums) with respect to the terms and conditions of any Sequoia Insurance Policy.  The limits of each Sequoia Insurance Policy remain fully available, without any exhaustion or erosion, and there is no material claim pending under any Sequoia Insurance Policies as to which coverage has been questioned, denied or disputed by the applicable insurer of any Sequoia Insurance Policy as of the date of the Put Option Agreement.  All claims and, to the Knowledge of Sequoia, events that would reasonably be expected to lead to a material claim under any Sequoia Insurance Policy have been timely reported to the applicable insurer.

Section 3.12Litigation.  There are no Actions pending or, to the Knowledge of Sequoia, threatened (a) against Sequoia or any of its Subsidiaries or, any of its or their respective officers or directors (in their capacities as such) or any of its or their respective properties or assets or (b) seeking remedies from any other member of the Sequoia Group in respect of conduct related to the business of Sequoia and its Subsidiaries that would in each case, individually or in the aggregate, reasonably be expected to (i) be material to Sequoia and its Subsidiaries, taken as a whole or (ii) prevent or materially impair or materially delay the ability of Sequoia to perform its obligations under this Agreement or the consummation of the Transactions.  Neither Sequoia nor any of its Subsidiaries is subject to any outstanding material Order.  There is no pending or, to the

Knowledge of Sequoia, threatened material investigation by any Governmental Entity relating to Sequoia or any of its Subsidiaries or its or their properties or assets, that would, individually or in the aggregate, reasonably be expected to be material to Sequoia and its Subsidiaries, taken as a whole.  There is no pending or threatened material Action by Sequoia or any of its Subsidiaries against any third party.

Section 3.13Compliance with Laws.  Except as would not, individually or in the aggregate, reasonably be expected to be material to Sequoia and its Subsidiaries, taken as a whole, Sequoia and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Laws.

Section 3.14Permits.  All material approvals, filings, permits, registrations, notifications, authorizations, exemptions, clearances, certifications and licenses issued or granted by Governmental Entities (collectively, “Sequoia Business Permits”) that are necessary to own or lease, operate and use its assets and properties, or lawfully conduct the business of Sequoia and its Subsidiaries, in all material respects, as presently owned, leased, operated, used or conducted are in full force and effect, and are being complied with, and, since January 1, 2019, have been complied with in all material respects.  No Action is pending or, to Sequoia’s Knowledge, threatened, that would reasonably be expected to result in the termination, revocation, cancellation, suspension, withdrawal or modification in any material adverse respect of any such Sequoia Business Permit or the imposition of any material fine, penalty or other sanction on Sequoia or any of its Subsidiaries for violation of any applicable Sequoia Business Permit.

Section 3.15Environmental Matters.

(a)Except as would not, individually or in the aggregate, reasonably be expected to be material to Sequoia and its Subsidiaries, taken as a whole:

(i)Each of Sequoia and its Subsidiaries is in and, except for matters which have been fully resolved, has been in material compliance with all applicable Environmental Laws.

(ii)Each of Sequoia and its Subsidiaries (A) possesses all material Environmental Permits necessary for the operation of the business of Sequoia and its Subsidiaries as currently conducted, each of which is valid, binding, and in full force and effect, with no Actions pending or, to the Knowledge of Sequoia, threatened (in writing) that seek the revocation, cancellation, suspension or materially adverse modification of any such Environmental Permit, and no Environmental Permit will terminate as a result of the Closing and (B) is in material compliance with all terms and conditions of such Environmental Permits.

(iii)There are no material Actions pending or, to the Knowledge of Sequoia, threatened (in writing) against Sequoia or any of its Subsidiaries pursuant to Environmental Laws.

(iv)Neither Sequoia nor any of its Subsidiaries is subject to any material Order of any Governmental Entity pursuant to Environmental Laws that remains outstanding.

(v)There has been no Release of Hazardous Substances on any property currently or formerly leased or operated during each of the terms of any of Sequoia’s or any Subsidiary of Sequoia’s leases, in an amount and of a nature which has resulted or would reasonably be expected to result in a material violation of Environmental Laws, material Liability or a material Environmental Claim.

(vi)Sequoia and its Subsidiaries have not engaged in the Handling of Hazardous Substances except in material compliance with applicable Environmental Laws and in a manner that has not resulted in and is not reasonably likely to result in a material Environmental Claim.

(b)Sequoia has provided to Evergreen all material written assessments, audits, investigations and sampling or similar reports in its possession relating to the environment or the presence or release of any Hazardous Substances at a property used by any of Sequoia or its Subsidiaries.

Section 3.16Employee Benefit Plans.

(a)Schedule 3.16(a) of the Sequoia Disclosure Schedule contains a true and correct list identifying each material Sequoia Benefit Plan other than:  (i) any plan or program maintained by a Governmental Entity to which Sequoia or any of its Subsidiaries is required to contribute and which provides only the minimum required benefits pursuant to applicable Law and (ii) any employment or individual service agreement or offer letter.

(b)Except as set forth on Schedule 3.16(b) of the Sequoia Disclosure Schedule, each Sequoia Benefit Plan: (i) has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Law, (ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Sequoia, threatened (in writing) against any such Benefit Plan or against Sequoia or any of its Subsidiaries or any fiduciary of such Benefit Plan that would reasonably be expected to result in material Liability to Sequoia and its Subsidiaries, (iii) there is no pending or, to the Knowledge of Sequoia, threatened (in writing) Action involving any such Benefit Plan or any trust related thereto (other than routine claims for benefits) before any Governmental Entity that would reasonably be expected to result in material Liability to Sequoia and its Subsidiaries, (iv) except as would not have a material effect on Sequoia and its Subsidiaries, all contributions, reserves or premium payments required to be made or accrued as of the date of the Put Option Agreement to each such Benefit Plan have been timely made or accrued in accordance with GAAP, in each case based on the most recent data, and (v) each such Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and, to the Knowledge of Sequoia, no event has occurred or condition exists that would reasonably be likely to adversely affect the tax-qualified status of each such Benefit Plan.

(c)Neither Sequoia nor its Subsidiaries, nor any of its or their ERISA Affiliates sponsors, maintains, contributes to or has any actual or potential Liability with respect to, and no Sequoia Benefit Plan is (i) a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA,

(ii) a single employer plan or other pension plan subject to Title IV of ERISA, (iii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  No material liability under Title IV or Section 302 of ERISA has been incurred by Sequoia or any of its Subsidiaries (including as a result of being the ERISA Affiliate of another entity) that has not been satisfied in full, and no condition exists that presents a risk to Sequoia or any of its Subsidiaries (including as a result of being the ERISA Affiliate of another entity) of incurring any such liability, other than any liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)Except as set forth on Schedule 3.16(d) of the Sequoia Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) entitle any Sequoia Employee or any Sequoia Independent Contractor to any payment or compensation from Sequoia or any of its Subsidiaries, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Sequoia Employee or Sequoia Independent Contractor under any Sequoia Benefit Plan, (iii) require any contributions or payments by Sequoia or any of its Subsidiaries to fund any obligations under any Sequoia Benefit Plan, (iv) limit or restrict the right to amend, terminate or suspend any Sequoia Benefit Plan, or (v) result in any “excess parachute payment”, as defined in Section 280G(b)(1) of the Code, being made to any Sequoia Employee or Sequoia Independent Contractor.  No Sequoia Employee or Sequoia Independent Contractor is entitled under any Sequoia Benefit Plan to receive from any Transferred Subsidiary any Tax gross-up payment as a result of any excise taxes imposed under Section 4999 or Section 409A of the Code.

(e)Each material Non-U.S. Sequoia Benefit Plan (i) complies in all material respects with applicable Law, (ii) is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Sequoia Benefit Plan is intended or required to be funded and/or book reserved, (iii) has been registered (to the extent required), and has been maintained in good standing in all material respects, with the applicable Governmental Entity having jurisdiction with respect to such Non-U.S. Sequoia Benefit Plan, and (iv) if intended to qualify for special Tax treatment, meets all material requirements for such treatment.

(f)During the six (6) years prior to the date of this Agreement, other than as would not result in any material liability to Sequoia and its Subsidiaries taken as a whole, neither Sequoia nor any of its Subsidiaries in the United Kingdom has ever:

(i)been an employer in relation to or participated in a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993; or

(ii)been an “associate” of or “connected” with (with the meanings given to them in sections 435 and 249 of the United Kingdom Insolvency Act 1986 respectively) any person who is or has been an employer in relation to a pension scheme to which section 32, 43, 47 or 58 of the United Kingdom Pensions Act 2004 applies.

Section 3.17Labor Matters.

(a)Sequoia and each of its Subsidiaries is, and for the last three (3) years has been, in compliance in all respects with all applicable Laws and any Material Sequoia Labor Agreements relating to the Sequoia Employees, except where the failure to so comply would not result in a material Liability to Sequoia and its Subsidiaries.

(b)Except as set forth in Schedule 3.17(b) of the Sequoia Disclosure Schedule, to the Knowledge of Sequoia, there are no, and since January 1, 2019 there have not been any, actual or threatened (in writing) material organizational campaigns, petitions or other unionizing activities involving any of the Sequoia Employees and neither Sequoia nor any of its Subsidiaries is, or has been since January 1, 2019, subject to any strikes, material work stoppages or material labor disputes.

(c)Sequoia and each of its Subsidiaries have satisfied any pre-signing legal or contractual requirement (in each case, if any) to provide notice to, or to enter into any consultation procedure with, any Employee Representative, which is representing any Sequoia Employee, in connection with the execution of this Agreement and shall discharge prior to Closing any such requirement in respect of the transactions contemplated by this Agreement.

(d)Except as set forth in Schedule 3.17(d) of the Sequoia Disclosure Schedule, since January 1, 2019, neither Sequoia nor any of its Subsidiaries has engaged in temporary layoffs or furloughs of Sequoia Employees outside the ordinary course of the business of Sequoia and its Subsidiaries, including in connection with, or in response to, the COVID-19 pandemic.  Neither Sequoia nor any of its Subsidiaries has determined to engage in any layoffs or furloughs of Sequoia Employees outside the ordinary course of the business of Sequoia and its Subsidiaries, including in connection with, or in response to, the COVID-19 pandemic, whether temporary or permanent, within the six months immediately following the date of the Put Option Agreement.

Section 3.18Tax Matters.

(a)All material income and other Tax Returns that were required to be filed by Sequoia and its Subsidiaries have been duly and timely filed, and all such Tax Returns were true, correct and complete in all material respects.  All material income and other Taxes of Sequoia and its Subsidiaries (whether or not shown as due on such Tax Returns) have been duly and timely paid.

(b)The Sequoia Most Recent Balance Sheet reflects an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by Sequoia and its Subsidiaries for all Pre-Closing Tax Periods accrued through the Sequoia Most Recent Balance Sheet Date, and such reserve, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Sequoia and its Subsidiaries in filing Tax Returns, shall reflect all material Taxes payable by Sequoia and its Subsidiaries for all Pre-Closing Tax Periods accrued through the Closing Date, as determined as of the Closing Date.

(c)There are no Liens for Taxes (other than Permitted Liens) upon any assets of Sequoia or its Subsidiaries.  Sequoia and its Subsidiaries have duly and timely deducted or withheld all material Taxes required to be deducted or withheld and have paid to the appropriate Governmental Entities all such deducted or withheld amounts in accordance with applicable Law.

(d) (i) No material Tax or Tax Return of Sequoia or any its Subsidiaries is the subject of any audit, examination or investigation by any Governmental Entity or otherwise the subject of any Action, (ii) there is no material dispute or claim pending with any Governmental Entity concerning any Tax Liability of Sequoia or any of its Subsidiaries, (iii) neither Sequoia nor any of its Subsidiaries has received any written notice of any threatened material dispute or claim with respect to any Tax Liability of Sequoia or any of its Subsidiaries and (iv) there is no material written claim against Sequoia or any of its Subsidiaries by any Governmental Entity in a jurisdiction where such entity does not file a particular type of Tax Return (or pay or collect a particular type of Tax imposed by that jurisdiction) that such entity is or may be subject to an obligation to file such type of Tax Return (or pay or collect such type of Tax).

(e)Neither Sequoia nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code, (ii) has been a member of an Affiliated Group filing a consolidated, combined, unitary, group or similar Tax Return other than an Affiliated Group the common parent of which is Sequoia or any of its Subsidiaries or (iii) has any material Liability for the Taxes of any other Person other than Taxes of Sequoia and its Subsidiaries.

(f)Neither Sequoia nor any of its Subsidiaries will be required to include for Tax purposes in a taxable period ending after the Closing Date a material amount of taxable income, or exclude for Tax purposes any material item of deduction, attributable to income that accrued for Tax purposes in a Pre-Closing Tax Period but was not recognized in such period as a result of open transaction treatment, the installment method of accounting, the completed contract method of accounting, Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law), Section 965 of the Code, or as a result of prepaid amounts or deferred revenue received during a Pre-Closing Tax Period.

(g)Each of Sequoia and its Subsidiaries has maintained in all material respects, with respect to transfer pricing, proper intercompany agreements and concurrent and supporting documentation as required under applicable Law to the extent relating to material Taxes with respect to material intercompany transactions.

(h)Each of Sequoia and its Subsidiaries has, in all material respects, (i) collected all sales and use Taxes required to be collected under applicable Law and has remitted such amounts to the appropriate Governmental Entity and (ii) timely and properly collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes under applicable Law.

(i)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Sequoia or any of its Subsidiaries for any taxable period (except for such agreements for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), and no request for any such waiver or extension made by any Governmental Entity is currently pending.

(j)Within the past two (2) years, neither Sequoia nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in a distribution intended to qualify under Section 355 or Section 361 of the Code.

(k)Neither Sequoia nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provisions of state, local or non-U.S. Law).

(l)No Taxes of Sequoia or any of its Subsidiaries (including the employer and employee portion of any payroll Taxes) have been deferred under the CARES Act.  Neither Sequoia nor any of its Subsidiaries has applied for or received any “Paycheck Protection Program” payments or other loans, grants or similar financial assistance in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

(m)Neither Sequoia nor any of its Subsidiaries is aware of the existence of or has knowledge of any fact, agreement, plan or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Section 3.19Affiliated Transactions.  None of the shareholders (excluding shareholders of Sequoia or any of its Subsidiaries who hold less than five percent of the total voting power thereof), employees, officers or directors of Sequoia or any of its Subsidiaries, any member of their respective immediate families or any Affiliate of any of the foregoing is a party to any Contract or material transaction with any of Sequoia or its Subsidiaries other than (i) this Agreement and the Transaction Documents and Contracts entered into in connection with the Transactions, (ii) the Organizational Documents of Sequoia and its Subsidiaries, (iii) Contracts solely between or among Sequoia and/or its Subsidiaries, (iv) immaterial Contracts that are both (x) unrelated to Alder’s ownership of Sequoia Equity Interests, to the supply, marketing or distribution of travel products and services, or to payments products and services, and (y) entered into in the ordinary course of business involving payments made on an arm’s-length basis during the course of any calendar year not in excess of $5,000,000), and (v) Sequoia Benefit Plans and other compensation arrangements with directors, officers or employees in the ordinary course of business.

Section 3.20Anti-Corruption.

(a)Sequoia and its Subsidiaries have for the past five (5) years, maintained adequate and appropriate written policies and procedures requiring that each such Person and, to the Knowledge of Sequoia, its and their Relevant Persons conduct their businesses in material conformity with Anti-Corruption Laws, Global Trade Laws and Regulations and Anti-Money Laundering Laws.  To the Knowledge of Sequoia, none of Sequoia, its Subsidiaries or any of their respective Relevant Persons, has been notified of an investigation for the past five (5) years, or is, to the Knowledge of Sequoia, subject to a pending investigation, in relation to any applicable Law, including Anti-Money Laundering Laws, Anti-Corruption Laws and Global Trade Laws and Regulations by any Governmental Entity, or, for the past five (5) years, has admitted to or been found to have engaged in any material violation of any Anti-Money Laundering Laws, Anti-Corruption Laws or Global Trade Laws and Regulations.

(b)Neither Sequoia nor any of its Subsidiaries, nor any of its or their respective Relevant Persons, is or has, in the last five years:

(i)materially violated, or directed any third party to perform any activity that would materially violate, any Anti-Corruption Laws, nor to the Knowledge of Sequoia, offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give, authorized the giving of anything of value, received or solicited (or, in each case, directed any third party to take such action) to or from any government official or to or from any Person under circumstances such that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person:  (A) for the purpose of (1) influencing any act or decision of a government official in their official capacity, (2) inducing a government official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing a government official to influence or affect any act or decision of any Governmental Entity or (5) assisting Sequoia, any of its Subsidiaries or any of their respective Relevant Persons, in obtaining or retaining business for or with, or directing business to, Sequoia, any of its Subsidiaries or its or their respective Relevant Persons, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful means of obtaining business, or any unlawful advantage; or

(ii)(A) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any material alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law or (B) to Sequoia’s Knowledge, been the subject of current, pending or threatened investigation, inquiry or enforcement proceedings for material alleged violations of Anti-Corruption Laws, or otherwise received any notice, request or citation for any actual or potential material non-compliance with any Anti-Corruption Law.

(c)With respect to Sequoia Government Contracts:

(i)except as set forth in Schedule 3.20(c)(i) of the Sequoia Disclosure Schedule, there are no material Actions against Sequoia or any of its Subsidiaries with respect to any material Sequoia Government Contract;

(ii)neither Sequoia nor any of its Subsidiaries is in material violation of any Law with respect to its services under any material Sequoia Government Contract to which it is a party; and

(iii)there is no material Action pending nor, to the Knowledge of Sequoia, threatened (in writing) against Sequoia, its Subsidiaries, its or their respective predecessors or any of its or their respective officers or employees with regard to services performed by Sequoia or its Subsidiaries under any material Sequoia Government Contract under the U.S. Federal Criminal or Civil False Claims Acts, the U.S. False Statements Act, the U.S. Major Fraud Act or the U.S. Procurement Integrity Act, the U.S. Federal Acquisition Regulations, or the U.S. Defense Federal Acquisition Supplement.

(d)(i) Sequoia and its Subsidiaries are not, and to the Knowledge of Sequoia, none of its or their respective Relevant Persons are, currently a Restricted Party or located, organized or resident in a Restricted Country, (ii) except as set forth in Schedule 3.20(d)(ii) of the Sequoia Disclosure Schedule, for the past five (5) years none of Sequoia or its Subsidiaries, or to the Knowledge of Sequoia, any of their respective Relevant Persons, has, conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any material non-compliance with any Global Trade Laws and Regulations, been the subject of current, pending or threatened (in writing) material investigation, inquiry or enforcement proceedings for violations of Global Trade Laws and Regulations, or violated or received any notice, request or citation for any actual or potential material non-compliance with Global Trade Laws and Regulations, (iii) for the past five (5) years, none of Sequoia or any of its Subsidiaries or, and to the Knowledge of Sequoia, any of their respective Relevant Persons has, engaged in any dealings or transactions in or with a Restricted Party, nor is any of Sequoia, its Subsidiaries or any other member of the Sequoia Group currently engaged in any such activities and (iv) Sequoia and its Subsidiaries, and, to the Knowledge of Sequoia, any of their respective Relevant Persons have obtained all applicable material import and export licenses and all other necessary and material licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, and all necessary and material registrations and filings required under applicable Global Trade Laws and Regulations.

(e)Except as would not be material to the business of Sequoia and its Subsidiaries, taken as a whole, none of Sequoia or any of its Subsidiaries or any other member of the Sequoia Group, nor, to the Knowledge of Sequoia, any of their respective Relevant Persons has:

(i)violated any Anti-Money Laundering Laws (or instructed any third party to perform any activity that would violate Anti-Money Laundering Laws); or

(ii)(A) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Money Laundering Laws or (B) been the subject of current, pending or threatened (in writing) investigation, inquiry or enforcement proceedings for violations of Anti-Money Laundering Laws, or received any notice, request or citation for any actual or potential non-compliance with any Anti-Money Laundering Laws.

Section 3.21Suppliers.  Since January 1, 2019, none of Sequoia, or any of its Subsidiaries has received written notice from any of the twenty (20) largest suppliers in the aggregate across air, car, hotel and rail supply to the business of Sequoia and its Subsidiaries (as measured by the revenues earned by Sequoia and its Subsidiaries on a consolidated basis during the calendar year ended December 31, 2019) (the “Sequoia Material Suppliers”) that such supplier will terminate, materially limit the content to which the business of Sequoia and its Subsidiaries has access or cancel its business relationship with Sequoia or its applicable Subsidiary or will increase by more than 20% the price charged by such supplier in a manner that does not involve a contractual modification, and, to the Knowledge of Sequoia, no such Sequoia Material Supplier has threatened (in writing) to take any of the foregoing actions.

Section 3.22Sequoia Material Customers.  Since January 1, 2019, none of Sequoia or its Subsidiaries has received written notice from any of the thirty-five (35) largest customers of the business of Sequoia and its Subsidiaries (as measured by the revenues earned by Sequoia and its Subsidiaries on a consolidated basis during the calendar year ended December 31, 2019) (the “Sequoia Material Customers”) that such customer will terminate, materially adversely modify the nature and scope or cancel its business relationship with Sequoia or its Subsidiaries and, to the Knowledge of Sequoia, no Sequoia Material Customer has threatened (in writing) to take any of the foregoing actions.

Section 3.23COVID-19.  Schedule 3.23 of the Sequoia Disclosure Schedule sets forth a list of each COVID-19 related program offered or maintained by a Governmental Entity that Sequoia or any of its Subsidiaries has applied for and not withdrawn, or received benefits under, which program imposes restrictions or Liabilities on such applicant, which list includes (a) the status of the application thereof, (b) the estimated amount of any loan, subsidy or other benefit applied for or received under such program and (c) the material restrictions on the equityholders of Sequoia in connection with any such program.

Section 3.24Brokers.  No broker, finder, investment banker or similar intermediary has acted for or on behalf of Sequoia, any of its Subsidiaries or any other member of the Sequoia Group in connection with this Agreement or the Transactions, and no broker, finder, investment banker or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission or compensation in connection herewith based on any arrangement with Sequoia, any of its Subsidiaries or any other member of the Sequoia Group or any action taken by any of them.  Neither Sequoia nor its Subsidiaries will incur or be responsible for, directly or indirectly, any Liability based on such arrangements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF JUNIPER

Except as set forth in the Juniper Disclosure Schedule (subject to Section 9.09), Juniper represents and warrants to Evergreen as of the date of the Put Option Agreement and as of the Closing Date:

Section 4.01Organization and Organizational Power.  Juniper (a) is duly organized and validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently owned or conducted and (c) is qualified or licensed to do business as a foreign corporation or entity in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to (i) constitute a Juniper Material Adverse Effect or (ii) prevent, materially impair or materially delay (1) the ability of Juniper to perform its obligations under the Transaction Documents or (2) the consummation of the Transactions.

Section 4.02Authorization; Valid and Binding Obligation.  Juniper has all requisite corporate or other power and authority to execute and deliver this Agreement and the Transaction Documents, and to consummate the Transactions.  The execution, delivery and performance by Juniper of each Transaction Document to which it is a party, and the consummation of the Transactions, has been duly and validly authorized by all required corporate or other similar action on the part of Juniper and no other corporate or other similar actions, proceedings or approvals on its part is necessary to authorize the execution, delivery and performance of such Transaction Document by Juniper and the consummation of the Transactions.  Each Transaction Document to which Juniper is a party has been duly executed and delivered by Juniper, and assuming that such Transaction Document constitutes the legal, valid and binding obligation of each other party thereto, such Transaction Document constitutes a legal, valid and binding obligation of Juniper, and is enforceable against Juniper in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.  No vote or other approval of the equityholders of Juniper is required in connection with the execution, delivery and performance by Juniper of the Transaction Documents or to consummate the Transactions, whether by reason of applicable Law, Juniper’s Organizational Documents, the rules and requirements of any securities exchange, or otherwise.

Section 4.03Evergreen Contribution Consideration Interests; Title to Shares of Sequoia.

(a)The Evergreen Contribution Consideration Interests, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws and the Juniper SHA).  Assuming the accuracy of the representations of Evergreen in Article II of this Agreement, the Evergreen Contribution Consideration Interests will be issued in compliance with all applicable federal and state securities laws.

(b)Juniper is directly the beneficial and legal owner of, and has good and valid title to, the Shares of Sequoia directly held by it as set forth on Schedule 3.03(d) of the Sequoia Disclosure Schedule, free and clear of all Liens (other than Liens created under applicable securities Laws and the Juniper SHA).

(c)All of the Equity Interests of Juniper have been duly authorized and are validly issued, and, to the extent relevant under applicable Law, fully paid and non-assessable, free of Liens (other than Liens imposed under applicable securities Laws and the Juniper SHA), and have not been issued in violation of any preemptive or similar rights or any applicable Law.  Schedule 4.03(c) of the Juniper Disclosure Schedule sets forth, as of the date of the Put Option Agreement, a list of each type of outstanding Equity Interests of Juniper that are issued and outstanding, the number of Equity Interests for each such type of Equity Interests (together with the weighted average exercise price, hurdle or similar), and, the name of the record holder of each Equity Interest of Juniper.  The Equity Interests of Juniper constitute all of the outstanding equity interests in Juniper.  There are, and at all times prior to the Closing there will be, no equity securities of Juniper issued, reserved for issuance or outstanding other than as set forth on Schedule 4.03(c) of the Juniper Disclosure Schedule, and no outstanding options, conversion rights, warrants or other rights in existence to acquire, or to require Juniper to issue, purchase or acquire, any shares of the capital stock or other securities of Juniper or obligate Juniper to issue or sell any Equity Interests of Juniper, other than pursuant to this Agreement and the other Transaction Documents.

(d)Other than this Agreement and the Juniper SHA (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the Equity Interests of Juniper and (ii) there are no agreements or understandings to which Juniper is a party, by which Juniper is bound or of which Juniper has Knowledge relating to the repurchase, redemption, registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights, “drag-along” rights, registration rights or similar rights) of the Equity Interests of Juniper, or any other investor rights, including, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants, in each case, with respect to Juniper.

(e)Juniper does not own, and has never owned, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person other than the Sequoia Group Equity Interests.

(f)There are no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter on which the stockholders or equityholders of Juniper may vote.

(g)The accounting registers, Books and Records of Juniper, including for the avoidance of doubt, copies of all Contracts, written correspondence and any other documents of Juniper, have been maintained, in accordance with applicable Law in all material respects, and are maintained in such a way that such materials are, and will be immediately after the Closing, reasonably accessible to Juniper in all material respects.

Section 4.04No Defaults or Conflicts.  The execution and delivery by Juniper of this Agreement and each Transaction Document to which it will be a party and the consummation of the Transactions do not, and the performance by it of its obligations hereunder and thereunder will not, (a) constitute or result in a conflict, breach or violation of or default under the applicable Organizational Documents of Juniper, (b) except as described in this Section 4.04, conflict with or violate any existing Law or Order applicable to Juniper, (c) require any consent or other action under, result in a violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, suspension, cancellation or acceleration of, result (immediately or with notice or lapse of time or both) in triggering an obligation to pay any consideration, royalties or other amounts in excess of those amounts otherwise owed by Juniper immediately prior to the Closing, or result in the loss of any right or benefit to which Juniper is entitled under, any Contract to which Juniper or any property or asset of Juniper, is bound or affected or (d) result (immediately or with notice or lapse of time or both) in the creation of any Lien (other than Permitted Liens) on Juniper’s properties, rights or assets, except, in the case of clauses (b), (c) and (d), for any such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to (i) be material to the business of Juniper or (ii)

prevent, materially impair or materially delay (1) the ability of Juniper to perform its obligations under any Transaction Document to which it is a party or (2) the consummation of the Transactions.

Section 4.05Governmental Consents.  Other than the expiration or termination of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits, non-objections and authorizations under the HSR Act and other applicable Antitrust Laws, no authorization, Order or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by Juniper in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which they will be a party and the consummation of the Transactions, except for any authorizations, approvals, notice or filings with any Governmental Entity or other Person that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to the business of Juniper or (ii) prevent, materially impair or materially delay (1) the ability of Juniper to perform its obligations under any Transaction Documents to which it is a party or (2) the consummation of the Transactions.

Section 4.06Brokers.  No broker, finder, investment banker or similar intermediary has acted for or on behalf of Juniper in connection with this Agreement or the Transactions, and no broker, finder, investment banker or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission or compensation in connection herewith based on any arrangement with Juniper or any action taken by Juniper.  Juniper shall not incur or be responsible for, directly or indirectly, any Liability based on such arrangements.

Section 4.07Affiliated Transactions.  None of the shareholders (excluding shareholders of Juniper who hold less than five percent of the total voting power thereof), employees, officers or directors of Juniper, any member of their respective immediate families or any Affiliate of any of the foregoing is a party to any Contract or material transaction with any of Juniper or its Subsidiaries other than (i) this Agreement and the Transaction Documents and Contracts entered into in connection with the Transactions, (ii) the Organizational Documents of Juniper and its Subsidiaries, (iii) Contracts solely between or among Juniper and/or its Subsidiaries, (iv) Contracts entered into in the ordinary course of business involving payments made on an arm’s-length basis during the course of any calendar year not in excess of $2,000,000, and (v) compensation arrangements with directors, officers or employees in the ordinary course of business.

Section 4.08Absence of Certain Developments.  Since December 31, 2020, no Juniper Material Adverse Effect has occurred.

Section 4.09No Other Assets or Liabilities.

(a)Since its formation, Juniper has not conducted any business or operations or employed or engaged any Person, other than to the extent (i) incidental to its formation, (ii) incidental to the investment, acquisition, operation, management or administration of its ownership of Sequoia Group Equity Interests, or (iii) pursuant to the Transaction Documents and the transactions contemplated thereby.

(b)Since its formation, Juniper has not had any Liabilities other than (i) those held in the ordinary course of business and which are incidental to its formation or the investment, acquisition, operation, management or administration of its ownership of Sequoia Group Equity Interests and which are not, individually or in the aggregate, material, (ii) pursuant to the Transaction Documents and the transactions contemplated thereby or (iii) as set forth on Schedule 4.09(b) of the Juniper Disclosure Schedule.

Section 4.10Intended Tax Treatment.  Juniper is not aware of the existence of, nor does it have knowledge of any fact, agreement, plan or circumstance, nor has it taken or agreed to take any action, that could reasonably be expected to prevent or impede the Intended Tax Treatment.  Juniper is classified as a partnership for United States federal income tax purposes and has not made any election under Treasury Regulation Section 301.7701-3 to be treated as a corporation.

ARTICLE V

CLOSING; CLOSING DELIVERABLES

Section 5.01The Closing.  Subject to the terms and conditions of this Agreement, the consummation of the Transactions shall be made at a closing (the “Closing”) at 10:00 a.m. (Eastern time) on the date that is the later of (i) three (3) Business Days after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (ii) subject to the satisfaction or waiver of all conditions set forth in Article VII on such date, November 1, 2021, or such other time and place as the Parties may mutually agree, via the electronic exchange of all applicable documents.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”; provided, however, that if the Closing Date would occur on a date on which the Cayman National Bank or the financial institutions in Jersey are closed, the Closing Date shall be on the next succeeding Business Day.

Section 5.02Deliverables by Evergreen.  At or prior to the Closing, Evergreen shall execute and/or deliver to Juniper and Sequoia (or shall cause to be executed and delivered to Juniper and Sequoia by the appropriate Persons) the following:

(a)Certificates representing the Transferred Subsidiary Interests, to the extent certificated, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, or to the extent uncertificated, duly executed transfer powers or other form of sale, assignment and transfer with respect to the Transferred Subsidiary Interests;

(b)Evidence reasonably satisfactory to Sequoia and Juniper that the Restructuring has been effected in accordance with the Restructuring Steps Paper;

(c)The certificate required to be delivered by Evergreen in accordance with Section 7.02(c);

(d)The Evergreen Debt and Lien Releases, in form and substance reasonably satisfactory to Sequoia and Juniper;

(e)Resignation letters in the form of Exhibit A effective upon the Closing, duly executed by each director, officer, manager or equivalent of any Transferred Subsidiary from the Persons requested by Sequoia no later than three (3) Business Days prior to the Closing Date;

(f)The Transition Services Agreement in the form attached hereto as Exhibit B, together with the Services Schedules as determined in accordance with Sections 6.10(c) and (d), duly executed by Evergreen;

(g)(i) If a Public Transaction has not been consummated prior to the Closing, the Amended & Restated Equityholder Agreements to which Evergreen is a party, duly executed by Evergreen, and (ii) if a Public Transaction has been consummated prior to the Closing, the investor rights agreement contemplated by Section 3.1.1(c) of the Sequoia SHA to which Evergreen is a party, duly executed by Evergreen and such other documents reasonably necessary (including, if applicable any Organizational Documents of a Public Acquiror or its Affiliates) for Evergreen to receive the consideration called for by Section 1.04, duly executed by Evergreen; provided that such documents or documents in substantially the same form are executed by Alder and Juniper and are in accordance with the with the Public Transaction Principles;

(h)The EPS Agreement, duly executed by the Affiliate of Evergreen specified therein;

(i)The Amended Commercial Agreement, duly executed by Evergreen and the other members of the Evergreen Group party to the Commercial Agreement;

(j)The Software License Agreement, duly executed by Evergreen;

(k)Copies of the agreements, instruments and other papers required to terminate any Intercompany Contract in accordance with Section 6.20; and

(l)A duly executed IRS Form W-9 of Evergreen.

Section 5.03Deliverables by Juniper and Sequoia.  At or prior to the Closing, each of Juniper and Sequoia, as applicable, shall execute and/or deliver to Evergreen (or shall cause to be executed and delivered to Evergreen by the appropriate Persons) the following:

(a)(i) Certificates representing the Estimated Evergreen Contribution Consideration Interests, to the extent certificated, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for issuance, or to the extent uncertificated, duly executed transfer powers or other form of issuance, sale, assignment and transfer or (ii) in the event a Public Transaction is consummated prior to the Closing, such other consideration to be delivered to Evergreen pursuant to Section 1.04 of this Agreement, along with any duly executed certificates, stock powers or other documents to effectuate such delivery;

(b)In respect of Sequoia, by wire transfer of immediately available funds to an account specified by Evergreen no later than three (3) Business Days prior to the Closing, the amount required to be paid to Evergreen pursuant to Section 1.01(b) of this Agreement (if any);

(c)In respect of Juniper, the certificate required to be delivered by Juniper in accordance with Section 7.03(c);

(d)In respect of Sequoia, the certificate required to be delivered by Sequoia pursuant to Section 7.03(d);

(e)(i) If a Public Transaction has not been consummated prior to the Closing, evidence reasonably satisfactory to Evergreen that the Amended & Restated Equityholder Agreements have become effective, and (ii) if a Public Transaction has been consummated prior to the Closing, evidence reasonably satisfactory to Evergreen that the investor rights agreement contemplated by Section 3.1.1(c) of the Sequoia SHA has become effective;

(f)The Transition Services Agreement in the form attached hereto as Exhibit B, together with the Services Schedules as determined in accordance with Sections 6.10(c) and (d), duly executed by Sequoia or one of its Affiliates;

(g)The EPS Agreement, duly executed by Sequoia or one of its Affiliates; and

(h)The Software License Agreement, duly executed by Sequoia or one of its Affiliates.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01Conduct of the Elm Business.

(a)Except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as required by the Restructuring, (iv) as otherwise set forth on Schedule 6.01(a) of the Evergreen Disclosure Schedule, or (v) with the prior written consent of Sequoia (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Sequoia shall be deemed to have consented if Sequoia does not object in writing within ten (10) Business Days after a written request for such consent is delivered to Sequoia by Evergreen, unless Sequoia reasonably demonstrates that exigencies require a longer period for consideration), during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group, shall, and Evergreen shall cause the Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group to (A) conduct the Elm Business in all material respects in the ordinary course (it being agreed that those actions taken by the Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group, specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, shall be deemed to be in all material respects in the ordinary course), (B) use commercially reasonable efforts to preserve intact the business operations, organization and goodwill of the Transferred Subsidiaries and the Elm Business and (C) use commercially reasonable efforts to preserve in all material respects its present relationships with its current officers, key employees, customers, suppliers and others having material commercial relationships with the Transferred Subsidiaries and the Elm Business.

(b)Except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as required by the Restructuring, (iv) as otherwise set forth on Schedule 6.01(b) of the Evergreen Disclosure Schedule or (v) for actions taken by the Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group, specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Transferred Subsidiaries and, to the extent related to the Transferred Assets or the Assumed Liabilities, the other members of the Evergreen Group shall not, and Evergreen shall cause the Transferred Subsidiaries and, to the extent related to the Transferred Assets or the Assumed Liabilities, the other members of the Evergreen Group not to, undertake any of the following actions without the prior written consent of Sequoia (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Sequoia shall be deemed to have consented if Sequoia does not object in writing within eight (8) Business Days (except that Sequoia shall be deemed to have consented if Sequoia does not object in writing within five (5) Business Days for the actions in clauses (iii), (v) and (vi) of this Section 6.01(b)) after a written request for such consent is delivered to Sequoia by Evergreen, unless Sequoia reasonably demonstrates that exigencies require a longer period for consideration):

(i)incur or guarantee any indebtedness for borrowed money, including under any letter of credit or any contract for any guaranty or liability or otherwise, other than (A) indebtedness for borrowed money that will be discharged prior to or at the Closing, (B) indebtedness for borrowed money solely among the Transferred Subsidiaries, (C) indebtedness which refinances, extends, defeases or otherwise discharges or replaces indebtedness existing as of the date of the Put Option Agreement and disclosed on Schedule 6.01(b)(i) of the Evergreen Disclosure Schedule, (D) additional indebtedness for borrowed money prior to the Closing Date not to exceed $1,000,000, (E) indebtedness to any Business Employee in the ordinary course of business;

(ii)declare, set aside or pay any non-cash dividend or other non-cash distribution with respect to its equity securities or repurchase any of its equity securities, in all cases other than dividends or other distributions by a Transferred Subsidiary solely to one or more Transferred Subsidiaries (it being understood, for the avoidance of doubt, that nothing in this Section 6.01 shall be deemed to restrict the ability of the Transferred Subsidiaries to declare, set aside or pay any dividend or distribution of Cash); provided, however, that in no event shall any Transferred Subsidiary set aside or pay any cash dividend if after giving effect thereto, the Cash of the Transferred Subsidiaries, taken as a whole, would be less than the Minimum Cash Amount;

(iii)(A) amend or modify in any material respect any Elm Specified Contract (or Contract which if entered into prior to the date of the Put Option Agreement would be an Elm Specified Contract) other than in the ordinary course of business (provided that, except in the case of the Elm Specified Contracts described in

Sections 2.08(a)(i), 2.08(a)(ii), 2.08(a)(viii), 2.08(a)(x), 2.08(a)(xi) and 2.08(a)(xvii), such amendment or modification (x) does not materially deviate from existing terms under such Elm Specified Contract or (y) impose additional material Liabilities on the Elm Business), (B) cancel or terminate any Elm Specified Contract (or Contract which if entered into prior to the date of the Put Option Agreement would be an Elm Specified Contract) other than terminations of any Elm Specified Contract as a result of the expiration of the term of such Elm Specified Contract and other than termination of any employment agreement with any Senior Business Employee for a reason permitted by Section 6.01(b)(vi), (C) other than in the ordinary course of business, enter into any Contract, which if entered into prior to the date of the Put Option Agreement would be an Elm Specified Contract (other than renewals or replacements of Elm Specified Contracts existing as of the date of the Put Option Agreement on substantially similar terms to those in effect as of the date of the Put Option Agreement) (provided that, except in the case of the Elm Specified Contracts described in Sections 2.08(a)(i), 2.08(a)(ii), 2.08(a)(viii), 2.08(a)(x), 2.08(a)(xi) and 2.08(a)(xvii), such Contract does not materially deviate from terms under substantially similar Elm Specified Contracts or impose material Liabilities on the Elm Business) or (D) waive, release or assign any material rights under any Elm Specified Contract (or any Contract which if entered into prior to the date of the Put Option Agreement would be an Elm Specified Contract); provided that, notwithstanding anything to the contrary, Evergreen shall not amend or modify the Commercial Agreement other than to enter into the Amended Commercial Agreement at Closing;

(iv)issue, transfer, encumber, sell, deliver or otherwise dispose of or authorize the issuance, transfer, encumbrance, sale, delivery or disposition of, any of the Transferred Subsidiaries’ equity securities or issue, grant or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of the Transferred Subsidiaries’ equity securities, in each case, other than solely between or among Transferred Subsidiaries;

(v)except as required pursuant to the terms of any Evergreen Benefit Plan or Transferred Subsidiary Benefit Plan in effect as of the date of the Put Option Agreement and made available to Sequoia in the form contemplated by Section 2.17(a), (A) increase the compensation or benefits of any Business Employee (other than with respect to (x) increases in compensation and payments made on a case-by-case basis for the purposes of retention that do not exceed $3,000,000 in the aggregate, (y) if gross booking volume for 2021 is greater than $2,389,627,185, annual salary or wage increases in the ordinary course of business, made in connection with any annual employee review cycle undertaken after the commencement of calendar year 2022, that do not increase annualized compensation expense by more than $3,000,000 in the aggregate (excluding for purposes of such limit any retention payments that fall within the preceding clause (x) limit), and (z) promotions in the ordinary course of business consistent with past practice that are (1) made in Evergreen’s reasonable business judgment and (2) result in cash salary and bonus that are within the existing Evergreen salary and bonus banding); (B) accelerate the vesting or payment of any compensation or benefits payable to any Business Employee or Business Independent Contractor; (C) enter into, amend or terminate any Transferred Subsidiary Benefit Plan or, with respect to any Business Employee or Business Independent Contractor, any Evergreen Benefit Plan (or any plan, program, agreement or arrangement that would be an Evergreen Benefit Plan or Transferred Subsidiary Benefit Plan if in effect on the date of the Put Option Agreement) other than (x) amendments or renewals made in the ordinary course of business consistent with past practice that relate to the administration of health and welfare employee benefit plans (other than severance) and that (i) do not increase costs to any Transferred Subsidiary or (ii) are generally applicable to Evergreen Group employees within the applicable jurisdiction, and (y) entry into offer letters with any new Business Employee who is hired in accordance with Section 6.01(b)(vi), in any case, in the ordinary course of business consistent with past practice and which, with respect to any Business Employee earning annual aggregate base salary or annual fees that exceed $150,000, do not provide for benefits (including health, welfare, retirement or similar benefits; severance or other termination rights; and transaction-related or retention incentives), other than those pursuant to plans disclosed on Schedule 2.17(a) of the Evergreen Disclosure Schedule (exclusive of cash retention awards), or required under mandatory provisions of local Law; or (D) fund or secure, using the assets of any Transferred Subsidiary, any compensation or benefits that are payable or to be provided to any Business Employee or Business Independent Contractor (through a grantor trust or otherwise, other than current payments of any such obligations, subject to the restrictions set forth in clauses (A) through (C) above, to the extent applicable);

(vi)except as required pursuant to the terms of any Evergreen Benefit Plan or Transferred Subsidiary Benefit Plan in effect as of the date of the Put Option Agreement and made available to Sequoia in the form contemplated by Section 2.17(a), (A) terminate any Senior Business Employee other than For Cause; (B) hire any new Senior Business Employee other than (x) to replace any Senior Business Employee who resigns or whose employment is terminated For Cause or whose employment ends due to death or ill-health, if, in the case of any such Senior Business Employee at the level of Senior Director or above, such Senior Business Employee is paid a base salary that falls within the employing entities salary bands for such position, as in existence on the date of the Put Option Agreement (a “Backfill Opportunity”), (y) to replace any Senior Business Employee who fills a Backfill Opportunity or (z) to fill open positions as of the date of the Put Option Agreement as set forth in Schedule 6.01(b)(vi) of the Evergreen Disclosure Schedule (any such hiring pursuant to clause (x), (y) or (z) may be an external appointment or internal transfer); (C) modify the terms and conditions of employment (including in connection with receiving a response to an internal job posting) of (1) any Business Employee such that such individual no longer qualifies as a Business Employee or (2) any employee of Evergreen or any of its Affiliates who as of the date of the Put Option Agreement is not a Business Employee such that such individual qualifies as a Business Employee; (D) hire any new Business Employees below the level of Senior Director (including hiring any new Business Employee below the level of Senior Director to replace any Business Employee below the level of Senior Director who resigns or whose employment is terminated or whose employment ends due to death or ill-health) to the extent that any such hirings of Business Employees would, in the aggregate as of the date of such hiring, result in aggregate headcount costs of the Elm Business, as allocated on a “management unit” basis by the Elm Business in the ordinary course of business and in a manner consistent with past practice (such aggregate costs as so allocated, the “MU Headcount Costs”) exceeding an average of $21,000,000 per month based on the shorter of the immediately preceding period beginning July 1, 2021 or the immediately preceding

3-month period (unless the MU Headcount Costs for the most recent month were less than $21,000,000 and provided that any single month with associated MU Headcount Costs of 5% or more in excess of $21,000,000 shall result in hiring being prohibited by this Section 6.01(b)(vi)(D)), unless any such MU Headcount Costs in excess of the amounts referred to in this Section 6.01(b)(vi)(D) are (1) warranted by over-performance of the Elm Business relative to such amount, as determined by Evergreen in good faith, (2) to fill open positions as of the date of the Put Option Agreement as set forth in Schedule 6.01(b)(vi) of the Evergreen Disclosure Schedule, or (3) solely with respect to calendar year 2021, directly arising out of or resulting from the headcount reductions set forth in Schedules 2.07(c)(3) and (d) and 6.01(b)(vi) of the Evergreen Disclosure Schedule, provided that such costs arising out of or resulting from headcount reductions set forth in Schedules 2.07(c)(3) and (d) and 6.01(b)(vi) of the Evergreen Disclosure Schedule do not, in the case of the foregoing clause (3), exceed $1,600,000 per calendar month in the aggregate; or (E) hire or engage (including for employment or engagement with any member of the Evergreen Group which is not a Transferred Subsidiary or to provide services to any Retained Business) any former Business Employee whose employment is terminated for any reason or no reason (including any former Business Employee whose employment is terminated as permitted by, or in violation of, this Section 6.01(b)(vi)) on or following January 1, 2021;

(vii)effect any recapitalization, combination, redemption, reclassification, equity split, exchange or like change in capitalization or adopt any plan of liquidation, arrangement, dissolution, merger, consolidation or other reorganization (other than solely between or among Transferred Subsidiaries);

(viii)amend their respective Organizational Documents in a manner adverse to Juniper or Sequoia;

(ix)sell, assign, transfer, lease, license, abandon, dedicate to the public, otherwise dispose of, mortgage, pledge, or subject to any Lien (other than a Permitted Lien) any properties or assets (including intangible assets and Elm Leased Real Property) of any of the Transferred Subsidiaries, and, to the extent constituting Transferred Assets, assets of the Evergreen Group, except in the ordinary course of business and sales of other assets not in excess of $5,000,000 in the aggregate;

(x)acquire or agree to acquire any fee interest in any real property;

(xi)acquire, by merger, consolidation, acquisition of equity interests or assets or otherwise, any business, entity or other Person or division or portion thereof or make any investment in excess of an aggregate of $2,000,000 in, or any loans in excess of an aggregate of $2,000,000 to, any other Person (other than between Transferred Subsidiaries);

(xii)make or commit to make any capital expenditures in excess of $2,000,000 in the aggregate or in excess of $500,000 individually, except for capitalized software development in the ordinary course of business or such capital expenditures or commitments therefor as specifically set forth on the capital expenditures budget attached to Schedule 6.01(b)(xii) of the Evergreen Disclosure Schedule;

(xiii)(A) refer, divert or reallocate any customer of the Elm Business, any Business Employee, or any Business Independent Contractor, including any customers in the recruitment pipeline of the Elm Business, to any member of the Evergreen Group (other than a Transferred Subsidiary) or any Retained Business, in each case, in a manner which could reasonably be expected to encourage any such Person to withdraw, curtail or cancel any such Person’s business or relationship with the Elm Business, or (B) engage, recruit, solicit for employment with or to be an independent contractor for any member of the Evergreen Group (other than a Transferred Subsidiary), offer employment with or to be independent contractor for any member of the Evergreen Group (other than a Transferred Subsidiary) to, or hire or engage for employment with or to be an independent contractor for any member of the Evergreen Group (other than a Transferred Subsidiary) or to provide services to any Retained Business, or otherwise seek to influence or alter any relationship with, any Business Employee or any Business Independent Contractor, except that the Evergreen Group shall be permitted to continue engaging any Business Independent Contractor who provides services to the Evergreen Group other than the Elm Business so long as such continued engagement does not result in a diminishment in the services provided by the Business Independent Contractor to the Elm Business; provided, however, that this Section 6.01(b)(xiii) shall not, solely with respect to customers of the Elm Business and Business Independent Contractors, prohibit the actions described in the provisos of Sections 6.21(a) and (b) and, solely with respect to the Business Employees, prohibit taking the actions permitted by, and in accordance with, Section 6.01(b)(vi);

(xiv)(A) except as required or permitted pursuant to Section 6.07(d), make or change any entity classification election, (B) make or change any other Tax election, (C) adopt or change any method of accounting or annual accounting period for Tax purposes, (D) settle or compromise any Tax Liability, (E) file any Tax Return outside the ordinary course of business or amend any Tax Return, (F) make any voluntary Tax disclosure, (G) surrender any right to claim a refund, credit or other similar Tax benefit, or (H) waive or extend the statute of limitations in respect of any Tax claim or assessment, in the case of clauses (A) through (H), to the extent such action would reasonably be expected to (x) materially adversely affect the Tax liability of, (y) materially adversely affect the reporting of any material item on a Tax Return of, or (z) result in a material Tax Return filing obligation of, Juniper or Sequoia or any of their respective Affiliates (including the Transferred Subsidiaries) or equityholders for any Tax period (or portion thereof) beginning after the Closing Date;

(xv)(A) enter into a new line of business or discontinue any current line of business, or (B) enter into or discontinue any material joint venture;

(xvi)(A) commence any litigation material to the Elm Business that is either (1) primarily related to the Elm Business or (2) could reasonably be expected to result in an Assumed Liability or (B) enter into any waiver, release, assignment, compromise or settlement of any pending or threatened Action against any Transferred

Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group, other than settlements solely for money of less than $4,000,000;

(xvii)(A) transfer, pledge or exclusively license to any Person any Elm Owned Intellectual Property that is material to the Elm Business or (B) permit to lapse or fail to preserve any Elm Owned Intellectual Property, except as allowed to lapse as no longer worth pursuing or maintaining in the Transferred Subsidiaries’ reasonable business judgment;

(xviii)enter into or materially amend or modify any Transferred Subsidiary Agreement (to the extent related to the Elm Business) or Elm Affiliate Arrangement (in any case, excluding for clarity, any Transferred Subsidiary Benefit Plan and any Evergreen Benefit Plan);

(xix)make any material change in its accounting policies or procedures, except as required by GAAP, by applicable Law or by a Governmental Entity;

(xx)make any material change in existing credit, collection and payment policies, procedures and practices with respect to any element of the definitions of Closing Elm Net Working Capital, Closing Elm Cash or Closing Elm Debt or make any contribution of Cash to any Transferred Subsidiary that is not in the ordinary course of business consistent with past practice (except as required by Section 6.01(c));

(xxi)fail to use commercially reasonable efforts to maintain in full force and effect any of the Elm Insurance Policies; or

(xxii)agree in writing or commit any Transferred Subsidiary or, to the extent related to the Elm Business, any other member of the Evergreen Group to do any of the foregoing.

(c)If the Transferred Subsidiaries would reasonably be expected to, as of immediately following the Closing (and after giving effect to the obligations required to be performed and actions to be taken at or prior to the Closing by all members of the Evergreen Group under this Agreement), have an aggregate amount of cash (other than Restricted Cash) that is less than the Minimum Cash Amount, then prior to the Closing, Evergreen shall contribute, or cause to be contributed (other than by a Transferred Subsidiary) additional cash (other than Restricted Cash) to the account(s) of the Transferred Subsidiaries identified by Sequoia not less than ten (10) Business Days prior to the Closing Date in an amount sufficient to allow the Transferred Subsidiaries to have an aggregate amount of cash (other than Restricted Cash) that is at least the Minimum Cash Amount immediately following Closing.

Section 6.02Conduct of the Business of Sequoia and its Subsidiaries.

(a)Except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as otherwise set forth on Schedule 6.02(a) of the Sequoia Disclosure Schedule, (iv) with the prior written consent of Evergreen (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Evergreen shall be deemed to have consented if Evergreen does not object in writing within ten (10) Business Days after a written request for such consent is delivered to Evergreen by Sequoia, unless Evergreen reasonably demonstrates that exigencies require a longer period for consideration), or (v) in connection with effecting a Public Transaction (so long as such action is consistent with the Public Transaction Principles and does not adversely affect in any material respect, the rights of Evergreen in a manner disproportionate to the equityholders of Juniper, as if the Transactions had been consummated immediately prior to a Public Transaction), during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Sequoia shall, and shall cause its Subsidiaries to (A) conduct the business of Sequoia and its Subsidiaries in all material respects in the ordinary course (it being agreed that those actions taken by Sequoia and its Subsidiaries specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, shall be deemed to be in all material respects in the ordinary course), (B) use commercially reasonable efforts to preserve intact the business operations, organization and goodwill of Sequoia and its Subsidiaries and the business of Sequoia and its Subsidiaries and (C) use commercially reasonable efforts to preserve in all material respects its present relationships with its current officers, key employees, customers, suppliers and others having material commercial relationships with Sequoia and its Subsidiaries and the business of Sequoia and its Subsidiaries.

(b)Except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as otherwise set forth on Schedule 6.02(b) of the Sequoia Disclosure Schedule, (iv) in connection with effecting a Public Transaction (so long as such action is consistent with the Public Transaction Principles and does not adversely affect in any material respect, the rights of Evergreen in a manner disproportionate to the equityholders of Juniper, as if the Transactions had been consummated immediately prior to a Public Transaction) or (v) for actions taken by Sequoia or its Subsidiaries specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Sequoia shall not, and shall cause its Subsidiaries not to, undertake any of the following actions without the prior written consent of Evergreen (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Evergreen shall be deemed to have consented if Evergreen does not object in writing within eight (8) Business Days after a written request for such consent is delivered to Evergreen by Sequoia, unless Evergreen reasonably demonstrates that exigencies require a longer period for consideration):

(i)incur or guarantee any indebtedness for borrowed money, other than (A) $100,000,000 of additional indebtedness per fiscal quarter as contemplated by the Sequoia Equity Commitment Documents and the Morgan Stanley Loan Documents (as such terms are defined in the Sequoia Disclosure Schedule), (B) additional indebtedness as necessary or advisable so that Sequoia’s wholly-owned Subsidiaries would project in good faith to have at least $200,000,000 of unrestricted cash at all times over the succeeding twelve (12) months, (C) indebtedness for borrowed money solely among Sequoia and its wholly-owned Subsidiaries (or any combination thereof), (D) indebtedness which refinances, extends, defeases or otherwise discharges or replaces indebtedness of Sequoia and its Subsidiaries, (E) indebtedness of any Sequoia Employee in the ordinary course of business and (F) ordinary course draws or other extensions of credit under any working capital facility or line of credit of Sequoia or any of its Subsidiaries and obligations under cash management services and similar arrangements in the ordinary course of business and (G) indebtedness for borrowed money up to $5,000,000 individually or $15,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

(ii)declare, set aside or pay any non-cash dividend or other non-cash distribution with respect to its equity securities or repurchase any of its equity securities, in all cases other than dividends or other distributions by Sequoia or a wholly-owned Subsidiary of Sequoia solely to one or more other wholly-owned Subsidiaries of Sequoia or Sequoia (it being understood, for the avoidance of doubt, that nothing in this Section 6.02 shall be deemed to restrict the ability of Sequoia or its Subsidiaries to declare, set aside or pay any dividend or distribution of Cash);

(iii)issue, transfer, encumber, sell, deliver or otherwise dispose of or authorize the issuance, transfer, encumbrance, sale, delivery or disposition of (other than any authorization of a transfer, encumbrance, sale, delivery or disposition by an existing equityholder of Sequoia), any of Sequoia’s or any Subsidiary of Sequoia’s equity securities or issue, grant or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of Sequoia’s or any Subsidiary of Sequoia’s equity securities, in each case, other than (A) solely between or among Sequoia and its wholly-owned Subsidiaries and (B) any transfer, encumbrance (provided such encumbrance is in connection with indebtedness permitted under paragraph (b)(i) above), sale or disposition of equity securities of any Subsidiary of Sequoia;

(iv)effect any recapitalization, combination, redemption, reclassification, equity split, exchange or like change in capitalization or adopt any plan of liquidation, arrangement, dissolution, merger, consolidation or other reorganization (other than solely between or among Sequoia and its wholly-owned Subsidiaries);

(v)amend their respective Organizational Documents in a manner adverse to Evergreen;

(vi)(A) make or change any entity classification election, (B) make or change any other Tax election, (C) adopt or change any method of accounting or annual accounting period for Tax purposes, (D) settle or compromise any Tax Liability, (E) file any Tax Return outside the ordinary course of business or amend any Tax Return, (F) make any voluntary Tax disclosure, (G) surrender any right to claim a refund, credit or other similar Tax benefit, or (H) waive or extend the statute of limitations in respect of any Tax claim or assessment, in the case of clauses (A) through (H), to the extent such action would reasonably be expected to (x) materially adversely affect the Tax liability of, (y) materially adversely affect the reporting of any material item on a Tax Return of, or (z) result in a material Tax Return filing obligation of, Evergreen or any of its Affiliates (including the Transferred Subsidiaries) or owners for any Tax period (or portion thereof) beginning after the Closing Date; or

(vii)agree in writing or commit Sequoia or any Subsidiary of Sequoia or, to the extent related to Sequoia’s business, any other member of the Sequoia Group to do any of the foregoing.

Section 6.03Conduct of the Juniper’s Business.

(a)Prior to the consummation of a Public Transaction, except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as otherwise set forth on Schedule 6.03(a) of the Juniper Disclosure Schedule, (iv) with the prior written consent of Evergreen (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Evergreen shall be deemed to have consented if Evergreen does not object in writing within ten (10) Business Days after a written request for such consent is delivered to Evergreen by Juniper, unless Evergreen reasonably demonstrates that exigencies require a longer period for consideration) or (v) in connection with effecting a Public Transaction (so long as such action is consistent with the Public Transaction Principles and does not adversely affect in any material respect, the rights of Evergreen in a manner disproportionate to the equityholders of Juniper, as if the Transactions had been consummated immediately prior to a Public Transaction), during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Juniper shall use commercially reasonable efforts to conduct its business in all material respects in the ordinary course (it being agreed that those actions taken by Juniper specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, shall be deemed to be in all material respects in the ordinary course).

(b)Prior to the consummation of a Public Transaction, except (i) as required or expressly permitted by this Agreement, (ii) as required by Law, (iii) as otherwise set forth on Schedule 6.03(b) of the Juniper Disclosure Schedule (iv) in connection with effecting a Public Transaction (so long as such action is consistent with the Public Transaction Principles and does not adversely affect in any material respect, the rights of Evergreen in a manner disproportionate to the equityholders of Juniper, as if the Transactions had been consummated immediately prior to a Public Transaction) or (v) for actions taken by Juniper specifically in response to COVID-19 that are consistent in all material respects with the types of actions taken by such Persons in response to COVID-19 since the onset of COVID-19 and prior to the date of this Agreement, during the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Juniper shall not undertake any of the following actions without the prior written consent of Evergreen (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Evergreen shall be deemed to have consented if Evergreen does not object in writing within eight (8) Business Days after a written request for such consent is delivered to Evergreen by Juniper, unless Evergreen reasonably demonstrates that exigencies require a longer period for consideration):

(i)incur or guarantee any indebtedness for borrowed money;

(ii)declare, set aside or pay any non-cash dividend or other non-cash distribution with respect to its equity securities or repurchase any of its equity securities;

(iii)issue, transfer, encumber, sell, deliver or otherwise dispose of or authorize the issuance, transfer, encumbrance, sale, delivery or disposition of, any of Juniper’s equity securities or issue, grant or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of Juniper’s equity securities;

(iv)effect any recapitalization, combination, redemption, reclassification, equity split, exchange or like change in capitalization or adopt any plan of liquidation, arrangement, dissolution, merger, consolidation or other reorganization;

(v)amend their respective Organizational Documents;

(vi)sell, assign, transfer, lease, license, abandon, dedicate to the public, otherwise dispose of, mortgage, pledge, or subject to any Lien any properties or assets of Juniper;

(vii)acquire, by merger, consolidation, acquisition of equity interests or assets or otherwise, any business, entity or other Person or division or portion thereof or make any investment in, or any loans to, any other Person (other than between Transferred Subsidiaries);

(viii)(A) make or change any entity classification election, (B) make or change any other Tax election, (C) adopt or change any method of accounting or annual accounting period for Tax purposes, (D) settle or compromise any Tax Liability, (E) file any Tax Return outside the ordinary course of business or amend any Tax Return, (F) make any voluntary Tax disclosure, (G) surrender any right to claim a refund, credit or other similar Tax benefit, or (H) waive or extend the statute of limitations in respect of any Tax claim or assessment, in the case of clauses (A) through (H), to the extent such action would reasonably be expected to (x) materially adversely affect the Tax liability of, (y) materially adversely affect the reporting of any material item on a Tax Return of, or (z) result in a material Tax Return filing obligation of, Evergreen or any of its Affiliates (including the Transferred Subsidiaries) or owners for any Tax period (or portion thereof) beginning after the Closing Date;

(ix)engage in any business activity other than that incidental to the investment, acquisition, operation, management or administration of its ownership of Sequoia;

(x)enter into any waiver, release, assignment, compromise or settlement of any pending or threatened material Action;

(xi)take any action, or fail to take any action, where such action or inaction is not (a) incidental to Juniper’s ownership of Sequoia Group Equity Interests, or (b) required pursuant to the Transaction Documents; or

(xii)agree in writing or commit Juniper to do any of the foregoing.

Section 6.04Inspection Rights.  From the date of this Agreement until the Closing, subject to confidentiality obligations that may be applicable to information furnished to Evergreen or any of its Subsidiaries by third parties that may be in Evergreen’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to work product protection, attorney-client privilege or other similar privilege from disclosure and subject to any restrictions in any Elm Real Property Lease with respect to access to a property, Evergreen shall cause the Transferred Subsidiaries and, to the extent related to the Elm Business, the other members of the Evergreen Group, to afford to each of Juniper and Sequoia and their respective accountants, counsel and other Representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Transferred Subsidiaries, to the Transferred Subsidiaries’ properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Transferred Subsidiaries, and shall furnish such Representatives with financial and operating data and other information concerning the affairs of the Transferred Subsidiaries and the Elm Business (including with respect to the post-signing due diligence requirements set forth on Schedule 6.10(h) of the Evergreen Disclosure Schedule), in each case, as such Representatives may reasonably request from time to time; provided that (i) such inspection shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable advance notice and shall be at Juniper’s or Sequoia’s sole cost and expense, as applicable; and (ii) each of Juniper and Sequoia and their respective Representatives shall not be permitted to perform any environmental sampling or testing at any real property owned or leased by Evergreen or any of its Subsidiaries, including sampling or testing of soil, groundwater, surface water, building materials, or air emissions or wastewater discharges; provided, further, that Evergreen shall use commercially reasonable efforts to (a) allow for such disclosure or access (or as much of it as possible) in a manner that does not result in a loss of such privilege or protection, violate the terms of any confidentiality obligations or any Elm Real Property Lease (including by seeking consent) or (b) develop an alternative method of providing any such information or access to each of Juniper and Sequoia.  All information obtained by Juniper and Sequoia and their respective Representatives pursuant to this Section 6.04 shall be subject to the Confidentiality Agreement.

Section 6.05HSR Act and Foreign Antitrust Approvals.

(a)In connection with the transactions contemplated by this Agreement and to the extent not filed between the date of the Put Option Agreement and the date of this Agreement, each Party, to the extent applicable to such Party, shall (and, to the extent required, shall cause its Affiliates to) (i) promptly comply, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act, (ii) promptly, but in no event later than fifteen (15) Business Days after the date hereof, file and submit the CMA Briefing Paper to the CMA, and (iii) as soon as practicable and advisable (and in any event within the required time periods for filing under applicable Law), make the filings under any other Antitrust Laws as may be necessary, proper or advisable under any applicable similar foreign Antitrust Laws, including in the jurisdictions set forth on Schedule 7.01(c) of the Evergreen Disclosure Schedule.  Each Party shall use its reasonable best efforts to substantially comply with any Antitrust Information or Document Requests made of such Party or any of its Affiliates. In furtherance of the foregoing, if, after submission of the CMA Briefing Paper, the CMA requests submission of a Merger Notice or otherwise indicates, in the reasonable opinion of any of the Parties, that an investigation is warranted into the Transactions, Sequoia shall make a submission of a substantially complete draft Merger Notice (followed by a completed Merger Notice) to the CMA as promptly as practicable after the receipt by Sequoia of such request or indication from the CMA.

(b)Each Party shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign Antitrust Laws, in each case, as soon as practicable (but in any event prior to the Termination Date), (ii) furnish to each other all information required for any application or other filing to be made pursuant to any Antitrust Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with the other Parties’ prior filings), and (iii) otherwise cooperate with each other in connection with any filing and in connection with resolving any investigation or other inquiry of any Antitrust Authority.  No Party shall, without the written consent of the other Parties, “pull-and-refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act, or take any similar action (including entry into any agreement or arrangement relating to the timing of the Closing Date) without prior written approval from the other Parties with respect to any filing made with any Antitrust Authority.

(c)Without limiting the foregoing, each of Evergreen, Juniper and Sequoia shall, and shall cause its Affiliates to, cooperate in good faith with the Antitrust Authorities and use their reasonable best efforts to undertake promptly (x) any and all actions (including cooperating and negotiating in good faith with the Antitrust Authorities) necessary, proper or advisable to satisfy the conditions set forth in Section 7.01(a), (b), (c) and (d) and to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and (y) any and all actions necessary, proper or advisable to avoid or prevent the actual or threatened commencement of any Action in any forum by or on behalf of any Antitrust Authority or the issuance by an Antitrust Authority of any Order that would (or to obtain the agreement or consent of any Antitrust Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.  Notwithstanding anything to the contrary, (i) neither Juniper or Sequoia nor any of their equityholders or any of their respective Affiliates will be required to, and Evergreen shall not be required to (and shall not and shall not cause the other members of the Evergreen Group to, without the prior written consent of Sequoia), take or agree to take any action with respect to, or agree to any limitation on (x) any business, product line, or asset of Juniper or Sequoia or any of their equityholders or any of their respective Affiliates or (y) any Transferred Asset or any business, product line, or asset of the Elm Business, in each case, that would, individually or in the aggregate, reasonably be expected to, have a material impact on Juniper or Sequoia or any of their equityholders or any of their respective Affiliates, or the Transferred Subsidiaries and the Transferred Assets, after the Closing, measured relative to the size of the Elm Business, (ii) none of Evergreen, Juniper, Sequoia or any of their equityholders or any of their respective Affiliates will be required to take or agree to take any action or agree to any limitation on, with respect to Juniper or Sequoia or any of their equityholders or any of their respective Affiliates, itself, its equityholders or any of its Affiliates (including with respect to Sequoia, the Transferred Subsidiaries), and with respect to Evergreen, itself or the other members of the Evergreen Group, which would reasonably be expected to adversely affect the economic benefits to be received by such Party and its equityholders or Affiliates as a result of the Transactions in any material respect, including such adverse changes to the form or nature of the consideration to be received by Evergreen and its Affiliates pursuant to the Transaction Documents and (iii) no Party nor any of its Affiliates will be required to take or agree to take any action or agree to any limitation on such Party or its Affiliates which would reasonably be expected to change (adversely to such Party), in any material respect, the terms and conditions of the EPS Agreement.

(d)Each Party shall use its commercially reasonable efforts to cooperate with the other party in connection with (i) any filings with the Antitrust Authorities, (ii) any information requests from any such agency in connection with a filing, and (iii) any investigation or other inquiry of any such agency or other Antitrust Authorities under any Antitrust Laws.  With regard to any communication with any Antitrust Authority regarding such filings, each party will copy the other on all communications with any Antitrust Authority and inform the other party (x) before delivering any communication to an Antitrust Authority; (y) promptly after receiving any communication from an Antitrust Authority; and (z) before entering into any proposed understanding, undertaking, or agreement with any Antitrust Authority regarding any such filings or the Transactions.  Subject to all applicable Laws, prior to submission each of the parties shall have the right to review and comment on any submission before it is made to any Antitrust Authority, with such comments to be considered in good faith by the submitting party.  Neither Party will participate in any meeting with any Antitrust Authority concerning or in connection with the Transactions, filings, investigation, or other inquiry without giving the other party reasonable advance notice of the meeting and, to the extent permitted by such Antitrust Authority, the opportunity to attend and participate.  Notwithstanding anything to the contrary in this Agreement, where Juniper, Sequoia, Evergreen, any of their respective equityholders or, in each case of the foregoing, any respective Affiliates thereof is required or requested to provide information in connection with this Agreement or any applicable Laws, including Antitrust Laws, such information may be provided on an outside counsel-only basis or in the case of Quantum directly to the party, Antitrust Authority and /or other Governmental Entity requesting such information.  Any such materials or information provided on an outside counsel-only basis shall be provided only to a receiving party’s outside counsel and not disclosed by such counsel to any employees (including in-house counsel), officers or directors of the receiving party without the advance written consent of the party supplying such materials or information.  Quantum shall not be required to provide non-public financial information or personal identifying information of any employee, officer or director of Quantum or any of its Affiliates who is a senior government official to any Antitrust Authority or Governmental Entity (or to any party in connection with a request or requirement to provide any information), other than such information of the type and to the extent previously provided in previous applications or responses to any Antitrust Authority or Governmental Entity, other than any Qatari Governmental Entity or Qatari Antitrust Authority, and none of Juniper, Sequoia, Evergreen, any of their respective equityholders or, in each case of the foregoing, any respective Affiliates thereof shall provide non-public Quantum information to any Antitrust Authority or Governmental Entity without the prior written consent of Quantum.

Section 6.06Indemnification and Insurance.

(a)Sequoia shall cause each of the Transferred Subsidiaries for a period of not less than six (6) years from the Closing (i) to maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Transferred Subsidiaries’ former and current directors, managers, officers and employees (the “Indemnified Persons”) in respect of the period prior to Closing that are no less favorable to those Indemnified Persons than the provisions of the Organizational Documents of such Transferred Subsidiary, as applicable, in each case, as of the date of the Put Option Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Indemnified Persons thereunder, in each case, except as required by Law.

(b)Prior to the Closing, Sequoia shall purchase pre-paid and non-cancellable six (6) year run-off directors and officers liability  and fiduciary liability insurance covering the Transferred Subsidiaries and the Indemnified Persons (“Tail Insurance”), in each case, with terms and conditions that are not materially less favorable to the Transferred Subsidiaries and the Indemnified Persons than the directors and officers liability and fiduciary liability insurance maintained by Evergreen as of the date of the Put Option Agreement and with limits of liability and retentions at least as favorable to the insureds thereunder as those set forth on Schedule 6.06(b) of the Evergreen Disclosure Schedule, with respect to acts, omissions, facts or events occurring or alleged to have occurred at or prior to the Closing, including the transactions contemplated hereby; provided, however, that in no event shall Sequoia be required to expend for the Tail Insurance an amount in excess of the maximum amount set forth on Schedule 6.06(b) of the Evergreen Disclosure Schedule (“Maximum Amount”); provided, further, that if such Tail Insurance is not available or the cost of the Tail Insurance exceeds the Maximum Amount, then Sequoia shall obtain Tail Insurance with the greatest coverage available for a cost not exceeding the Maximum Amount.  For the avoidance doubt, Evergreen shall reasonably cooperate with Sequoia in order to facilitate its purchase of the Tail Insurance.

(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 6.06 shall survive the consummation of the Transactions for a period of six (6) years and shall be binding, jointly and severally, on all successors and assigns of Sequoia and its Subsidiaries.  In the event that Sequoia or any of its Subsidiaries or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Sequoia or the applicable Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section 6.06.

(d)Sequoia acknowledges that except as provided in this Section 6.06(d), (a) all insurance policies maintained by Evergreen or any of its Subsidiaries (other than the Transferred Subsidiaries) for the benefit of the Transferred Subsidiaries (the “Insurance Policies”) are part of the corporate insurance program maintained by Evergreen, and such coverage shall not be available or transferred to Sequoia or the Transferred Subsidiaries, (b) from and after the Closing, the Transferred Subsidiaries shall cease to be insured by the Insurance Policies, and (c) from and after the Closing, Sequoia shall be responsible for securing all insurance they deem appropriate for the operation of the Transferred Subsidiaries.  Except as provided in this Section 6.06(d), from and after the Closing, Evergreen and its Subsidiaries shall have no obligation to Sequoia or the Transferred Subsidiaries with respect to or under any of the Insurance Policies; provided that from and after the Closing, Evergreen and its Subsidiaries shall use commercially reasonable efforts to not take any measure or fail to take any measure to eliminate or reduce coverage available to the Transferred Subsidiaries under the Insurance Policies other than the reduction of policy limits due to claims paid in the ordinary course, and Evergreen and its Subsidiaries shall use commercially reasonable efforts to (i) direct any carriers under the occurrence-based Insurance Policies (“Occurrence Based Policies”) to make any available insurance coverage under the Occurrence Based Policies available to the Transferred Subsidiaries for claims arising out of any actual or alleged occurrences occurring prior to the Closing relating to the Transferred Subsidiaries or the Elm Business, (ii) direct any carriers under any claims-made Insurance Policies (“Claims Made Policies”) to make any available insurance coverage under the Claims Made Policies available to the Transferred Subsidiaries for claims made prior to the Closing that arise out of any actual or alleged act, omission, circumstance, event or incident occurring prior to the Closing relating to the Transferred Subsidiaries or the Elm Business; provided that all deductibles, self-insured retentions, claims handling fees or any other amounts payable under any such Insurance Policies shall be shared equitably between Sequoia and the Transferred Subsidiaries, on the one hand, and Evergreen, on the other hand, relative to claims made by or on behalf of the Transferred Subsidiaries against the Occurrence Based Policies or Claims Made Policies pursuant to this Section 6.06(d).  Following the Closing Date, upon Sequoia or the Transferred Subsidiaries’ reasonable request, and at the Transferred Subsidiaries’ cost and expense, Evergreen and its Subsidiaries shall reasonably cooperate with and assist the Transferred Subsidiaries in issuing notices of such claims under the Occurrence Based Policies and Claims Made Policies, presenting such claims for payment and collecting insurance proceeds under the Insurance Policies.

Section 6.07Tax Matters.

(a)Cooperation.  The Parties agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to Books and Records, as is reasonably necessary for the filing of all Tax Returns by the applicable Party, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Without limiting the foregoing, Evergreen agrees that, promptly following the finalization of the Closing Statements pursuant to Section 1.03, it shall furnish Sequoia with a Tax basis balance sheet (current as of the Closing Date) that includes all of the assets that are considered as contributed to Sequoia for U.S. federal income Tax purposes, in order to enable Sequoia to satisfy its Tax reporting and compliance obligations (including preparing IRS Form 1065 and Schedules K-1 attached thereto).

(b)Transfer Taxes.  All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) (collectively, “Transfer Taxes”) incurred in connection with the Restructuring shall be borne by Evergreen.  Any and all other Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne 50% by Evergreen, on the one hand, and 50% by Sequoia, on the other.  The Parties shall cooperate to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes.

(c)Intended Tax Treatment.  Notwithstanding anything herein to the contrary, no Party shall (and each Party shall cause their respective Subsidiaries not to) take, or omit to take, any action that could reasonably be expected to prevent or impede the Intended Tax Treatment.  Both prior to and following the Closing, each Party shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Intended Tax Treatment to apply, including by reasonably refraining from any action that such Party knows, or could reasonably be expected to know, is reasonably likely to prevent or impede the Intended Tax Treatment.  Each Party shall report the Transactions in accordance with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, in any audit or administrative or court proceeding, or otherwise, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d)U.S. Tax Classifications. Prior to the Closing Date, with respect to each of the Transferred Subsidiaries not listed on Schedule 2.19(m) of the Evergreen Disclosure Schedule (i.e., those that are “foreign entities” within the meaning of Treasury Regulations Section 301.7701-3), Evergreen shall consider in good faith making a valid election under Treasury Regulations Section 301.7701-3, effective prior to the Closing Date, for such Transferred Subsidiary (or, if applicable, for a successor entity to such Transferred Subsidiary following a legal conversion, merger or other similar transaction under applicable Law) to be classified as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes; provided that Evergreen (i) shall confer with Sequoia in good faith prior to making any such election(s), and (ii) shall not make such election(s) without Sequoia’s prior written consent (not to be unreasonably withheld, delayed or conditioned). Evergreen shall cause a valid election under Treasury Regulations Section 301.7701-3 to be made with respect to Elm U.S. to treat Elm U.S. as a corporation for U.S. federal income Tax purposes, effective as of two (2) days following the date of the Step-Up Transaction, and shall not change or revoke such election prior to Closing. Evergreen shall promptly provide Sequoia with a copy of each Form 8832 filed with respect to the foregoing elections.

(e)Evergreen shall cause the basis of each of the assets of Elm U.S. (as determined for U.S. federal income Tax purposes) to be equivalent to such asset’s fair market value as of a date no later than thirty (30) Business Days following the date of the Put Option Agreement (the “Step-Up Transaction”).

(f)Elm U.S. Basis Step-Up Allocation. Within sixty (60) days after the date of the Step-Up Transaction, Evergreen shall provide Sequoia with a schedule setting forth the fair market value of Elm U.S. as of the date of the Step-Up Transaction, and a proposed allocation of such value (and all other amounts properly taken into account under applicable Law) among the assets of Elm U.S. as of such date (the “Proposed Allocation”).  The Proposed Allocation shall be consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. If, within thirty (30) days after the delivery of the Proposed Allocation, Sequoia notifies Evergreen in writing that Sequoia objects to any item in the Proposed Allocation, Evergreen and Sequoia shall endeavor to resolve such dispute within thirty (30) days in good faith. Any amounts remaining in dispute at the conclusion of such thirty (30) day period shall be submitted to the Dispute Resolution Firm for resolution in accordance with the terms and conditions of Section 1.03(f), mutatis mutandis. The Proposed Allocation, as revised to reflect the resolution of any disputed items (the “Final Allocation”), shall be binding on Evergreen and Sequoia and their respective Affiliates, and neither Evergreen nor Sequoia, nor any of their respective Affiliates, shall take any position that is inconsistent with the Final Allocation on any Tax Return, in any audit or administrative or court proceeding, or otherwise, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties shall promptly notify the other if the IRS or any other Tax authority asserts a position that is inconsistent with the Final Allocation.

Section 6.08Employment Matters.

(a)Subject to the provisions of applicable Law and any applicable Collective Bargaining Agreement, with respect to the Business Employees who are employed by the Transferred Subsidiaries immediately prior to the Closing or who are employed by Sequoia or its Subsidiaries with effect on and from Closing (the “Continuing Employees”), for the period commencing at the Closing and ending on the earlier of (x) the date that is twelve (12) months following the Closing and (y) the date on which the employment of a Continuing Employee terminates, Sequoia shall (or shall cause its Affiliates to) provide each Continuing Employee with (i) an annual base salary or hourly wage rate (as applicable) and annual cash bonus and other short-term incentive opportunities (other than with respect to equity-based compensation) no less favorable in the aggregate than the annual base salary or hourly wage rate, annual cash bonus and other short-term incentive opportunities (as applicable) (other than with respect to equity-based compensation) provided to such Continuing Employee immediately prior to the Closing; and (ii) severance eligibility and employee health, welfare and retirement benefits that are no less favorable in the aggregate than such benefits provided to such Continuing Employee (as applicable) immediately prior to the Closing. Evergreen and Sequoia shall reasonably agree the form of any transfer agreements required to be issued to any Business Employees employed by Evergreen or its Affiliates whose employment it is agreed will be transferred to Sequoia or its Affiliates with effect on and from the Closing.

(b)With respect to each Automatic Transfer Employee whose employment is transferred to a Transferred Subsidiary prior to Closing in connection with the Restructuring, Sequoia shall (or shall cause its Affiliates to) maintain the terms and conditions of employment of each Automatic Transfer Employee in accordance with, and subject to, Automatic Transfer Law.

(c)Sequoia shall, and shall cause its Subsidiaries to, recognize each Continuing Employee’s employment or service with the Evergreen Group (including any current or former Affiliate thereof or any predecessor thereof) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and benefit accrual of the Continuing Employee under all employee retirement, health, welfare and disability benefit plans and policies (other than with respect to any defined benefit plan, retiree medical or similar payments or benefits) maintained by Sequoia and its Subsidiaries (or, following the Closing, the Transferred Subsidiaries) (“New Benefit Plans”), except to the extent such recognition would result in a duplication of benefits.  In addition, Sequoia shall (or shall cause its Affiliates to) use commercially reasonable efforts to:  (i) cause each Continuing Employee to become immediately eligible to participate in, without any waiting time and waive any pre-existing conditions or limitations, actively at work requirements, evidence of insurability requirements or required physical examinations under, any New Benefit Plan providing medical, dental, hospital, vision or pharmaceutical benefits with respect to Continuing Employees and their eligible dependents, except to the extent that any such exclusions or requirements applied to such Continuing Employee under the comparable Evergreen Benefit Plan in which such Continuing Employee participated immediately before the Closing Date, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents prior to the Closing Date during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any New Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to such Continuing Employee, as if such amounts had been paid in accordance with such plan.

(d)Except as would not be reasonably expected to result in a material Liability to the Evergreen Group, with respect to each jurisdiction in which a Collective Bargaining Agreement governs the terms of employment of any Continuing Employee, Sequoia shall not, nor shall it permit its Affiliates to, at any time within the 90-day period immediately following the Closing Date, effectuate a mass layoff or collective dismissal as such term (or any similar term) is defined under any applicable Law of Continuing Employees in any such jurisdiction.

(e)Notwithstanding (and without limiting) anything set forth in Section 6.08(a) or Section 6.08(d) and to the extent in compliance with applicable Law and any applicable Collective Bargaining Agreement, (i) Sequoia may, or may cause any of its Subsidiaries to take employee-related actions related to the COVID-19 pandemic or institute any reductions in compensation and benefits that are generally applicable and proportionate to similarly situated employees of Sequoia and its Subsidiaries (including, following the Closing, any Transferred Subsidiary) and (ii) other than as may be required by applicable Law, Sequoia and its Subsidiaries are not required to provide employee health, welfare or retirement benefits to any employee of the Evergreen Group, including any Business Employee and any employee of any Transferred Subsidiary, whose employment is expected to be terminated in connection with Closing or any former such employee, including furloughed employees.

(f)As soon as administratively practicable following the Closing, Sequoia shall (or shall cause any of its Subsidiaries to) cause a defined contribution retirement plan intended to qualify under Section 401(a) of the Code that is maintained by Sequoia or one of its Subsidiaries (including, following the Closing, any Transferred Subsidiary) (each, a “Sequoia 401(k) Plan”) to accept a direct rollover of the account balance (including any promissory notes for associated loans that are outstanding as of immediately prior to Closing) of each Continuing Employee from an Evergreen Benefit Plan that is a tax-qualified defined contribution retirement plan under Section 401(a) of the Code (each, an “Evergreen 401(k) Plan”) if such direct rollover is elected in accordance with applicable Law and the terms of the Evergreen 401(k) Plan by such Continuing Employee.  Evergreen and Sequoia shall cooperate in good faith to take all commercially reasonable actions needed to permit each active Continuing Employee with an outstanding loan balance under an Evergreen 401(k) Plan as of the Closing Date to continue to make scheduled loans payments to the applicable Evergreen 401(k) Plan following the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from such Evergreen 401(k) Plan to a Sequoia 401(k) Plan, as provided in the preceding sentence, such as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(g)Effective as of the Closing, Evergreen shall and shall cause its Affiliates to take all actions set forth on Schedule 6.08(g) of the Evergreen Disclosure Schedule in order to implement the treatment of each equity and equity-based award held by a Continuing Employee set forth therein.

(h)Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of Sequoia to terminate, reassign, promote or demote any Continuing Employee (or to cause any of the foregoing actions) at any time following the Closing Date, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service provider at any time following the Closing Date (subject to Section 6.08(a)); (ii) constitute an amendment or modification of any Benefit Plan or other employee benefit plan; or (iii) create any third-party rights in any such current or former Business Employee (including any beneficiary or dependent thereof).

(i)On or prior to the Closing, Evergreen shall or shall cause its Affiliates to: (i) subject in each case either to the consent of the applicable Business Employee (which provision of consent neither Evergreen nor any other member of the Evergreen Group shall discourage), or, with respect to Automatic Transfer Employees, subject to the applicable Automatic Transfer Employee not objecting to their transfer (which objection neither Evergreen nor any other member of the Evergreen Group shall encourage), to the extent any Business Employee is not directly employed by a Transferred Subsidiary, transfer the employment of each such Business Employee to a Transferred Subsidiary and, where applicable, effectuate such transfer of employment in accordance with the step plans set forth on Schedule 6.08(i)(i) of the Evergreen Disclosure Schedule; (ii) transfer the employment of each employee employed by a Transferred Subsidiary who is not a Business Employee to a member of the Evergreen Group (other than a Transferred Subsidiary) and, where applicable, effectuate such transfer of employment in accordance with the step plans set forth on Schedule 6.08(i)(ii) of the Evergreen Disclosure Schedule; (iii) to the extent any Business Independent Contractor (other than any Business Independent Contractor who is a contingent worker) is not directly engaged by a Transferred Subsidiary, transfer the engagement of each Business Independent Contractor to a Transferred Subsidiary; and (iv) transfer the engagement of each independent contractor engaged by a Transferred Subsidiary who is not a Business Independent Contractor to a member of the Evergreen Group (other than a Transferred Subsidiary).  Evergreen shall, on a monthly basis until the Closing Date, update Schedule 2.18(a) of the Evergreen Disclosure Schedule and Schedule 2.18(b) of the Evergreen Disclosure Schedule to reflect any applicable changes thereto, with a final version of such schedules to be provided to Sequoia on the Closing Date.

(j)Transfer Costs.

(i)In this Section 6.08(j), “Transfer Costs” includes any costs incurred in connection with or related to the employment or appointment of any person or its termination including, the cost of salaries, incentives, benefits or other remuneration, any dismissal or other severance costs and any award, compensation, damages, fine, loss, order, penalty or payment made by way of settlement and out of pocket costs and expenses reasonably incurred in connection with a claim or investigation (including any investigation by any enforcement, regulatory or supervisory body and of implementing any requirements which may arise from any such investigation), legal costs and expenses being assessed on an indemnity basis.

(ii)Except as otherwise agreed in writing or set forth in this Section 6.08, Evergreen shall (on its own behalf and on behalf of each member of the Evergreen Group) indemnify Sequoia (on its own behalf and on behalf of each of its Affiliates which, following the Closing, will include the Transferred Subsidiaries) for all Transfer Costs incurred by Sequoia or any of its Affiliates or any Transferred Subsidiary in connection with:

(1)any failure by Evergreen or the Evergreen Group (including, prior to the Closing, the Transferred Subsidiaries) to comply with its or their obligations pursuant to Automatic Transfer Laws, including any obligation to inform or consult with any Business Employees or any Employee Representative save to the extent that any failure arises as a result of any act or omission of Sequoia or its Subsidiaries;

(2)the employment or termination of employment of any Business Employee who objects to the transfer of his or her employment to a Transferred Subsidiary pursuant to Automatic Transfer Laws or refuses an offer of employment made by a Transferred Subsidiary save where any such objection arises directly from any actual, proposed or anticipated changes made to the terms and conditions of employment or working conditions of such Business Employee by or at the request of Sequoia or any of its Subsidiaries which are (or are alleged to be) to their material detriment; and

(3)the employment or termination of employment of any person who is not a Business Employee who establishes or asserts that his or her contract of employment has transferred to Sequoia (or any of its Affiliates) or to a Transferred Subsidiary pursuant to Automatic Transfer Laws in connection with the Transactions; provided that Sequoia procures that such person is dismissed within thirty (30) days of Sequoia being made aware in writing of such established or asserted transfer.

For the avoidance of doubt, all liabilities relating to the employment of a Continuing Employee in respect of any period of such individual’s employment with Evergreen or its Affiliates prior to Closing shall be Assumed Liabilities and shall (to the extent permitted by applicable Law) be transferred to the applicable Transferred Subsidiary or Sequoia’s Affiliate which employs such Continuing Employee with effect on and from Closing other than employment costs for the pay period in which Closing occurs which shall be apportioned on a pro-rata basis between (i) Evergreen or its Affiliate which employed such Continuing Employee for the portion of the pay period prior to Closing; and (ii) the Transferred Subsidiary or Sequoia’s Affiliate employing such Continuing Employee on and from Closing for the portion of the pay period on and from Closing.

(k)Sequoia Transfer Costs.

(i)Except as otherwise agreed in writing or set forth in this Agreement, Sequoia shall (on its own behalf and on behalf of each member of the Sequoia Group) indemnify Evergreen (on its own behalf and on behalf of each member of the Evergreen Group excluding the Transferred Subsidiaries) for all Transfer Costs incurred by Evergreen or any of its Affiliates excluding any Transferred Subsidiary in connection with any of the following events occurring prior to the Closing Date:

(1)any failure by Sequoia or any of its Affiliates (excluding any Transferred Subsidiaries) to comply with its or their obligations pursuant to Automatic Transfer Laws, including any obligation to inform or consult in respect of the transfer of any Business Employees or any Employee Representative directly to Sequoia or any of its Affiliates save to the extent that any failure arises (directly or indirectly) as a result of any act or omission of Evergreen, or any Transferred Subsidiaries; and

(2)the termination of employment of any Business Employee who objects to the transfer of his or her employment to a Transferred Subsidiary pursuant to Automatic Transfer Laws or refuses an offer of employment to a Transferred Subsidiary made by Evergreen or any of its Affiliates, in each case, where any such objection arises directly from any actual, proposed or anticipated changes made to the terms and conditions of employment or working conditions of such person by or at the request of Sequoia or any of its Affiliates which are to their material detriment.

(l)Following the date hereof, but prior to the Closing Date, to the extent that any Shared Contracts with third-party service providers providing for the services of contingent workers to the Elm Business do not become Transferred Shared Contracts, the Parties shall cooperate in good faith to facilitate Sequoia’s or one of its Affiliates’ negotiation of new agreements with such third-party service providers.

(m)As soon as practicable after the date of the Put Option Agreement, and in no event more than thirty (30) calendar days after the date hereof, Evergreen shall provide Sequoia and its authorized representatives with (i) copies of all Non-U.S. Benefit Plans, (ii) all trust documents, insurance policies and material service agreements related to each Transferred Subsidiary Benefit Plan, as applicable, and (iii) all necessary and appropriate information reasonably requested by Sequoia and its authorized representatives in order to establish employee benefit plans, payroll and human resource systems applicable to Continuing Employees, including information necessary or appropriate to timely conduct an RFP process for potential vendors and conduct an open enrollment process with respect to employee benefit plans prior to the Closing, human resources data extracts in order to coordinate multiple test data loads prior to the Closing, year-to-date payroll information and paid time off and vacation balances. In addition, from and after the date of the Put Option Agreement until the Closing, Evergreen will use commercially reasonable efforts to cooperate in good faith with Sequoia in order for Sequoia to identify, coordinate and implement employee benefit plans, payroll and human resource systems applicable to Continuing Employees and that are intended to be effective immediately upon the Closing.

(n)With respect to each recipient of a retention bonus set forth on Schedule 6.08(n) of the Evergreen Disclosure Schedule, Sequoia shall (or shall cause the applicable Transferred Subsidiary to) timely pay to the applicable recipient any portion of such retention bonus that vests and becomes payable in accordance with its terms on a date following the Closing Date, in the amounts and subject to the terms set forth on Schedule 6.08(n) of the Evergreen Disclosure Schedule.

Section 6.09Retention of Books and Records.  Each of Evergreen and Sequoia shall, and shall cause their respective Subsidiaries to, retain, all books, ledgers, files, reports, plans, records, data and any other documents (the “Books and Records”) pertaining to the Elm Business in existence at the Closing with respect to the periods prior to the Closing for a period of seven (7) years from the Closing Date (or, if later with respect to Tax matters, until sixty (60) days after the expiration of the applicable statute of limitations), and make the same available after the Closing for inspection and copying by the other Party or its Representatives at such requesting Party’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice solely in connection with (i) any Action relating to the Elm Business or the Transferred Subsidiaries, (ii) any authorizations, approvals, notice or filings with any Governmental Entity, (iii) the prosecution or defense of any audit or Action that is then pending or threatened, (iv) the preparation of any financial statements (including as reasonably necessary to assist therewith) or (v) in the case of Evergreen’s obligation to make available such Books and Records (subject to appropriate redactions related to the Retained Business), reasonably necessary for Sequoia’s ownership and operation of the Elm Business following the Closing to allow the Elm Business to be operated substantially consistently with the manner in which it is currently operated. Notwithstanding the foregoing, neither Sequoia nor Evergreen (nor any of their Affiliates) shall be required to disclose any information under this Section 6.09 (A) if such disclosure would be reasonably likely to: (1) contain information that in the reasonable, good faith judgment of the disclosing Party (after consultation with outside counsel) is competitively sensitive; (2) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine; or (3) contravene any applicable Laws, fiduciary duty or Contract to which the disclosing Party or any of its Affiliates is a party; provided that, in any such case, the disclosing Party shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law, fiduciary duty or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable or (B) in connection with any litigation or similar dispute between the Parties; provided, further, that the foregoing shall not limit any of the Parties’ rights of discovery.

Section 6.10Support of Transaction; Further Assurances.

(a)Subject to Section 6.05, each Party shall, and shall cause its Subsidiaries to:  (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Juniper, Sequoia, Evergreen or their respective Affiliates are required to obtain in order to consummate the Transactions and in respect of any Contracts which are required to be set forth on Schedule 2.04 of the Evergreen Disclosure Schedule, and (ii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date); provided that any obligations of Juniper under this Section 6.10(a) shall terminate upon the consummation of a Public Transaction.

(b)Subject to Section 6.05, each Party agrees that, from time to time after the Closing Date, it will execute and deliver, or cause their respective Affiliates to execute and deliver, such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

(c)The Services Schedules attached to the Transition Services Agreement attached hereto set forth the services contemplated to be provided under the Transition Services Agreement as of the date of the Put Option Agreement. Between the date of the Put Option

Agreement and the Closing, Evergreen and Sequoia shall cooperate in good faith to (i) finalize the Services Schedules and (ii) add any Services Schedules based on any additional interdependencies identified, in each case consistent the principles set forth in Section 1.2(a) and Section 1.2(b) of the Transition Services Agreement.  Any disputes or discussions with respect to the Services Schedules that have not been resolved as of the date that is ninety (90) days following the date of the Put Option Agreement (which may be extended by either Sequoia or Evergreen, upon notice to the other Party, for up to four successive periods of fifteen (15) days if the Closing is not reasonably anticipated to occur during the fifteen (15) days following such notice) (the date which is the later of (x) fifteen (15) days after the latest such date, and (y) fifteen (15) days prior to the Closing, the “Referral Deadline”) shall be resolved through the process specified in Section 6.10(d).  Any Disputed Service that has not been referred to arbitration in accordance with this Section 6.10(d) by the Referral Deadline shall be excluded from the Services Schedule as of Closing; provided that, for the avoidance of doubt, any such Disputed Service shall still be subject to the provisions of Section 1.2(a) and Section 1.2(b) of the Transition Services Agreement following the Closing. After the Closing, any disputes or unresolved discussions with respect to the Services Schedules (including, for the avoidance of doubt, in any Disputed Service which was not referred to arbitration by the Referral Deadline) shall be resolved as provided in the Transition Services Agreement.

(d)If any disputes or discussions with respect to the Services Schedules are not resolved by the Service Managers or the Transition Leads (in each case, as defined in the Transition Services Agreement) within ninety (90) days after the date of the Put Option Agreement or as so extended in accordance with Section 6.10(c) (collectively “Disputed Services”), Evergreen and Sequoia may refer such Disputed Services to binding arbitration in accordance with this Section 6.10(d).  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  The arbitration shall be conducted in Seattle, Washington, before one arbitrator, who shall be a partner employed by the management consulting division of KPMG International Limited, PricewaterhouseCoopers LLP, Deloitte Touche Tohmatsu Limited or Ernst & Young Global Limited with experience in transition services agreements.  A brief, reasoned award consistent with the principles set forth in Section 1.2(a) and Section 1.2(b) of the Transition Services Agreement is to be rendered by the arbitrator within thirty (30) days of the date the arbitrator is engaged.  The arbitrator must agree to the foregoing deadline before accepting appointment.  The award will be final and non-appealable.  Judgment on the award may be entered in any court having jurisdiction.  Such non-prevailing Party shall pay the fees and expenses of JAMS related to the arbitration (in the manner determined by the arbitrator to reflect relative success and failure of such Parties in such arbitration), and each such Party shall each bear its own expenses and legal fees related to the arbitration; provided, however, that the arbitrator shall have the authority to require any Party (other than Juniper) to pay the expenses and legal fees of another Party to the extent permitted under applicable Law, as a part of any remedy that may be ordered. In the event that the arbitrator has not rendered his or her decision pursuant to this Section 6.10(d) in respect of any Disputed Service referred to arbitration in accordance with this Section 6.10(d) at such time as all of the conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (i) until such time as the arbitrator issues his or her decision, the Services Schedule shall be deemed to include any such Disputed Services (“Included Disputed Services”), upon the terms and conditions contained in Sequoia’s good faith submission to the arbitrator (and, subject to the terms and conditions of this Agreement, Closing shall occur on the basis of such Services Schedule), and (ii)

once the arbitrator has issued his or her decision pursuant to this Section 6.10(d) the Services Schedule shall be automatically amended to reflect such decision (including, if applicable, to remove or modify the terms and conditions of any Included Disputed Service).  In the event that the arbitrator determines that any Included Disputed Services should not have been included in the Services Schedule, Sequoia shall reimburse Evergreen for any costs or expenses incurred by Evergreen in connection with the provision thereof less any amounts previously paid by Sequoia to Evergreen for such Included Disputed Services.

(e)During the twelve (12) months following the Closing, Evergreen and Sequoia agree to reasonably cooperate with each other in connection with any legal compliance investigation and reporting relating to the Elm Business or the Transferred Assets; provided that such cooperation does not (i) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine or (ii) contravene any applicable Laws; provided, further, that in any such case, each of Evergreen and Sequoia shall provide such cooperation as necessary to preserve such privilege or protections or comply with such Law or otherwise make appropriate substitute arrangements, to the extent practicable.

(f)With respect to any Domain Names included in the Transferred Assets (i) for any such Domain Names which require a local presence in a jurisdiction in which a Transferred Subsidiary has such a presence, prior to the Closing, Evergreen shall, and shall cause any member of the Evergreen Group to, assign and transfer such Domain Name to such Transferred Subsidiary, (ii) for any such Domain Names which require a local presence in a jurisdiction in which no Transferred Subsidiary has such a presence, immediately after the Closing, Evergreen shall, and shall cause any member of the Evergreen Group to, assign and transfer such Domain Name to a Person designated by Sequoia, and (iii) for all other such Domain Names, prior to the Closing Evergreen shall, and shall cause any member of the Evergreen Group to, assign and transfer such Domain Name to a Transferred Subsidiary designated by Sequoia.

(g)Prior to the Closing, Evergreen shall (i) update its public-facing U.S. privacy notice to reflect current requirements under applicable Data Protection Laws, (ii) update the internal privacy notice applicable to the Elm Business to remove “subject to the employee’s right to consent or to object to it” from the sentence “Workers Council and other employee representatives (including for any disciplinary proceedings), subject to the employee’s right to consent or to object to it”, (iii) update the data processing agreement pertaining to the Elm Business to reflect current requirements under applicable Data Protection Laws, and (iv) update the cookies policy applicable to the Elm Business to (A) set out the duration for which cookies will be placed on users’ devices and (B) amend the mislabeled “essential cookies” in relation to cookies used for the purposes of improving online services.

(h)The parties agree to the actions set forth on Schedule 6.10(h) of the Evergreen Disclosure Schedule.

(i)No later than thirty (30) days after the date of the Put Option Agreement, Evergreen shall, and shall cause the other members of the Evergreen Group to, use commercially reasonable efforts to provide Sequoia with (i) a true and complete list and (ii) copies (including any material amendments, modifications and supplements thereto), to the extent in Evergreen’s possession, of every Contract to which a Transferred Subsidiary is a party, that provides, as of the date of the Put Option Agreement, for air, car and rail supply to the Elm Business, provided, that in the case of any Contract for air or car supply, such Contract is with a supplier that was attributed at least $9,600,000 in gross booking value in calendar year 2019.

Section 6.11Exclusivity.  During the period from the date of this Agreement through the Closing, Evergreen will not, and will cause the other members of the Evergreen Group and the Representatives of each of the foregoing not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, facilitate, cooperate, discuss (or continue any existing discussions in relation to), participate in or otherwise continue any inquiry or indication of interest proposal (an “Acquisition Proposal”) relating to an Alternative Transaction with any other Person other than Sequoia, Juniper or their respective Representatives or Affiliates, (ii) furnish (or continue to make available) any information with respect to any Transferred Subsidiary or the Elm Business to any Person other than Sequoia, Juniper or their respective Representatives or Affiliates in connection with any Acquisition Proposal or Alternative Transaction, (iii) agree to or accept any Acquisition Proposal or Alternative Transaction, or (iv) enter into any letter of intent, contract or other agreement with respect to an Acquisition Proposal or Alternative Transaction.  Evergreen and the other members of the Evergreen Group may only inform such Persons that Evergreen and the other members of the Evergreen Group are unable to engage in any discussions because it is subject to a contractual restriction to another third party.  For the avoidance of doubt, nothing in this Section 6.11 shall prohibit Evergreen, the Transferred Subsidiaries, or any of their respective Affiliates or Representatives from soliciting, participating in, or otherwise entering into any discussions or other arrangements that relate solely to the Retained Business (and do not relate to the Elm Business).

Section 6.12Public Disclosure; Confidentiality.

(a)Except as necessary to comply with applicable Law or stock exchange rules, the Parties agree that, from the date hereof through the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, no public disclosure, release or announcement concerning the Transactions shall be issued or made by or on behalf of any Party without the prior consent of the other Parties or pursuant to the Communications Plan attached hereto as Exhibit I (the “Communications Plan”); provided, however, that nothing herein will prohibit any Party from (i) issuing or causing publication of any press release or public announcement to the extent that such disclosure reflects the same information already contained in prior public disclosures by the Parties (or previously approved by the other Parties) regarding the Transactions, (ii) disclosing information concerning the Transactions to the extent and to the Persons to whom disclosure is required by applicable Law or stock exchange rule or requirement or for purposes of compliance with financial reporting obligations or (iii) disclosing information concerning the Transactions to their respective investors, employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by Contract or professional or fiduciary obligations to keep the terms of this Agreement confidential and so long as such Parties shall be responsible to the other Parties for breach of this Section 6.12 or such confidentiality obligations by the recipients of its disclosure); provided, further, that if any Party determines a press release or public announcement is required by Law or stock exchange rules, the Party making such determination will, if practicable under the circumstances, use commercially reasonable efforts to allow the other Parties reasonable time to comment on such press release or announcement in advance of its issuance.

(b)The Parties further acknowledge and agree that, the Parties may disclose such terms and the existence of this Agreement and the Transactions (and may provide a copy of this Agreement) to such Party’s stockholders; provided that each Party allow the other Parties reasonable time to comment on such disclosure in advance of its issuance.  Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein; provided that in the event of a conflict between the terms of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.

(c)From and after the Closing until the date that is four (4) years following the Closing Date, Evergreen shall, and shall cause the other members of the Evergreen Group and direct their respective Representatives to keep strictly confidential all non-public, proprietary and/or confidential information that relates to Sequoia, Juniper and their respective Subsidiaries (including, following the Closing, the Transferred Subsidiaries and the Elm Business) (the “Confidential Information”), and not disclose any such non-public, proprietary or confidential information to any other Person; provided, however, that (i) Evergreen shall be responsible for the failure of its Representatives to comply with such directions and (ii) “Confidential Information” shall not be deemed to include any information which (A) is or becomes generally available to the public other than as a result of the breach of any Transaction Document by Evergreen, the other members of the Evergreen Group or their respective Representatives, (B) is or has been independently acquired or developed by Evergreen, the other members of the Evergreen Group or their respective Representatives without violating any of Evergreen’s obligations under any Transaction Document or (C) is received from a source other than Sequoia or its Affiliates (including the Transferred Subsidiaries) or their respective Representatives after the Closing, to the extent the source of such information was not known by Evergreen, the other members of the Evergreen Group or their respective Representatives, as applicable, to be bound by a confidentiality obligation to any Person with respect to such information; and provided, further, however, that in the event that Evergreen or any of its Affiliates is required by Law, legal process or Governmental Entity to disclose the Confidential Information, Evergreen shall, and shall cause the other members of the Evergreen Group and direct their respective Representatives to provide Sequoia and Juniper with prompt written notice of the existence, terms or circumstances of such event, unless such disclosure is prohibited by Law, legal process or Governmental Entity, so that Sequoia and/or its Affiliates may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained within the time limit of the legally required disclosure, Evergreen or its applicable Affiliates and its and their Representatives shall furnish only that portion of the Confidential Information or take only such action as is required based upon the advice of legal counsel and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

Section 6.13Restructuring.  Prior to the Closing, Evergreen shall cause the Restructuring to be consummated in accordance with the Restructuring Steps Paper.  Evergreen shall provide Sequoia reasonable time to review and comment on all of the documents effecting the Restructuring for the purpose of ensuring compliance with the terms of the Restructuring Steps

Paper, and Evergreen shall incorporate such comments into such documents to the extent necessary to cause the Restructuring to be consummated in accordance with the Restructuring Steps Paper. Each Party shall act reasonably and in good faith in considering any amendments to the Restructuring Steps Paper proposed by any other Party.

Section 6.14Wrong-Pockets.

(a)If at any time after the Closing, any asset held by any Transferred Subsidiary is ultimately determined to be an Excluded Asset, or any member of the Sequoia Group, including any Transferred Subsidiary, is found subject to, or otherwise incurs any Liability in respect of, an Excluded Liability, (i) such Transferred Subsidiary shall return or transfer and convey (without further cost or consideration to or from the Sequoia Group) to Evergreen or the appropriate Subsidiary thereof such Excluded Asset or Excluded Liability, (ii) Evergreen shall, or shall cause an appropriate creditworthy Subsidiary to, assume (without further cost or consideration to or from the Sequoia Group) such Excluded Liability and shall indemnify and hold the Sequoia Group harmless from such Excluded Liability, and (iii) Evergreen and the applicable member of the Sequoia Group shall, and shall cause their appropriate Subsidiaries to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability to Evergreen or its appropriate Subsidiaries, in each case, as if such action had been taken on or prior to the Closing Date.

(b)If, at any time after the Closing, any asset held by Evergreen or its Subsidiaries is ultimately determined to be a Transferred Asset or any member of the Evergreen Group is found subject to, or otherwise incurs any Liability in respect of, an Assumed Liability, (i) Evergreen or its Subsidiary shall return or transfer and convey (without further cost or consideration to or from the Sequoia Group) to the appropriate member of the Sequoia Group such Transferred Asset or Assumed Liability, (ii) an applicable creditworthy member of the Sequoia Group shall assume (without further cost or consideration to or from the Sequoia Group) such Assumed Liability and Sequoia shall indemnify and hold Evergreen and its Subsidiaries harmless from such Assumed Liability, and (iii) Evergreen and the applicable member of the Sequoia Group shall, and shall cause their appropriate Subsidiaries to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Transferred Asset or Assumed Liability to the applicable member of the Sequoia Group, in each case as if such action had been taken on or prior to the Closing Date.

(c)Claims for indemnification under Section 6.14(a), Section 6.14(b) or Section 6.17(f) shall be asserted and resolved as follows:

(i)The Party seeking indemnification (an “Indemnitee”) shall give notice of any matter that such Indemnitee has determined has given, or would reasonably be expected to give, rise to a right of indemnification under this Agreement (other than a Third-Party Claim which is governed by Section 6.14(c)(ii)) to the Party that is or may be required pursuant to this Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within thirty (30) days) after making such a determination.  Such notice will state the amount of the Liability claimed, if known, and method of computation thereof; provided that the failure to provide such notice will not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party will have been prejudiced as a result of such failure.

(ii)If a claim or demand is made against an Indemnitee by any third party (a “Third-Party Claim”) as to which such Indemnitee is, or reasonably expects to be, entitled to indemnification pursuant to this Agreement, such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of notice of the Third-Party Claim; provided that the failure to provide notice of any such Third-Party Claim will not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party will have been prejudiced as a result of such failure.

(iii)In the case of any Third-Party Claims that would result in a claim for indemnification under Section 6.14(a) or Section 6.14(b), the Indemnifying Party will be entitled (but will not be required) to control the defense, compromise and settlement of such Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Section 6.14) to the applicable Indemnitee within thirty (30) days after the receipt of notice from such Indemnitee of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period will be deemed to be an election by the Indemnifying Party not to control the defense, compromise and settlement of such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to control the defense, compromise and settlement of a Third-Party Claim, such Indemnitee will have the right to employ separate counsel and to participate in (but not control) the defense, compromise and settlement thereof, at its own expense and, in any event, will reasonably cooperate with the Indemnifying Party in such defense, compromise and settlement and use its commercially reasonable efforts to make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided that such Indemnitee shall not be obligated to provide such information if such disclosure would be reasonably likely to (A) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine or (B) contravene any applicable Laws, fiduciary duty or Contract to which the disclosing Party or any of its Affiliates is a party; provided, however, that, in any such case, the Indemnitee shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law, fiduciary duty or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable.  For the avoidance of doubt, in the case of any Third-Party Claims that would result in a claim for indemnification under Section 6.17(f), the provisions of this Section 6.14(c)(iii) shall not apply and the Indemnitee shall be entitled to control the defense, compromise and settlement of the claim unless otherwise consented to by the Indemnitee in its sole discretion.

(iv)Notwithstanding anything to the contrary in this Section 6.14(c), in the event that (A) an Indemnifying Party elects not to control the defense, compromise and settlement of a Third-Party Claim, (B) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, or (C) any Third-Party Claim seeks an injunction or other equitable relief or relief for other than money damages against the Indemnitee, such Indemnitee will be entitled to control the defense, compromise and settlement of such Third-Party Claim, at the Indemnifying Party’s expense, with one (1) counsel (and any applicable local counsel) of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party).  If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party will reasonably cooperate with the Indemnitee in such defense and use its commercially reasonable efforts to make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided that such Indemnifying Party shall not be obligated to provide such information if such disclosure would be reasonably likely to (x) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine or (y) contravene any applicable Laws, fiduciary duty or Contract to which the disclosing Party or any of its Affiliates is a party; provided, however, that, in any such case, the Indemnifying Party shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law, fiduciary duty or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable.

(v)No Indemnitee may settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to control the defense, compromise and settlement of the Third-Party Claim, the Indemnitee shall have the right to contest, settle or otherwise dispose of any such Third-Party Claim, but will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same.

(vi)In the case of a Third-Party Claim, no Indemnifying Party will consent to entry of any judgment or enter into any compromise or settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, criminal liability, other adverse non-monetary relief, or monetary relief for which the Indemnitee is not fully indemnified by the Indemnifying Party, to be entered, directly or indirectly, against any Indemnitee, does not unconditionally release the Indemnitee from all Liabilities with respect to such Third-Party Claim or includes an admission of guilt, wrongdoing or misconduct on behalf of the Indemnitee.

(d)Except to the extent otherwise required by applicable Law, each of Evergreen and Sequoia shall, and shall cause its Subsidiaries to, (i) for all applicable tax purposes, treat any Excluded Asset, Excluded Liability, Transferred Asset or Assumed Liability transferred, returned, conveyed, assigned or assumed after the Closing pursuant to Sections 6.14(a) or 6.14(b) as having been so transferred, returned, conveyed, assigned or assumed on or prior to the Closing Date and (ii) file all applicable tax returns in a manner consistent with such treatment and not take any tax position inconsistent therewith.

(e)From and after the Closing, (i) Evergreen shall use commercially reasonable efforts to cause to be delivered to Sequoia the applicable portions of any mail or other communications received by Evergreen or its Affiliates that is intended for any Transferred Subsidiary or arising out of the Elm Business and (ii) Sequoia shall use commercially reasonable efforts to cause to be delivered to Evergreen the applicable portions of any mail or other communications received by Sequoia or its Affiliates that is intended for Evergreen or its Affiliates (other than the Transferred Subsidiaries) or arising out of the Retained Businesses.

Section 6.15Receipt of Monies.

(a)After the Closing, should any of the Sequoia Group (i) receive any monies or checks from any customers, suppliers, or other contracting parties of the Retained Businesses to the extent arising out of the Retained Business or an Excluded Asset, Sequoia shall promptly (but in no event later than ten (10) Business Days of receipt) transfer or cause to be transferred such payment to Evergreen, and (ii) make payment on any accounts payable of the Evergreen Group, Evergreen shall reimburse Sequoia promptly (but in no event later than ten (10) Business Days of receipt) for such payment.  If payments received by the Sequoia Group for accounts receivable of the Evergreen Group include deductions in respect of the Sequoia Group that are unrelated to those specific accounts receivable of the Evergreen Group, including deductions for other invoices, future allowances and discounts, and returns for other invoices, Sequoia agrees to apply and to cause to be applied those deductions to the proper invoices in respect of the Sequoia Group so that the Evergreen Group receives full payment for each accounts receivable to which the Evergreen Group is entitled.  Sequoia shall not and shall cause the other members of the Sequoia Group not to, without Evergreen’s prior written consent, in any event compromise, settle or release any amounts receivable of the Evergreen Group.

(b)After the Closing, should any of the Evergreen Group (i) receive any monies or checks from any customers, suppliers, or other contracting parties of the Elm Business or the Transferred Subsidiaries to the extent arising out of the Elm Business or a Transferred Asset, Evergreen shall promptly (but in no event later than ten (10) Business Days of receipt) transfer or cause to be transferred such payment to Sequoia, and (ii) make payment on any accounts payable of the Sequoia Group, Sequoia shall promptly (but in no event later than ten (10) Business Days of receipt) reimburse Evergreen for such payment.  If payments received by the Evergreen Group for accounts receivable of the Sequoia Group include deductions in respect of the Evergreen Group that are unrelated to those specific accounts receivable of the Sequoia Group, including deductions for other invoices, future allowances and discounts, and returns for other invoices, Evergreen agrees to apply and to cause to be applied those deductions in respect of the Evergreen Group to the proper invoices so that the Sequoia Group receives full payment for each accounts receivable to which the Sequoia Group is entitled.  Evergreen shall not, and shall cause the other members of the Evergreen Group not to, without Sequoia’s prior written consent, in any event compromise, settle or release any amounts receivable of the Sequoia Group.

Section 6.16Guarantees.  Each of Evergreen and Sequoia shall use commercially reasonable efforts to take, or cause to be taken, actions to replace and cause to be returned to Evergreen or its Affiliates, as applicable, effective as of the Closing, each guarantee, letter of credit, security deposit, bond or other surety issued to third parties by or on behalf of Evergreen or any of their Affiliates (other than any Transferred Subsidiary) to secure any Liability of the Transferred Subsidiaries that is set forth on Schedule 6.16 of the Evergreen Disclosure Schedule (each a, “Contributor Guaranty”); provided that, to the extent a Contributor Guaranty cannot be replaced and returned to Evergreen or its applicable Affiliate (other than a Transferred Subsidiary) on or prior to the Closing Date, Evergreen and Sequoia shall use commercially reasonable efforts to replace and/or cause to be returned to Evergreen, as promptly as practicable, and in any event within ninety (90) days after the Closing, such Contributor Guaranty and Sequoia shall indemnify and hold Evergreen and its Affiliates harmless from and against any and all Liabilities resulting in any payment made by Evergreen or any of its Affiliates to a third party after the Closing, or any draw-down made by the holder of such Contributor Guaranty after the Closing, in each case, in respect of any Contributor Guaranty.

Section 6.17Non-Transferable Assets; Shared Contracts.

(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or otherwise transfer any Transferred Assets (including any Transferred Shared Contract) or any claim, right, benefit or liability arising thereunder or resulting therefrom, if an attempted contribution, assignment, transfer, conveyance and delivery thereof, without the consent of any third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to either party thereto or violate any applicable Law; provided, however, that (i) in such case, Evergreen shall, and cause the other members of the Evergreen Group to, continue to use commercially reasonable efforts to obtain such required consents following the Closing, and (ii) Evergreen and Sequoia will accomplish such contribution, assignment, transfer, conveyance and delivery as soon as reasonably practicable following the Closing for no additional consideration.  Subject to applicable Law, Evergreen and Sequoia shall use their respective commercially reasonable efforts to establish arrangements which, from and after the Closing and until such consent is obtained, result in Sequoia receiving all the benefits (including all economic claims, rights and benefits, and dominion and control) and bearing all the costs, Liabilities and burdens with respect to the Transferred Assets that have not been transferred to Sequoia because such consent has not been obtained.

(b)As part of the Restructuring and prior to the Closing, Evergreen shall, and shall cause the applicable members of the Evergreen Group to, use commercially reasonable efforts to effect the separation of any Shared Contract (other than any Excluded Shared Contracts) that is (i) necessary for Sequoia and the Transferred Subsidiaries to operate the Elm Business immediately following the Closing Date in substantially the same manner in all material respects as the Elm Business is operated at Closing, (ii) identified by Evergreen after consulting with Senior Business Employees who would reasonably be expected to have knowledge of such Shared Contracts or (iii) set forth on Schedule 6.17(b) of the Evergreen Disclosure Schedule, effective as of the Closing, such that, following such separation, a Transferred Subsidiary shall be party to a separate agreement with the counterparty of such Shared Contract, which separate agreement shall in substantially the same manner in all material respects govern those rights and obligations previously contained in the Shared Contract that are related to the Elm Business, with all other rights and obligations under such Shared Contract constituting rights and obligations of the Retained Businesses.  Following the Closing, Evergreen shall, and shall cause the applicable members of the Evergreen Group to, continue to use commercially reasonable efforts to effect the separation of any Shared Contract (other than any Excluded Shared Contracts) that is necessary for Sequoia and the Transferred Subsidiaries to operate the Elm Business immediately following the Closing Date in substantially the same manner in all material respects as the Elm Business is operated at Closing.  Evergreen or the applicable member of the Evergreen Group may, at its election, make commercially reasonable accommodations or amendments to a Shared Contract to accomplish the foregoing; provided, however, Evergreen shall obtain Sequoia’s written consent (not to be unreasonably withheld, conditioned or delayed) prior to making any accommodations or amendments to any Shared Contract if the effect of such accommodations or amendments related to any such Shared Contract would reasonably be expected to have an adverse economic or Tax impact on the Elm Business, the Transferred Subsidiaries or the portion of any such Shared Contract applicable to the Elm Business.

(c)As part of the Restructuring, to the extent any separation contemplated by Section 6.17(b) is incapable of being completed in accordance therewith, at or prior to the Closing, Evergreen shall, and shall cause the applicable members of the Evergreen Group to, contribute, assign, transfer, convey and deliver to a Transferred Subsidiary each Transferred Shared Contract pursuant to Section 1.06.

(d)To the extent a Transferred Shared Contract is effectively transferred to a Transferred Subsidiary pursuant to Section 6.17(c), then, following the Closing, Sequoia shall (i) use commercially reasonable efforts to cause Evergreen to receive substantially the same benefits of the subject matter of such Transferred Shared Contract as the Retained Businesses received prior to the Closing, in each case, to the extent permissible under applicable Law and (ii) at Evergreen’s request and expense, enforce, or allow Evergreen and its Affiliates to enforce, to the extent relating to the Retained Businesses, any rights of Sequoia or its applicable Affiliate with respect to such Transferred Shared Contract against the other party or parties thereto.

(e)If the separation of any Shared Contract (other than an Excluded Shared Contract or a Transferred Shared Contract) has not been effectuated, or if any necessary consent has not been obtained with respect to the assignment, conveyance and transfer of any Transferred Shared Contract, as of the Closing, then until such time as such transfer or separation is effectuated or such consent is obtained, as applicable, Evergreen shall (i) use commercially reasonable efforts to cause Sequoia to receive substantially the same benefits of the subject matter of such Shared Contract as the Elm Business received prior to the Closing, in each case, for the term of such Shared Contract and to the extent permissible under applicable Law and (ii) at Sequoia’s request and expense, enforce, or allow Sequoia and its Affiliates to enforce, to the extent relating to the Elm Business, any rights of Evergreen or its applicable Affiliate under such Shared Contract against the other party or parties thereto.

(f)To the extent Sequoia or Evergreen (directly or indirectly through its Subsidiaries) receives the same benefits of the subject matter of any Shared Contract pursuant to Section 6.17(e) or Transferred Shared Contract pursuant to Sections 6.17(c) and 6.17(d), respectively, all Liabilities under any such Shared Contract or Transferred Shared Contract shall be allocated between Sequoia and Evergreen as follows:

(i)to the extent a Liability is incurred in respect of the portion of the Shared Contract or Transferred Shared Contract relating to the Elm Business, such Liability shall be allocated to a member of the Sequoia Group (including the Transferred Subsidiaries); and

(ii)to the extent a Liability is incurred in respect of the portion of the Shared Contract or Transferred Shared Contract relating to the Retained Businesses, such Liability shall be allocated to a member of the Evergreen Group (other than a Transferred Subsidiary).

Each of Evergreen and Sequoia shall indemnify and hold harmless the other from Liabilities allocated to it under this Section 6.17(f).

(g)Evergreen agrees that from and after the Closing Date for a period of eighteen (18) months thereafter, if any Party discovers or identifies any assets, properties or rights of the Elm Business (as operated as of the date of the Put Option Agreement) that are reasonably necessary to permit Sequoia and the Transferred Subsidiaries to operate the Elm Business following the Closing Date in substantially the same manner in all material respects as the Elm Business is being operated as of the Closing Date and such assets, properties or rights of the Elm Business (A) were owned or held by Evergreen or its Affiliates as of the date of the Put Option Agreement or as of the Closing Date and (B) are not otherwise (i) set forth on Schedule 2.24(a) of the Evergreen Disclosure Schedule, (ii) transferred to Sequoia at Closing as Transferred Assets under Section 1.06 or (iii) made available to Sequoia or the Transferred Subsidiaries pursuant to this Agreement or the Transaction Documents (the “Additional Assets”), Evergreen shall either (x) transfer the Additional Assets to Sequoia or (y) provide or license to Sequoia the Additional Assets, in each case, such that Sequoia shall receive substantially the same benefits of such Additional Assets as the Elm Business received prior to the Closing, at no additional cost or expense to Sequoia. Notwithstanding anything to the contrary herein, Evergreen shall only be obligated to transfer, provide or license to Sequoia the Additional Assets as long as such transfer, provision or license does not materially adversely affect the Retained Business.

Section 6.18Obligations of the Evergreen Group.  Evergreen shall take all action necessary to cause each of the other members of the Evergreen Group (including, prior to the Closing, the Transferred Subsidiaries) to perform their respective obligations under the Transaction Documents. Notwithstanding anything herein to the contrary, Evergreen agrees that it will recuse itself and any members of the Sequoia or Juniper boards of directors nominated by Evergreen from any discussions at, or decisions made by, the boards of directors of Juniper or Sequoia with respect to post-Closing matters in connection with the enforcement by Juniper or Sequoia of their rights under the Transaction Documents.

Section 6.19Notification of Certain Matters.  During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each of Evergreen, Juniper and Sequoia shall promptly notify the other in writing of (a) subject to applicable Law, any notice or other communication from any Governmental Entity in connection with the Transactions, (b) any Action that shall be instituted or threatened in writing against such Party to restrain, prohibit, delay or otherwise challenge the legality of the Transactions or any Transaction Document and (c) any variances from the representations and warranties made by such party in this Agreement that would cause the conditions set forth in Section 7.02(a) or Section 7.03(a), as applicable, not to be satisfied.  No information or knowledge obtained by Sequoia pursuant to this Section 6.19 shall (x) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties hereto to consummate the Closing in Article VII or otherwise prejudice in any way the rights and remedies of Sequoia hereunder or (y) be deemed to affect or modify Sequoia’s reliance on the representations, warranties, covenants and agreements made by Evergreen in this Agreement.

Section 6.20Intercompany Accounts and Agreements.

(a)Except as set forth on Schedule 6.20(a) of the Evergreen Disclosure Schedule, immediately prior to the Closing, Evergreen shall, and shall cause the applicable members of the Evergreen Group to, terminate, effective as of the Closing, all Contracts, arrangements, course of dealings or understandings solely between a member of the Evergreen Group (other than the Transferred Subsidiaries), on the one hand, and any Transferred Subsidiary, on the other hand, with no Liability to any Transferred Subsidiary or the Elm Business (each, an “Intercompany Contract”).

(b)At any time prior to the Closing, all intercompany receivables, payables and loans between a member of the Evergreen Group (other than the Transferred Subsidiaries), on the one hand, and any Transferred Subsidiary, on the other hand (each, an “Intercompany Account”), but excluding any Intercompany Account set forth on Schedule 6.20(b) of the Evergreen Disclosure Schedule, shall be terminated or cancelled, with no Liability to any Transferred Subsidiary or the Elm Business, with the result that there shall not be any other intercompany receivables, payables and loans between any member of the Evergreen Group (other than the Transferred Subsidiaries), on the one hand, and any Transferred Subsidiary, on the other hand, upon the Closing.

Section 6.21Restrictive Covenants.

(a)From the Closing Date and for a period of two (2) years thereafter, Evergreen shall not, and shall cause the other members of the Evergreen Group, and each of their respective successors and assigns, to not, directly or indirectly, solicit for employment or engagement or offer employment to or hire any (i) Senior Business Employee as of the date of the Put Option Agreement or who was a Senior Business Employee within six (6) months before the Closing Date or (ii) any Elm Product Development Employee as of the date of the Put Option Agreement or who was an Elm Product Development Employee within six (6) months before the Closing Date; provided, however, that this Section 6.21(a) shall not prohibit (i) general solicitations for employment through advertisements or other means not specifically directed toward employees, independent contractors, consultants or affiliates of Sequoia or its Affiliates, including the Transferred Subsidiaries and (ii) soliciting and hiring any Person who (x) is no longer employed by Sequoia or its Affiliates (including the Transferred Subsidiaries) at least six (6) months prior to the time of any solicitation by the Evergreen Group or (y) Sequoia or its relevant Affiliate has identified as one who will be terminated; provided that the Evergreen Group hiring date is not prior to such Person’s scheduled termination date with Sequoia or the relevant Affiliate.

(b)Except as set forth in the second proviso of this Section 6.21(b), from the Closing Date and for a period of two (2) years thereafter, Evergreen shall not, and shall cause the other members of the Evergreen Group, and each of their respective successors and assigns, to not, directly or indirectly, engage in the business of, or permit its name to be used by, or act as a consultant or advisor to, or render services for, any Person that is engaged in the business of, providing managed business or commercial travel, business meetings and events, or providing travel management services to corporations, businesses, governmental agencies and other organizations pursuant to a stand-alone agreement or relationship to arrange for managed business or commercial travel; provided that nothing in this clause (b) or clause (c) shall apply to (i) providing travel content and services to third parties, (ii) providing unmanaged travel services to business entities and business users, (iii) providing travel services to business travel entities for purposes other than business or commercial travel (e.g., leisure travel), (iv) operating trivago, N.V. so long as it remains a public company and (v) owning or operating the T2 Business in substantially the same manner as it is operated as of the date of the Put Option Agreement (any such business other than the foregoing clauses (i) through (v), the “Restricted Business”); provided, however, that notwithstanding the foregoing, (x) from the Closing Date and for a period of three (3) years thereafter, Evergreen shall not, and shall cause the other members of the Evergreen Group, and each of their respective successors and assigns, to not, directly or indirectly, acquire any Person (or assets thereof) engaged in the Restricted Business (which, for the avoidance of doubt, does not restrict the acquisition of a Person (or assets thereof) that does not derive more than 25% of its revenue from the Restricted Business) and (y) nothing in this Section 6.21(b) shall restrict Evergreen from acquiring or holding an interest of up to ten percent (10%) in the aggregate of the equity interests of any Person who engages in a Restricted Business.

(c)From and after the Closing Date and for a period of two (2) years thereafter, Evergreen will not, and will not permit, encourage or instruct any of the members of the Evergreen Group or Representatives acting on its or their behalf or at its or their direction to, directly or indirectly, induce any Person that is a customer of the Elm Business to patronize any Restricted Business, or request or advise any customer or supplier of the Elm Business to withdraw, curtail or cancel any such Person’s business or relationship with Sequoia and its Subsidiaries (including the Transferred Subsidiaries).

(d)From and after the Closing Date and for a period of three (3) years thereafter, Evergreen will not, and will not permit, encourage or instruct any of the members of the Evergreen Group or Representatives acting on its or their behalf or at its or their direction to, directly or indirectly, make any statement or release any information to any third party, or encourage any other Person to make any statement or release any information to any third party, that is designed to embarrass or criticize or otherwise disparage Sequoia or any of its Subsidiaries (including the Transferred Subsidiaries), Juniper or their respective Affiliates or shareholders, unless (i) otherwise compelled to release such information by Law or Order or (ii) involving disclosures to any Governmental Entity concerning possible violations of Law.

(e)In connection with the provisions set forth in this Section 6.21, Evergreen agrees that the limitations set forth in this Section 6.21 (including time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of Sequoia and its Affiliates, including the Transferred Subsidiaries.  Evergreen acknowledges and agrees that in the event Evergreen or any of its Affiliates violate any of their respective obligations under this Section 6.21, Sequoia may proceed against such Person in Law or in equity for such damages or other relief as a court may deem appropriate.  It is accordingly agreed that Sequoia shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Section 6.21 and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which Sequoia is entitled at Law or in equity, without the necessity of securing or posting of any bond in connection with such remedy.

Section 6.22R&W Insurance Policy.  Prior to or upon the Closing, Sequoia may procure a representation and warranty insurance policy (the “R&W Insurance Policy”) in connection with this Agreement and the Transactions.  Prior to and after the Closing, Sequoia, Juniper, Evergreen and the Transferred Subsidiaries shall cooperate and use commercially reasonable efforts to complete the applicable conditions in the conditional binder (other than the condition that Closing has occurred, to which this sentence does not apply) to the R&W Insurance Policy within the times set forth therein in order to finally bind and maintain the R&W Insurance Policy in full force and effect.  Following the Closing, Evergreen shall provide, and/or cause the members of the Evergreen Group to provide, such reasonable cooperation to Sequoia and the applicable insurance provider with pursuing any claims under any R&W Insurance Policy as may be reasonably requested by Sequoia or the applicable insurance provider and at the requesting party’s sole expense.  The Parties understand and agree that, for the avoidance of doubt, nothing in the R&W Insurance Policy shall affect any of the terms of this Agreement and Sequoia agrees and covenants that the R&W Insurance Policy shall acknowledge that the insurer has no right of subrogation against Evergreen, other than in the case of Fraud.  Evergreen agrees that it will recuse itself and its Representatives from any discussions at, or decisions made by, Sequoia with respect to the R&W Insurance Policy and post-Closing matters in connection with this Section 6.22.

Section 6.23Elm Financial Information.

(a)As promptly as practicable after the date hereof (and, in any event, no later than five (5) days from the date hereof), Evergreen will, at the joint cost and expense of Evergreen and Sequoia, engage its auditors to perform an audit of the financial statements of the Elm Business and will use reasonable best efforts to deliver to Juniper and Sequoia, no later than July 16, 2021, (1) audited combined balance sheets of the Elm Business as of December 31, 2020 and December 31, 2019 and (2) audited combined statements of earnings, cash flows and parent equity of the Elm Business for the fiscal years ended December 31, 2020 and December 31, 2019 , in each case in accordance with GAAP, together with an audit report, without qualification (for the avoidance of doubt, excluding an emphasis of matter) or exception thereto, on the financial statements from the independent accountants for the Elm Business (the “Elm Audited Financial Statements”).  Upon the request of Juniper or Sequoia, Evergreen will, as promptly as practicable, procure, at the joint cost and expense of Evergreen and Sequoia, the delivery of such consents of such independent accountants as may be required in connection with the Securities Filings. The cost and expenses of Evergreen and Sequoia in this Section 6.23 shall be split fifty percent (50%) each, subject to a maximum aggregate cost and expense payable by Sequoia of $1,500,000.

(b)Evergreen shall deliver to Sequoia and Juniper, (i) as promptly as practicable after the end of any fiscal quarter (other than any fourth fiscal quarter) ending (1) after December 31, 2020 and (2) at least forty (40) days prior to the Closing Date, no more than forty (40) days after the end of such quarter, copies of the unaudited combined balance sheets of the Elm Business as of the end of such fiscal quarter and the corresponding quarter in the prior year and the combined statements of earnings and parent equity of the Elm Business for such fiscal quarter and year-to-date period ended and the corresponding quarter and year to date period in the prior year, including footnotes thereto, prepared on the same basis as the Elm Audited Financial

Statements (collectively, the “Subsequent Unaudited Elm Financial Statements”), which Subsequent Unaudited Elm Financial Statements shall have been reviewed by the independent accountants for the Elm Business in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AS 4105, Reviews of Interim Financial Information; provided, however, that in the case of the fiscal quarters ended March 31, 2021 and June 30, 2021, Evergreen shall deliver only unreviewed pre-tax combined statements of earnings and combined balance sheets of the Elm Business no later than (1) May 10, 2021, in the case of such March 31 quarter, and (2) July 16, 2021, in the case of such June 30 quarter, and reviewed financial statements for each such quarter no later than July 30, 2021, and (ii) following the delivery of the Elm Audited Financial Statements and for periods subsequent thereto, as promptly as practicable after the end of each fiscal year ending at least ninety (90) days prior to the Closing Date, no more than ninety (90) days after the end of such fiscal year, copies of (1) the audited combined balance sheets as of the end of each fiscal year of the Elm Business and the combined statements of earnings, cash flows and parent equity of the Elm Business for such fiscal year, together with comparable financial statements for the prior fiscal year (collectively, the “Subsequent Audited Elm Financial Statements”) and (2) an audit report, without qualification or exception thereto, on each of the Subsequent Audited Elm Financial Statements from the independent accountants for the Elm Business.

(c)Upon the request of Juniper or Sequoia, Evergreen will, at Sequoia’s expense, (i) reasonably cooperate, and use reasonable best efforts to cause the independent accountants for the Elm Business to reasonably cooperate, with Sequoia, Juniper and their respective Representatives in connection with the preparation of pro forma financial statements that comply with the rules and regulations of the U.S. Securities and Exchange Commission (including the requirements of Regulation S-X) in connection with a Public Transaction and (ii) provide and make reasonably available upon reasonable notice and during regular business hours the appropriate senior management employees of the Elm Business to discuss the materials prepared and delivered pursuant to this Section 6.23.

Section 6.24Netherlands Works Council.

(a)Evergreen shall continue, and shall cause the other members of the Evergreen Group to continue, to take all actions required by Clauses 2 and 4 of the Put Option Agreement with respect to the Netherlands Consultation Process (as defined in the Put Option Agreement).  The Netherlands Consultation Process shall be deemed completed if one of the situations described under (i) through (iv) below has occurred:

(i)The receipt from the Netherlands Employees’ Representative Body (as defined in the Put Option Agreement) of:

(1)an unconditional advice in respect of the Netherlands Restructuring (as defined in the Put Option Agreement);

(2)an advice with conditions reasonably acceptable to Sequoia; or

(3)an unconditional and irrevocable waiver in writing of the right of the Netherlands Employees’ Representative Body to render advice with respect to the Netherlands Restructuring,

and

(x) in the cases described under (i)(1) and (i)(2), the adoption of a resolution by the member of the Evergreen Group subject to the Netherlands Consultation Process in respect of the Netherlands Restructuring that is compliant with the Netherlands Employees’ Representative Body’s advice; or

(y) in the case described in (i)(3), the adoption of a resolution by the member of the Evergreen Group subject to the Netherlands Consultation Process in respect of the Netherlands Restructuring that is in line with its proposed resolution (voorgenomen besluit) for which advice was requested; or

(ii)to the extent none of the situations described under Section 6.24(a)(i) occur, the adoption of a resolution by the member of the Evergreen Group subject to the Netherlands Consultation Process in respect of the Netherlands Restructuring that deviates from the Netherlands Employees’ Representative Body’s advice, and

(1)receipt in writing from Netherlands Employees’ Representative Body of an unconditional and irrevocable waiver of:

(A)the applicable waiting period in accordance with article 25(6) of the Dutch Works Councils Act; and

(B)its right to initiate legal proceedings pursuant to article 26 of the Dutch Works Councils Act; or

(iii)expiry of the applicable waiting period pursuant to article 25(6) of the Dutch Works Councils Act without the Netherlands Employees’ Representative Body having initiated legal proceedings pursuant to article 26 of the Dutch Works Councils Act; or

(iv)following initiation of legal proceedings by the Works Council pursuant to article 26 of the Dutch Works Councils Act, the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer Hof Amsterdam) having dismissed the appeal of the Netherlands Employees’ Representative Body against such resolution with immediate effect (uitvoerbaar bij voorraad).

(b)If the completion date of the Netherlands Consultation Process does not occur on or prior to the earlier of (i) five (5) months following the date of execution and delivery of the Put Option Agreement or (ii) five (5) Business Days prior to the anticipated Closing Date, the Parties agree that the Netherlands Restructuring shall not occur at or prior to the Closing but instead the Parties shall use commercially reasonable efforts to complete the Netherlands

Restructuring as promptly as practicable following the Closing.  If the Netherlands Restructuring does not occur prior to the Closing, the Parties shall negotiate in good faith to make provisions for Sequoia to receive the benefits and burdens of the portion of the Elm Business not transferred at the Closing because the Netherlands Restructuring shall not have occurred, until the Netherlands Restructuring has occurred.

(c)Evergreen undertakes to keep Sequoia regularly informed of the status of the Netherlands Consultation Process.  Without Sequoia’s prior written consent, Evergreen shall not, and it shall cause the other members of the Evergreen Group not to, enter into any agreement with, or make any commitment to, the Netherlands Employees’ Representative Body which would bind or impose any obligation on Sequoia after the Closing, or would otherwise impact Sequoia’s business plans or have an adverse impact on the Elm Business in any material respect or impair or delay the consummation of the Transactions.  Evergreen shall, and shall cause the other members of the Evergreen Group, to cause the relevant Netherlands Subsidiaries to provide Sequoia promptly and timely with (i) the opportunity to review all material documentation and communications forming part of the Netherlands Consultation Process (in any case including the draft request for advice), with Evergreen and its Subsidiaries acting reasonably and in good faith to consider any comments which Sequoia timely provides in relation to such material documentations and communications including answers to questions regarding Sequoia and its future intentions regarding Business Employees in the Netherlands, (ii) copies of all opinions provided by the Netherlands Employees’ Representative Body and (iii) the opportunity to participate in all meetings where Evergreen acting reasonably considers it would be appropriate to do so.  Evergreen undertakes (and shall cause its Affiliates (including the Transferred Subsidiaries)) not to take any action that would be reasonably likely to prejudice a favorable and expeditious outcome of the Netherlands Consultation Process.

Section 6.25Public Transaction.  Upon Juniper or Sequoia’s determination to engage in a Public Transaction, Evergreen and its Representatives shall use their reasonable best efforts (a) to cooperate as reasonably requested by Juniper, Sequoia and their respective Representatives in connection with such Public Transaction, including (i) providing such business and financial information as is reasonably requested by the underwriters and legal counsel in connection with the preparation of Securities Filings and/or marketing materials, and (ii) causing the independent accountants for the Elm Business to (A) reasonably cooperate with Sequoia in connection with the Public Transaction, including by assisting Sequoia in its preparation of customary and appropriate disclosures and other materials, by providing customary “comfort letters” and consents for use of their reports to the extent required, customary or reasonably appropriate, in connection with Securities Filings and/or marketing of the Public Transaction, and as may otherwise be customary in an offering of equity securities, (B) provide customary assistance with the due diligence activities of Sequoia, its underwriters and their respective legal counsel, and (C) provide customary consents to the use of audit reports in disclosure and marketing materials relating to the Public Transaction or other required or reasonably appropriate government filings, and (b) provide such other cooperation reasonably determined by Juniper, Sequoia or their respective Representatives to be necessary, advisable or appropriate in connection with such Public Transaction at the expense of Sequoia; provided that any such Public Transaction must be consistent with the Public Transaction Principles.  Prior to Closing, Sequoia shall not consummate a Public Transaction except in accordance with the Public Transaction Principles.

Section 6.26Reimbursement.  The parties agree to the actions set forth on Schedule 6.26 of the Evergreen Disclosure Schedule.

Section 6.27Reverse TSA.

(a)Between the date of the Put Option Agreement and the Closing, the Parties shall cooperate in good faith to prepare, negotiate and finalize (i) a reverse transition services agreement to be executed as of the Closing Date pursuant to which Sequoia will provide certain transition services to the Evergreen Group in support of the Evergreen Group’s retained businesses (the “Reverse Transition Services Agreement”), which Reverse Transition Services Agreement will be substantially in the form of the Transition Services Agreement, with such changes as are necessary or desirable to take into account the reverse nature of such transition services and (ii) all related schedules, including schedules setting forth the reverse transition services, which shall be prepared consistent with the principles set forth in Section 1.2(a) and Section 1.2(b) of the Transition Services Agreement, mutatis mutandis (the “Reverse Services Schedules”).

(b)Any disputes or discussions with respect to the Reverse Services Schedules that have not been resolved as of the date that is ninety (90) days following the date of the Put Option Agreement (which may be extended by either Sequoia or Evergreen, upon notice to the other Party, for up to four successive periods of fifteen (15) days if the Closing is not reasonably anticipated to occur during the fifteen (15) days following such notice) (the date which is the later of (x) fifteen (15) days after the latest such date, and (y) fifteen (15) days prior to the Closing, the “Reverse Referral Deadline”) shall be resolved through the process specified in Section 6.27(c).  Any Disputed Reverse Service that has not been referred to arbitration in accordance with this Section 6.27(b) by the Reverse Referral Deadline shall be excluded from the Reverse Services Schedule as of Closing; provided that, for the avoidance of doubt, any such Disputed Reverse Service shall still be subject to the provisions of the Reverse Transition Services Agreement corresponding to Section 1.2(a) and Section 1.2(b) of the Transition Services Agreement following the Closing. After the Closing, any disputes or unresolved discussions with respect to the Reverse Services Schedules (including, for the avoidance of doubt, in any Disputed Reverse Service which was not referred to arbitration by the Reverse Referral Deadline) shall be resolved as provided in the Reverse Transition Services Agreement.

(c)If any disputes or discussions with respect to the Reverse Services Schedules are not resolved by the Service Managers or the Transition Leads (in each case, as defined in the Transition Services Agreement) within ninety (90) days after the date of the Put Option Agreement or as so extended in accordance with Section 6.27(b) (collectively “Disputed Reverse Services”), each Party may refer such Disputed Reverse Services to binding arbitration in accordance with this Section 6.27(c).  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  The arbitration shall be conducted in Seattle, Washington, before one arbitrator, who shall be a partner employed by the management consulting division of KPMG International Limited, PricewaterhouseCoopers LLP, Deloitte Touche Tohmatsu Limited or Ernst & Young Global Limited with experience in transition services agreements.  A brief, reasoned award consistent with the principles set forth in Section 1.2(a) and Section 1.2(b) of the Transition Services Agreement, mutatis mutandis, is to be rendered by the arbitrator within thirty (30) days of the date the arbitrator is engaged.  The arbitrator must agree to the foregoing deadline before accepting appointment.  The award will be final and non-appealable.

Judgment on the award may be entered in any court having jurisdiction.  The non-prevailing Party shall pay the fees and expenses of JAMS related to the arbitration (in the manner determined by the arbitrator to reflect relative success and failure of the Parties in such arbitration), and each Party shall each bear its own expenses and legal fees related to the arbitration; provided, however, that the arbitrator shall have the authority to require any Party to pay the expenses and legal fees of another Party to the extent permitted under applicable Law, as a part of any remedy that may be ordered. In the event that the arbitrator has not rendered his or her decision pursuant to this Section 6.27(c) in respect of any Disputed Reverse Service referred to arbitration in accordance with this Section 6.27(c) at such time as all of the conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (i) until such time as the arbitrator issues his or her decision, the Reverse Services Schedule shall be deemed to include any such Disputed Reverse Services (the “Included Disputed Reverse Services”), upon the terms and conditions contained in Evergreen’s good faith submission to the arbitrator (and, subject to the terms and conditions of this Agreement, Closing shall occur on the basis of such Reverse Services Schedule), and (ii) once the arbitrator has issued his or her decision pursuant to this Section 6.27(c) the Reverse Services Schedule shall be automatically amended to reflect such decision (including, if applicable, to remove or modify the terms and conditions of any Included Disputed Reverse Service).  In the event that the arbitrator determines that any Included Disputed Reverse Services should not have been included in the Reverse Services Schedule, Evergreen shall reimburse Sequoia for any costs or expenses incurred by Sequoia in connection with the provision thereof less any amounts previously paid by Evergreen to Sequoia for such Included Disputed Reverse Services.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01Conditions to the Obligations of the Parties.  The obligations of each of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may (to the extent permissible under applicable Law) be waived in writing by the Parties:

(a)All waiting periods under the HSR Act applicable to the Transactions shall have expired or been terminated.

(b)The following shall have occurred:

(i)(A) The CMA’s position as most recently communicated to Sequoia or Juniper being that it has no further questions in respect of the Transactions after submission of a CMA Briefing Paper and (B) the CMA not having (1) requested submission of a Merger Notice, (2) given notice to any Party that it is commencing a Phase 1 Investigation, (3) indicated that the statutory review period in which the CMA has to decide whether to make a reference under Section 34A of the Enterprise Act has begun or (4) requested documents or attendance by witness under Section 109 of the Enterprise Act, indicating it is considering commencing the aforementioned review period; or

(ii)The CMA (A) indicating, on terms reasonably satisfactory to the Parties, following a Phase 1 Investigation, that it does not intend to make a Phase 2 Reference (whether as a result of undertakings in lieu or otherwise), or (B) concluding in a report published in accordance with Section 38 of the Enterprise Act that the transactions contemplated by this Agreement may not be expected to result in a substantial lessening of competition within any market or markets in the United Kingdom for goods or services or, in the event of a conclusion from the CMA, pursuant to section 36(1) of the Enterprise Act, that an anti-competitive outcome (within the meaning given by section 35(2)(b) of the Enterprise Act) has resulted or may be expected to result in, a decision by the CMA pursuant to section 41(2) and section 82 of the Enterprise Act to accept such undertakings as proposed by the Parties to remedy, mitigate or prevent the anti-competitive outcome and determine the reference.

(c)All permits, approvals, clearances, non-objections and consents of, the Antitrust Authorities listed on Schedule 7.01(c) of the Evergreen Disclosure Schedule shall have been procured or obtained.

(d)There shall not be in force any Law or Order of any court of competent jurisdiction enjoining, making illegal or prohibiting the consummation of the Transactions.

(e)The Restructuring shall have been consummated in accordance with the Restructuring Steps Paper, subject to Section 6.24.

Section 7.02Conditions to the Obligations of Juniper and Sequoia.  The obligations of Juniper and Sequoia to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may (to the extent permissible under applicable Law) be waived in writing by each of Juniper and Sequoia:

(a)Each of the Evergreen Fundamental Representations shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date, as if made anew at and as of that date, except with respect to any Evergreen Fundamental Representation which expressly speaks as to an earlier date, in which case such Evergreen Fundamental Representation shall be true and correct in all respects except for de minimis inaccuracies at and as of such date. Each of the representations and warranties of Evergreen contained in Section 2.24(a), disregarding all qualifications contained therein relating to materiality, shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that date, except with respect to any such representations and warranties which expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct in all material respects at and as of such date. Each of the representations and warranties of Evergreen contained in Article II (other than the Evergreen Fundamental Representations, the representations and warranties contained in Section 2.24(a) and the representation and warranty contained in Section 2.07(b)), disregarding all qualifications contained therein relating to materiality or Elm Business Material Adverse Effect, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to any such representations and warranties which expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct at and as of such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have an Elm Business Material Adverse Effect.  The representation and warranty of Evergreen contained in Section 2.07(b) shall be true and correct as of the Closing Date, as if made anew at and as of that date.

(b)Each of the covenants of Evergreen to be performed by Evergreen under the Put Option Agreement and this Agreement at or prior to the Closing shall have been performed in all material respects.

(c)Evergreen shall have delivered to Juniper and Sequoia a certificate signed on behalf of Evergreen by an officer of Evergreen, dated as of the Closing Date, certifying that each of the conditions specified in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d)(i) If a Public Transaction has not been consummated prior to the Closing, Evergreen shall have delivered to Juniper and Sequoia a copy of the Amended & Restated Equityholder Agreements in the forms attached hereto as Exhibit G-1 and Exhibit G-2 to which Evergreen is a party, duly executed by Evergreen, and (ii) if a Public Transaction has been consummated prior to the Closing, Evergreen shall have delivered to Sequoia a copy of the investor rights agreement contemplated by Section 3.1.1(c) of the Sequoia SHA to which Evergreen is a party, duly executed by Evergreen and such other documents reasonably necessary (including, if applicable any Organizational Documents of a Public Acquiror or its Affiliates) for Evergreen to receive the consideration called for by Section 1.04, duly executed by Evergreen; provided that such documents or documents in substantially the same form are executed by Alder and Juniper and are in accordance with the with the Public Transaction Principles.

(e)Evergreen shall have delivered to Sequoia a copy of the EPS Agreement, duly executed by the Affiliate of Evergreen specified therein.

(f)Evergreen shall have delivered to Sequoia a copy of the Transition Services Agreement in the form attached hereto as Exhibit B, together with the Services Schedules as determined in accordance with Sections 6.10(c) and (d), duly executed by Evergreen.

(g)Evergreen shall have delivered to Sequoia the Elm Audited Financial Statements and such of the Subsequent Audited Elm Financial Statements and the Subsequent Unaudited Elm Financial Statements that are required to be delivered pursuant to the terms of Section 6.23.

(h)Evergreen shall have delivered to Sequoia the Amended Commercial Agreement.

Section 7.03Conditions to the Obligations of Evergreen.  The obligations of Evergreen to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may (to the extent permissible under applicable Law) be waived in writing by Evergreen:

(a)Each of the Sequoia Fundamental Representations and (if a Public Transaction has not been consummated prior to the Closing) Juniper Fundamental Representations shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date, as if made anew at and as of that date, except with respect to any Sequoia Fundamental Representation or Juniper Fundamental Representation which expressly speaks as to an earlier date, in which case such Sequoia Fundamental Representation or Juniper Fundamental Representation shall be true and correct in all respects except for de minimis inaccuracies at and as of such date.  Each of the representations and warranties of Sequoia contained in Article III (other than the Sequoia Fundamental Representations and the representation and warranty contained in Section 3.07(b)), disregarding all qualifications contained therein relating to materiality or Sequoia Material Adverse Effect, and (if a Public Transaction has not been consummated prior to the Closing) each of the representations and warranties of Juniper contained in Article IV (other than the Juniper Fundamental Representations and the representation and warranty contained in Section 4.08), disregarding all qualifications contained therein relating to materiality or Juniper Material Adverse Effect, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to any such representations and warranties which expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct at and as of such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Sequoia Material Adverse Effect or Juniper Material Adverse Effect, as applicable.  The representation and warranty of Sequoia contained in Section 3.07(b) and (if a Public Transaction has not been consummated prior to the Closing) the representation and warranty of Juniper contained in Section 4.08 shall be true and correct as of the Closing Date, as if made anew at and as of that date.

(b)Each of the covenants of Sequoia and (if a Public Transaction has not been consummated prior to the Closing) Juniper to be performed by Sequoia or (if a Public Transaction has not been consummated prior to the Closing) Juniper, as applicable, under the Put Option Agreement and this Agreement at or prior to the Closing shall have been performed in all material respects.

(c)If a Public Transaction has not been consummated prior to the Closing, Juniper shall have delivered to Evergreen a certificate signed on behalf of Juniper by a director of Juniper, dated as of the Closing Date, certifying that the condition regarding Juniper’s representations and warranties specified in Section 7.03(a) and the condition regarding Juniper’s covenants in Section 7.03(b) have been satisfied.

(d)Sequoia shall have delivered to Evergreen a certificate signed on behalf of Sequoia by an officer of Sequoia, dated as of the Closing Date, certifying that the condition regarding Sequoia’s representations and warranties specified in Section 7.03(a) and the condition regarding Sequoia’s covenants in Section 7.03(b) have been satisfied.

(e)(i) If a Public Transaction has not been consummated prior to the Closing, each of Juniper and Sequoia shall have delivered to Evergreen a copy of the Amended & Restated Equityholder Agreements in the forms attached hereto as Exhibit G-1 and Exhibit G-2, duly executed by Juniper and/or Sequoia, as applicable, and the required third parties thereto, and (ii) if a Public Transaction has been consummated prior to the Closing, Sequoia shall have delivered to Evergreen a copy of the investor rights agreement contemplated by Section 3.1.1(c) of the Sequoia SHA, in each case, duly executed by Juniper and Sequoia, as applicable, and the required third parties thereto.

(f)Sequoia shall have delivered to Evergreen a copy of the EPS Agreement, duly executed by Sequoia or one of its Affiliates.

(g)Sequoia shall have delivered to Evergreen a copy of the Transition Services Agreement in the form attached hereto as Exhibit B, together with the Services Schedules as determined in accordance with Sections 6.10(c) and (d), duly executed by Sequoia or one of its Affiliates.

Section 7.04Waiver of Conditions; Frustration of Conditions.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.  No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by the breach of this Agreement by such Party.

ARTICLE VIII

TERMINATION

Section 8.01Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)by written consent of the Parties;

(b)by written notice to Evergreen from Juniper or Sequoia if:

(i)there is any breach of any representation, warranty, covenant or agreement on the part of Evergreen set forth in this Agreement or the Put Option Agreement, such that the conditions specified in Section 7.02(a) or Section 7.02(b) would not be satisfied at the Closing (a “Terminating Evergreen Breach”), except that, if any such Terminating Evergreen Breach is curable by Evergreen through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Evergreen of notice from Juniper or Sequoia of such breach, but only as long as Evergreen continues to use its commercially reasonable efforts to cure such Terminating Evergreen Breach (the “Evergreen Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Evergreen Breach is not cured within the Evergreen Cure Period; provided, however, that each of Juniper and Sequoia shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such Party is then in breach of this Agreement such that the conditions specified in Section 7.03 would not be satisfied at the Closing;

(ii)the Closing has not occurred on or before the date that is nine (9) months after the date of the Put Option Agreement (the “Termination Date”), unless (x) the applicable terminating Party’s breach of any provision of this Agreement or (y) any Supporting Equityholder’s breach of any provision of such Supporting Equityholder’s Support Agreement, in each case is the primary reason for the Closing not occurring on or before such date; provided, however, that if the conditions set forth in Section 7.01(a), 7.01(b), 7.01(c) or 7.01(d) (in the case of Section 7.01(d), only to the extent such Law or Order relates to Antitrust Laws) have not been satisfied or waived on or prior to such date (but are reasonably capable of being satisfied in accordance with this Agreement), but all of the other conditions set forth in Section 7.01 and all of the conditions set forth in Section 7.02 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by written notice by any Party to the other Parties to a date not beyond the date that is fifteen (15) months after the date of the Put Option Agreement; or

(iii)there is in force any final, non-appealable Order of any court of competent jurisdiction enjoining, making illegal or prohibiting the consummation of the Transactions;

(c)by written notice to Juniper and Sequoia from Evergreen if:

(i)there is any breach of any representation, warranty, covenant or agreement on the part of Juniper or Sequoia set forth in this Agreement or the Put Option Agreement, such that the conditions specified in Section 7.03(a) or Section 7.03(b) would not be satisfied at the Closing (a “Terminating Sequoia Breach”), except that, if any such Terminating Sequoia Breach is curable by Juniper or Sequoia, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Juniper and Sequoia of notice from Evergreen of such breach, but only as long as Juniper or Sequoia, as applicable, continues to use its commercially reasonable efforts to cure such Terminating Sequoia Breach (the “Sequoia Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Sequoia Breach is not cured within the Sequoia Cure Period; provided, however, that Evergreen shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if Evergreen is then in breach of this Agreement such that the conditions specified in Section 7.02 would not be satisfied at the Closing;

(ii)the Closing has not occurred on or before the Termination Date, unless Evergreen’s breach of any provision of this Agreement is the primary reason for the Closing not occurring on or before such date;

(iii)there is in force any final, non-appealable Order of any court of competent jurisdiction enjoining, making illegal or prohibiting the consummation of the Transactions; or

(iv)Sequoia gives Evergreen written notice of an intention to pursue, or has implemented, an Alternative Public Transaction Structure which is an Adverse Alternative Public Transaction Structure; provided, that Evergreen may only terminate pursuant to this Section 8.01(c)(iv) during the twenty (20) Business Day period commencing on the earlier of receipt by Evergreen of a written notice from Sequoia of its intention to pursue an Alternative Public Transaction Structure and Evergreen becoming aware of the implementation of an Alternative Public Transaction Structure.

Section 8.02Effect of Termination.  Except as otherwise set forth in this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or equityholders, other than liability of a Party, as the case may be, for Fraud or any willful breach of this Agreement occurring prior to such termination; provided, however, that the provisions of Section 6.12, this Section 8.02, Article IX,

Article X (to the extent necessary to give effect to the provisions of Section 6.12, this Section 8.02, Article IX and Article X) and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01Survival.  Except in the case of Fraud, (a) all representations and warranties of the Parties set forth in this Agreement and (b) the covenants and agreements of the Parties required to be performed or fulfilled prior to the Closing contained in this Agreement, will, in each case, terminate, expire, and cease to have any further force or effect at the Closing, and no Party (or any Affiliate or Representative of such Party) will have any recourse against the other Party (or its Affiliates or Representatives) with respect to such representations and warranties, covenants and agreements.  The covenants and agreements of the Parties set forth in this Agreement and all claims in respect thereof that require performance on or after the Closing will survive the Closing until fully performed in accordance with their terms.  The foregoing is not intended to limit the survival periods contained in any R&W Insurance Policy Sequoia obtains from a third-party insurance provider in connection with this Agreement, it being understood and agreed that (for the avoidance of doubt), nothing in such policy shall affect any of the terms of this Agreement.

Section 9.02Waiver.  Any Party may, at any time prior to the Closing, waive any of the provisions of this Agreement benefitting such Party; provided that no waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.  No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any other provision hereof (whether or not similar) or any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or future exercise thereof or any other right.

Section 9.03Notices.  All notices and other communications among the Parties hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day when sent by FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email, addressed as follows:

If to Evergreen:

Expedia, Inc.

1111 Expedia Group Way W

Seattle, WA 98119

Attention: Robert J. Dzielak
Email Address: bdzielak@expediagroup.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention: Jason Silvera; Jordan Miller
Email: jason.silvera@lw.com; jordan.miller@lw.com

If to Juniper:

c/o Juweel Investors Limited
350 Madison Avenue, 8th Floor
New York, New York 10017
Attention: M. Gregory O’Hara
Email: greg.ohara@certares.com

With a copy (which shall not constitute notice) to:

Dechert LLP
2929 Arch Street
Philadelphia, PA 19104
Attention: Geraldine Sinatra; Gregory Schernecke
Email: geraldine.sinatra@dechert.com;gregory.schernecke@dechert.com

If to Sequoia:

c/o GBT US LLC
General Counsel’s Office
666 Third Avenue
New York, NY 10017
Attn: Eric J. Bock
Email: eric.j.bock@amexgbt.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn:Peter D. Serating; Thaddeus P. Hartmann
Email:Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com or to such other address or email address of which any Party may notify the other Parties as provided above.

Section 9.04Assignment.  No Party shall assign this Agreement nor any of the rights, interests or obligations hereunder, in whole or in part, without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing,

(a) Evergreen shall be permitted to assign its rights, interests and obligations hereunder to a Delaware limited liability company that is a wholly owned Subsidiary of  Expedia Group, Inc. that will be formed in connection with the Restructuring and in accordance with the Restructuring Steps Plan; provided that such assignment shall not relieve Evergreen of its obligations under this Agreement; provided, further, that such newly formed entity shall execute a joinder to this Agreement, in form and substance reasonably acceptable to Sequoia, pursuant to which such assignee will agree to be bound the terms of this Agreement applicable to Evergreen, and (b) Juniper may assign and transfer its rights and obligations hereunder at any time, in whole or in part, to a successor in interest by way conversion or to any segregated portfolio thereof, in each case as may be permitted by Section 6.03(b)(v), without the consent of the other Parties hereto.

Section 9.05Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing in the event that Closing occurs, (a) each Sequoia Releasee and Evergreen Releasee to whom Section 9.16 applies are intended third-party beneficiaries of, and may enforce, Section 9.16, and (b) Prior Company Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 9.17.

Section 9.06Expenses.  Except as otherwise expressly provided in this Agreement or any of the other Transaction Documents, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Dispute Resolution Firm, if any, shall be paid in accordance with Section 1.03(f); provided, further, that Sequoia shall bear 50% and Evergreen shall bear 50% of all amounts due and payable to any Antitrust Authorities in connection with Transactions.

Section 9.07Governing Law.  This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.08Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.09Schedules and Exhibits.  The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  Except in the case of Sections 2.07(b), 3.07(b) or 4.08, any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent on the face of such disclosure that such disclosure applies to such other sections or schedules.  Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.  In addition, the disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any Law, is not an admission that such breach, violation or default has occurred.

Section 9.10Entire Agreement.  This Agreement (together with the Schedules and Exhibits to this Agreement) and the other Transaction Documents constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions exist among any of the Parties, except as expressly set forth in the Transaction Documents.

Section 9.11Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 9.12Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, such provision shall be fully separable and all the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect by a court of competent jurisdiction under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the fullest extent possible.

Section 9.13Jurisdiction; Waiver of Jury Trial.

(a)Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall lack jurisdiction, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9.13(a). Without limiting the foregoing, each Party agrees that service of process on such party as provided in Section 9.03 shall be deemed effective service of process on such Party.  Sequoia hereby irrevocably designates, appoints and empowers GBT US LLC and Juniper hereby irrevocably designates, appoints and empowers Certares Management LLC, as their respective designee, appointee and agent to receive, accept and acknowledge for and on their respective behalf and in respect of its respective property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding arising out of or relating to the Transaction Documents.

(b)EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS (IN EACH CASE, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.13(b) AND (III) THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.14Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that the rights of each Party to enforce the provisions hereunder are unique and monetary damages, even if available, would not be an adequate remedy.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity.  Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The Parties further agree not to assert that a remedy of monetary damages would provide an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The remedies available to the Parties pursuant to this Section 9.14 shall be in addition to any other remedy to which it is entitled at Law or in equity.

Section 9.15Non-Recourse.  Except, (a) solely as it relates to the exercise of subrogation rights by any applicable insurer, in the case of Fraud or (b) to the extent otherwise set forth in the Confidentiality Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to in any manner this Agreement, or the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) may only be brought against, the entities that are expressly named as parties to such Transaction Document and then only with respect to the specific obligations set forth herein and therein with respect to such parties to such Transaction Document; provided, for the avoidance of doubt, that Juniper shall have no obligation to perform any obligation of Sequoia under any Transaction Documents and shall bear no independent responsibility for the obligations or liabilities of Sequoia under the Transaction Documents.  Except to the extent a Party to this Agreement (and then only to the extent of the specific obligations undertaken by such Party in this Agreement and not otherwise) or as set forth in the applicable Transaction Document, no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any Party under this Agreement (whether for indemnification or otherwise) or of or for any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to this Agreement).

Section 9.16Waiver and Release.

(a)Effective as of the Closing, each of Juniper, Sequoia and the Transferred Subsidiaries, for itself and each of its controlled Affiliates and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, controlled Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and controlled Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Sequoia Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Sequoia Releasor has, may have, or might have, against Evergreen or any of Evergreen’s Affiliates or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, advisors, or Representatives, or Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Sequoia Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing, but in each case, solely to the extent relating to the ownership of the Transferred Subsidiary Interests, the Elm Business or the operation, management, use or control of the Elm Business; provided, however, that nothing contained in this Section 9.16(a) shall release, waive, discharge, relinquish or otherwise affect rights, claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs or counterclaims of any Person arising under or related to (a) this Agreement or any other Transaction Document, (b) claims for Fraud or (c) the EPS Agreement or any commercial Contract between Evergreen or any of its Affiliates and its and their respective former, current and future directors, officers, employees, general and limited partners, manager, members, direct and indirect equityholders, controlling persons, controlled Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and controlled Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators trustees, successors and assigns of any of the foregoing, on the one hand, and Juniper, Sequoia or any of their respective Affiliates (other than the Transferred Subsidiaries) and its and their respective former, current and future directors, officers, employees, general and limited partners, manager, members, direct and indirect equityholders, controlling persons, controlled Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and controlled Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators trustees, successors and assigns of any of the foregoing, on the other hand, unrelated to the Transactions.  Sequoia shall, and shall cause the Transferred Subsidiaries to, and Juniper shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Sequoia Releasee based upon any matter released pursuant to this Section 9.16(a).  Each Sequoia Releasee to whom this Section 9.16(a) applies shall be a third-party beneficiary of this Section 9.16(a).

(b)Effective as of the Closing, Evergreen, for itself and each other member of the Evergreen Group and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, controlled Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and controlled Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, an “Evergreen Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Evergreen Releasor has, may have, or might have, against Juniper, Sequoia, the Transferred Subsidiaries or any of their Affiliates or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, attorneys, assignees, agents, advisors, or Representatives, or Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, an “Evergreen Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing, but in each case, solely to the extent relating to the ownership of the Transferred Subsidiary Interests, the Elm Business or the operation, management, use or control of the Elm Business; provided, however, that nothing contained in this Section 9.16(b) shall release, waive, discharge, relinquish or otherwise affect rights, claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs or counterclaims of any Person arising under or related to (a) this Agreement or any other Transaction Document, (b) claims for Fraud or (c) the EPS Agreement or any commercial Contract between Evergreen or any of its Affiliates and its and their respective former, current and future directors, officers, employees, general and limited partners, manager, members, direct and indirect equityholders, controlling persons, controlled Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and controlled Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators trustees, successors and assigns of any of the foregoing, on the one hand, and Juniper, Sequoia or any of their respective Affiliates (other than the Transferred Subsidiaries) and its and their respective former, current and future directors, officers, employees, general and limited partners, manager, members, direct and indirect equityholders, controlling persons, controlled Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and controlled Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators trustees, successors and assigns of any of the foregoing, on the other hand, unrelated to the Transactions.  Evergreen shall, and shall cause Expedia Group, Inc. to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against an Evergreen Releasee based upon any matter released pursuant to this Section 9.16(b).  Each Evergreen Releasee to whom this Section 9.16(b) applies shall be a third-party beneficiary of this Section 9.16(b).

Section 9.17Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)Conflicts of Interest.  Each of Juniper and Sequoia acknowledges that Latham & Watkins LLP, Eversheds LLP, Covington & Burling, LLP and Willkie Farr & Gallagher LLP and other legal counsel (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of Evergreen, the Transferred Subsidiaries and other Affiliates of Evergreen, and their respective officers, employees and directors (each such Person, other than the Transferred Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or the Transactions (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions), and that, in the event of any post-Closing matters (x) involving the Designated Persons and relating to this Agreement or any other agreements or Transactions (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Juniper, Sequoia or any of their respective Affiliates (including the Transferred Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters.  Accordingly, each of Juniper and Sequoia hereby (i) waives and shall not assert, and agrees after the Closing to cause its Subsidiaries (including the Transferred Subsidiaries) to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters, and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Juniper, Sequoia or any of their respective Subsidiaries (including the Transferred Subsidiaries), and even though Prior Company Counsel may have represented the Transferred Subsidiaries in a matter substantially related to such dispute.

(b)Attorney-Client Privilege.  Each of Juniper and Sequoia, on behalf of itself and its Subsidiaries and, after the Closing, on behalf of the Transferred Subsidiaries, agrees that any attorney-client privilege or attorney work-product protection with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Transferred Subsidiaries, on the other hand, to the extent related to the negotiation, documentation and consummation of the Transactions (collectively, “Pre-Closing Privileges”) shall be deemed to be retained and owned by Evergreen, shall be controlled by Evergreen and, shall not pass to or be claimed by Juniper, Sequoia, any/or any of the Subsidiaries (including the Transferred Subsidiaries), except as provided in the last sentence of this Section 9.17(b).  Notwithstanding the foregoing, in the event that a dispute arises between Juniper, Sequoia or any of the Transferred Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, each of Juniper and Sequoia shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of any advice or communication that is subject to any Pre-Closing Privilege to such third party; provided, however, that such privilege may be waived only with the prior written consent of Evergreen, acting on behalf of the applicable Designated Person.

Section 9.18No Other Representations or Warranties; Non-Reliance.

(a)The Parties agree that the express representations and warranties made by Evergreen in Article II and any Transaction Document (including any certificate delivered hereunder or thereunder) are the exclusive representations and warranties made by Evergreen.  Without limitation to the generality of the foregoing, each of Juniper and Sequoia agrees that Evergreen has not made any other representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Evergreen, the Elm Business, the Transferred Subsidiaries or the Transactions, and, except as expressly set forth in Article II or any Transaction Document (including any certificate delivered hereunder or thereunder), neither Evergreen nor any other Person will have or be subject to any liability to Juniper or Sequoia or any other Person resulting from the distribution to Juniper or Sequoia or any Representative thereof of information, including (a) any confidential information memoranda or management presentations distributed on behalf of Evergreen, the Elm Business or the Transferred Subsidiaries or other publications or data room information provided to Juniper or Sequoia or any Representative thereof, or any other document, information or projection in any form provided to Juniper or Sequoia or any Representative thereof in connection with the Transactions, or (b) the projections or other forward-looking statements of Evergreen, the Elm Business or the Transferred Subsidiaries, in each case in expectation or furtherance of the Transactions.  Evergreen hereby expressly disclaims any representations or warranties of any kind or nature, express or implied, including those which may be contained in any presentation or similar materials regarding Evergreen, the Elm Business or the Transferred Subsidiaries, or any of their businesses or in any materials provided to Juniper or Sequoia during the course of its due diligence investigation of Evergreen, the Elm Business and the Transferred Subsidiaries, except as expressly provided in Article II or any Transaction Document (including any certificate delivered hereunder or thereunder).  Each of Juniper and Sequoia hereby agrees that it shall rely solely on its own examination and investigation of the Elm Business and the representations and warranties set forth in Article II or any Transaction Document (including any certificate delivered hereunder or thereunder).

(b)The Parties agree that the express representations and warranties made by Sequoia in Article III and any Transaction Document (including any certificate delivered hereunder or thereunder) are the exclusive representations and warranties made by Sequoia.  Without limitation to the generality of the foregoing, Evergreen agrees that Sequoia has not made any other representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sequoia’s business, Sequoia, its Subsidiaries or the Transactions, and, except as expressly set forth in Article III or any Transaction Document (including any certificate delivered hereunder or thereunder), neither Sequoia nor any other Person will have or be subject to any liability to Evergreen or any other Person resulting from the distribution to Evergreen or any Representative thereof of information, including (a) any confidential information memoranda or management presentations distributed on behalf of Sequoia’s business, Sequoia or its Subsidiaries or other publications or data room information provided to Evergreen or any Representative thereof, or any other document, information or projection in any form provided to Evergreen or any Representative thereof in connection with the Transactions, or (b) the projections or other forward-looking statements of Sequoia’s business, Sequoia or its Subsidiaries, in each case in expectation or furtherance of the Transactions.  Sequoia hereby expressly disclaims any representations or warranties of any kind or nature, express or implied, including those which may be contained in any presentation or similar materials regarding Sequoia or any of its Subsidiaries, or any of its or their businesses or in any materials provided to Evergreen during the course of its due diligence investigation of Sequoia and its Subsidiaries and their respective businesses, except as expressly provided in Article III or any Transaction Document (including any certificate delivered hereunder or thereunder).  Evergreen hereby agrees that it shall rely solely on its own examination and investigation of Sequoia’s business, Sequoia and its Subsidiaries and the representations and warranties set forth in Article III or any Transaction Document (including any certificate delivered hereunder or thereunder).

(c)The Parties agree that the express representations and warranties made by Juniper in Article IV and any Transaction Document (including any certificate delivered hereunder or thereunder) are the exclusive representations and warranties made by Juniper.  Without limitation to the generality of the foregoing, Evergreen agrees that Juniper has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Juniper’s business, Juniper or the Transactions, and, except as expressly set forth in Article IV or any Transaction Document (including any certificate delivered hereunder or thereunder), neither Juniper nor any other Person will have or be subject to any liability to Evergreen or any other Person resulting from the distribution to Evergreen or any Representative thereof of information, including (a) any confidential information memoranda or management presentations distributed on behalf of Juniper’s business, Juniper or other publications or data room information provided to Evergreen or any Representative thereof, or any other document, information or projection in any form provided to Evergreen or any Representative thereof in connection with the Transactions, or (b) the projections or other forward-looking statements of Juniper’s business or Juniper, in each case in expectation or furtherance of the Transactions.  Juniper hereby expressly disclaims any representations or warranties of any kind or nature, express or implied, including those which may be contained in any presentation or similar materials regarding Juniper, or any of its or their businesses or in any materials provided to Evergreen during the course of its due diligence investigation of Juniper, except as expressly provided in Article IV or any Transaction Document (including any certificate delivered hereunder or thereunder).  Evergreen hereby agrees that it shall rely solely on its own examination and investigation of Juniper’s business, Juniper and the representations and warranties set forth in Article IV or any Transaction Document (including any certificate delivered hereunder or thereunder).

ARTICLE X

CERTAIN DEFINITIONS

Section 10.01Interpretation.

(a)Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever required by the context, any pronoun used in this

Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.”  The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.”  The words “herein,” “hereof,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.  Any reference herein to “dollars” or “$” shall mean United States dollars.  The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was fully executed and delivered, and the words “as of the date of the Put Option Agreement” and words of similar import shall be deemed in each case to refer to the date the Put Option Agreement was fully executed and delivered.  Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.  The phrase “material to the Elm Business” shall be deemed to be followed in each case by the words “taken as a whole.”  All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.  Whenever the last day for the delivery of any notice, the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party delivering such notice or having such right or duty shall have until the next Business Day to deliver such notice, exercise such right or discharge such duty.

(b)For purposes of this Agreement, without limitation, if (i) Evergreen or a Person acting on its behalf posts a document to the online data room entitled “Oak 2020” hosted on behalf of Evergreen and maintained by Datasite or (ii) Sequoia or a Person acting on its behalf or Juniper or a Person acting on its behalf posts a document to the online data room entitled “Sequoia” hosted on behalf of Sequoia and maintained by Datasite, in each case, at least two (2) days prior to the date of the Put Option Agreement, such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to, in the case of Evergreen, Sequoia and Juniper, and in the case of Sequoia or Juniper, to Evergreen.  Any references to a “copy” of any Contract or other document or instrument are to a true, correct and complete copy thereof.

(c)The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.02Certain Definitions.

“Accrued Income Taxes” means, with respect to any Person, an amount equal to the aggregate of the unpaid income Taxes of such Person for any Pre-Closing Tax Period in each applicable jurisdiction, which shall be determined (i) taking into account the Transactions (including the Restructuring, the transfer of the T2 Entities and the transactions contemplated by Section 6.20), (ii) without regard to deferred Tax assets (except as provided in clause (iv)) and liabilities, (iii) as though the taxable year of such Person closes as of 11:59 p.m. (Eastern Time) on the Closing Date regardless of whether such treatment is prescribed by applicable Law, (iv) taking into account (x) applicable estimated Tax payments made prior to Closing and any applicable Tax refunds or overpayments and (y) any net operating losses or other Tax attributes (excluding any such attribute that may be carried back from a taxable period beginning after the Closing Date) to the extent such attributes actually reduce cash Taxes payable in respect of such taxable periods (or would reduce such cash Taxes taking into account clause (iii)) and (v) excluding any Specified Tax Receivables; provided, however, that in no event shall Accrued Income Taxes be less than zero.

“Acquisition Proposal” has the meaning set forth in Section 6.11.

“Action” means any claim, complaint, counterclaim, suit, litigation, demand, dispute, action, notice of violation, citation, summons, subpoena, investigation, arbitration, examination, injunction, hearing, order, mediation or audit or other proceeding (whether civil, criminal, administrative, judicial or investigative) commenced, brought, conducted or heard by or before any Governmental Entity.

“Additional Assets” has the meaning set forth in Section 6.17(g).

“Adverse Alternative Public Transaction Structure” means an Alternative Public Transaction Structure that materially and materially disproportionately adversely affects Evergreen from a Tax perspective as compared to similarly situated U.S. taxpayers.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided that from and after the Closing, (a) none of Juniper, Sequoia nor any of their respective Subsidiaries, including the Transferred Subsidiaries, shall be considered an Affiliate of Evergreen or any of any Evergreen’s Affiliates and (b) none of Evergreen nor any other member of the Evergreen Group shall be considered an Affiliate of Juniper, Sequoia or any Transferred Subsidiary; provided, further, that neither Juniper nor Alder, nor any of their respective Affiliates shall be considered an Affiliate of Sequoia.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Law.

“Agreement” has the meaning set forth in the preamble.

“Alder” means American Express Travel Holdings Netherlands Coöperatief U.A.

“Alternative Transaction” means a direct or indirect sale or issuance to a third party of any Transferred Subsidiary Interests or the acquisition, sale, lease, license or other disposition (whether by merger, reorganization, recapitalization, or otherwise) of a material portion of the assets of the Elm Business or any Transferred Subsidiary or any other transaction the consummation of which would reasonably be expected to impair the Transaction; provided that, for the avoidance of doubt, a transaction involving the sale, assignment, transfer or encumbrance of any or all of the equity interests of Evergreen, or a merger or recapitalization of Evergreen which transaction does not have the Elm Business as its primary purpose and would not reasonably be expected to prevent, impair or materially delay the Transactions, shall not be considered an Alternative Transaction.

“Amended & Restated Equityholder Agreements” has the meaning set forth in the Recitals.

“Amended & Restated Juniper SHA” has the meaning set forth in the Recitals.

“Amended & Restated Sequoia SHA” has the meaning set forth in the Recitals.

“Amended Commercial Agreement” means the amended Commercial Agreement, in the form attached hereto as Exhibit L.

“Anti-Corruption Laws” means any Law relating to anti-bribery or anti-corruption (governmental or commercial), which applies, as applicable, to the Elm Business, business of Juniper, business of Sequoia and dealings of Juniper, Sequoia, Evergreen or their respective Subsidiaries (including the Transferred Subsidiaries), including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and other laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity or any other Person to obtain a business advantage.

“Anti-Money Laundering Laws” means any Law or guideline relating to money laundering, including financial recordkeeping and reporting requirements, which applies, as applicable, to the Elm Business, business of Juniper, business of Sequoia and dealings of Juniper, Sequoia or Evergreen or their respective Subsidiaries (including the Transferred Subsidiaries), including the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, all money laundering-related laws of other jurisdictions where any of Juniper, Sequoia, Evergreen or its Subsidiaries (including the Transferred Subsidiaries) conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Entity.

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, the CMA, the Spanish authorities and governmental bodies involved in the process of granting foreign investment authorization including (and as applicable): (i) the Spanish General Directorate for International Trade and Investments (Dirección General de Comercio Internacional e Inversiones); (ii) the Spanish Foreign Investment Board (Junta de Inversiones Exteriores); and (iii) the Council of Ministers (Consejo de Ministros) of the Government of Spain, the New Zealand Overseas Investment Office, and, in the event of a referral of the Transactions to the European Commission pursuant to Article 22 of the EU Merger Regulation, the European Commission, and all other U.S. or non-U.S. Governmental Entities that are charged with enforcing, applying, administering or investigating any Antitrust Laws.

“Antitrust Information or Document Requests” means any voluntary or compulsory request or demand for the production, delivery or disclosure of documents or other evidence, or any voluntary or compulsory request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, the Enterprise Act, Spanish Law 19/2003 (including as modified by Royal Decree Laws 8/2020, 11/2020 and 34/2020), the New Zealand Overseas Investment (Urgent Measures) Amendment Act 2020 and, in the event of a referral of the Transactions to the European Commission pursuant to Article 22 of the EU Merger Regulation, the EU Merger Regulation, and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Transactions.

“Assumed Liabilities” has the meaning set forth in Section 1.08.

“Automatic Transfer Employee” means any Business Employee who is based in a jurisdiction outside of the United States, where local employment Laws, including Automatic Transfer Laws, provide for an automatic transfer of such employees to a Transferred Subsidiary by operation of Law upon the transfer of a business and such business transfer occurs as a result of the Restructuring.

“Automatic Transfer Laws” means (a) all Laws implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses, and (b) any similar laws in any jurisdiction providing for an automatic transfer, by operation of Law, of employment in the event of a transfer of business.

“Backfill Opportunity” has the meaning set forth in Section 6.01(b)(vi).

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not ERISA applies) and any other written or unwritten, funded or unfunded plan, agreement, policy or other arrangement, and in each case all amendments thereto, providing for employment, compensation, severance, deferred compensation, bonus, change of control, employee loan, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, paid time-off, educational assistance, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind to any Person, excluding (in each case) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or any statutory plan to which contributions are mandated by a Governmental Entity or otherwise by applicable Law.

“Books and Records” has the meaning set forth in Section 6.09.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Business Employee” has the meaning set forth in Section 2.18(a).

“Business Independent Contractor” has the meaning set forth in Section 2.18(b).

“Calculation Time” means the close of business on the Business Day immediately prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means, without duplication, the aggregate amount of all cash and cash equivalents (which are convertible into cash within thirty (30) days), bank deposits, short-term marketable investments, calculated (i) net of any bank overdrafts, (ii) including cash and checks received but not yet cleared, net of any checks written by, or wires issued by or on behalf of such Person; provided that Cash shall not include (x) Restricted Cash, (y) in the case of Closing Elm Cash, any insurance proceeds received by the Elm Business in connection with Section 1.06(h) or (z) in the case of Closing Sequoia Cash, any insurance proceeds received by Sequoia or its Subsidiaries in connection with any casualty loss of Sequoia or its Subsidiaries after the date hereof and prior to Closing.

“Cash True-Up Amount” has the meaning set forth in Section 1.03(g)(iii).

“Claims Made Policies” has the meaning set forth in Section 6.06(d).

“Clean Team Agreement” means the Clean Team Confidentiality Agreement, dated as of November 2, 2020, between Sequoia and Evergreen.

“Closing” has the meaning set forth in Section 5.01.

“Closing Cash Payment” has the meaning set forth in Section 1.02(b).

“Closing Date” has the meaning set forth in Section 5.01.

“Closing Elm Cash” means the aggregate amount of Cash of the Transferred Subsidiaries as of the Calculation Time (having given effect to the Restructuring), determined on a consolidated basis in accordance with the Elm Accounting Principles.

“Closing Elm Debt” means the sum of (a) the aggregate amount of Debt of the Transferred Subsidiaries as of the Calculation Time (having given effect to the Restructuring), determined on a consolidated basis in accordance with the Elm Accounting Principles, minus (b) $20,000,000, being the agreed adjustment amount in respect of unvested equity relating to the Elm Business, minus (c) $20,000,000, in the form of the illustrative calculation set forth on the Elm Debt Example Calculation.

“Closing Elm Net Working Capital” means, as of the Calculation Time (having given effect to the Restructuring) (a) the consolidated current assets of the Transferred Subsidiaries as of such date and time, in the form of the illustrative calculation set forth on the Elm Net Working Capital Example Calculation (excluding (x) Closing Elm Cash and any Restricted Cash and (y) income Tax assets and deferred Tax assets), minus (b) the consolidated current Liabilities of the Transferred Subsidiaries as of such date and time, in the form of the illustrative calculation set forth on the Elm Net Working Capital Example Calculation (excluding (x) Closing Elm Debt, (y) income Tax Liabilities and deferred Tax Liabilities and (z) the current portion of operating leases that may be required to be recorded on a balance sheet pursuant to Accounting Standard Codification Topic 840 or 842), in each case, as determined in accordance with the Elm Accounting Principles.  For the avoidance of doubt, “Closing Elm Net Working Capital” shall not include Closing Elm Cash, Closing Elm Debt, Closing Elm Transaction Expenses or Intercompany Accounts.

“Closing Elm Net Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to:  (a) Closing Elm Net Working Capital, minus (b) $56,600,000.

“Closing Elm Transaction Expenses” means to the extent an obligation of a Transferred Subsidiary or otherwise constituting Assumed Liabilities, (a) all unpaid fees and expenses incurred or otherwise committed up to and including the Closing and payable in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions (including the Restructuring), including all legal, financial advisory, accounting, consulting, third party service providers and other fees and expenses and any broker’s or finder’s fees (in each case, whether or not such amounts have been billed on or before the Closing Date), (b) Employee Transaction Costs, (c) Transfer Costs to the extent the responsibility of Evergreen or its Affiliates pursuant to Section 6.08(j), and (d) subject to the proviso below, fifty-percent (50%) of all costs and expenses of preparing the Elm Audited Financial Statements pursuant to Section 6.23; provided that in no event shall Sequoia be responsible for more than an aggregate of $1,500,000 of such costs and expenses described in this clause (d) and Evergreen shall be responsible for more than fifty-percent (50%) of all costs and expenses described in this clause (d) if the aggregate costs and expenses exceed $3,000,000.

“Closing Sequoia Cash” means the sum of (a) the aggregate amount of Cash of Sequoia and its Subsidiaries as of the Calculation Time, determined on a consolidated basis in accordance with the Sequoia Accounting Principles, minus (b) if a Public Transaction is consummated, the cash proceeds received by Sequoia from the issuance of Equity Interests in such Public Transaction (net of any underwriting discount and other offering expenses), plus (c) the Specified Tax Receivables to the extent outstanding as of the Closing.

“Closing Sequoia Debt” means the sum of (a) the aggregate amount of Debt of Sequoia and its Subsidiaries as of the Calculation Time, determined on a consolidated basis in accordance with the Sequoia Accounting Principles, minus (b) $40,000,000, plus (c) $3,500,000 and in the form of the illustrative calculation set forth on the Sequoia Debt Example Calculation.

“Closing Sequoia Net Working Capital” means, as of the Calculation Time, (a) the consolidated current assets of Sequoia and its Subsidiaries as of such date and time, in the form of the illustrative calculation set forth on the Sequoia Net Working Capital Example Calculation (excluding (x) Closing Sequoia Cash and any Restricted Cash and (y) income Tax assets and deferred Tax assets), minus (b) the consolidated current Liabilities of Sequoia and its Subsidiaries as of such date and time, in the form of the illustrative calculation set forth on the Sequoia Net Working Capital Example Calculation (excluding (x) Closing Sequoia Debt, (y) income Tax Liabilities and deferred Tax Liabilities and (z) the current portion of operating leases that may be required to be recorded on a balance sheet pursuant to Accounting Standard Codification Topic 840 or 842), in each case, as determined in accordance with the Sequoia Accounting Principles.  For the avoidance of doubt, “Closing Sequoia Net Working Capital” shall not include Closing Sequoia Cash, Closing Sequoia Debt or Closing Sequoia Transaction Expenses.

“Closing Sequoia Net Working Capital Adjustment Amount” means the amount (which may be positive or negative) equal to:  (a) Closing Sequoia Net Working Capital, minus (b) $54,500,000.

“Closing Sequoia Transaction Expenses” means, to the extent an obligation of Sequoia or its Subsidiaries, all unpaid fees and expenses incurred or otherwise committed up to and including the Closing and payable in connection with the negotiation, preparation, execution and performance of this Agreement, the other Transaction Documents and the Transactions, including all legal, financial advisory, accounting, consulting, third party service providers and other fees and expenses and any broker’s or finder’s fees (in each case, whether or not such amounts have been billed on or before the Closing Date).

“Closing Statements” has the meaning set forth in Section 1.03(d).

“CMA” shall mean the UK Competition and Markets Authority.

“CMA Briefing Paper” shall mean the briefing paper submitted to the CMA by the Parties in relation to the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining agreement and each other material agreement with an Employee Representative of any Business Employee, including any national or sector specific collective agreements which are applicable to any Business Employee, in each case in effect immediately prior to Closing that sets forth the terms and conditions of employment of such Business Employee, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Commercial Agreement” means the Egencia Global Master Services Agreement, effective as of January 1, 2021, between Evergreen and each Egencia entity whose signature appears on the signature page thereto.

“Common Shares of Juniper” means “Common Shares” as defined in the Juniper SHA or, to the extent Juniper is converted into a Cayman segregated portfolio company prior to the Closing, a newly issued class of common shares entitling Evergreen to all of the Equity Interests of Sequoia and cash to be received by Juniper pursuant to this Agreement.

“Communications Plan” has the meaning set forth in Section 6.12(a).

“Company” and “Companies” have the meanings set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 6.12(c).

“Confidentiality Agreement” means with respect to Sequoia and Evergreen, the Mutual Non-Disclosure Agreement, dated as of November 20, 2014, by and between Evergreen and GBT III B.V. (as subsequently amended and restated, including pursuant to the Mutual-Non Disclosure Agreement – Reinstatement and 3rd Extension letter agreement, dated as of April 6, 2020).

“Consideration Equity Interests Number” means the product of (a) the Grossed Up Juniper Contribution Percentage multiplied by (b) the Sequoia Fully Diluted Equity Interests Number (rounded to the nearest whole Non-Voting Ordinary Share of Sequoia).

“Continuing Employees” has the meaning set forth in Section 6.08(a).

“Contract” means any agreement, contract, license, lease, instrument, note, bond, mortgage, indenture, guarantee, purchase order, letter of credit, undertaking, obligation, commitment, or other legally binding commitment or obligation, each as amended or modified from time to time.

“Contributor Guaranty” has the meaning set forth in Section 6.16.

“Contributor Parties” means, collectively, Evergreen and the Transferred Subsidiaries.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the General Data Protection Regulation 2016/679 (“GDPR”), the Directive on Privacy and Electronic Communications 2002/58/EC, the UK GDPR, the UK Data Protection Act 2018 and the Data Protection (Charges and Information) Regulations 2018, the California Consumer Privacy Act, and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.  The terms “controller,” “processor,” “personal data,” “personal data breach,” “process” (and its cognates) and “supervisory authority” shall have the meaning given to them in Data Protection Laws.

“Debt” means, without duplication, with respect to any Person, (a) all indebtedness for borrowed money, (b) indebtedness evidenced by notes, bonds, debentures, mortgages or similar instruments and including, in the case of Sequoia, the Preferred Shares of Sequoia, (c) all capitalized lease obligations (classified as a capital lease or finance lease on the Elm Financial Statements or Sequoia Financial Statements or in accordance with GAAP) of such Person as of such date and time (which, for the avoidance of doubt, excludes any obligations under any operating leases that may be required to be recorded on a balance sheet pursuant to Accounting Standards Codification Topic 840 or 842), (d) all reimbursement obligations of such Person under letters of credit, performance or surety bonds, or other similar obligations, to the extent drawn, (e) all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, hedging arrangements, foreign currency exchange agreements and other similar agreements, (f) for clauses (a) through (e) above, all principal and accrued but unpaid interest thereon, if any, preferred yield on Preferred Shares of Sequoia, in the case of Sequoia, and any termination fees, prepayment penalties, “breakage” cost or similar payments or other expenses associated with the actual repayments of such Debt on or prior to the Closing Date, (g) in the case of Sequoia, the MIP/Profit Share Amount, (h) any Taxes payable by such Person or its Subsidiaries that (x) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing Date, and (y) are payable following the Closing Date as permitted by Section 2302(a) of the CARES Act (or any similar Law in another jurisdiction pursuant to which such Person has deferred payroll Taxes), (i) in the case of the Transferred Subsidiaries, declared and unpaid dividends due to any member of the Evergreen Group (other than a Transferred Subsidiary), (j) all Accrued Income Taxes, (k) all accrued restructuring costs and all accrued severance costs, in each case determined in accordance with GAAP as historically applied by such Person or its Affiliate (as applicable), (l) all accrued profit sharing in France calculated in accordance with methodology used in the preparation of the Elm Balance Sheet (in the case of the Transferred Subsidiaries) and the Sequoia Financial Statements (in the case of Sequoia), (m) with respect to Business Employees, the dollar amount of all payroll deductions made under the Evergreen employee stock purchase plan and not yet applied to the purchase of Evergreen shares or returned to the participant from whom such amounts were deducted, (n) all accrued but unpaid digital services Taxes payable in France, Spain, Italy or the UK in relation to pre-Closing periods, (o) all contingent Tax liabilities which would be more likely than not to be due and payable as determined in accordance with GAAP as historically applied by such Person or its Affiliates (as applicable) (including any reserves required under FIN 48), (p) rent contractually due and payable by such Person prior to the Closing Date which has not been paid by such Person in reliance on rent moratoriums or deferral programs instituted by Governmental Entities in connection with COVID-19, (q) in the case of the Transferred Subsidiaries, Unfunded Pension Liabilities, and in the case of Sequoia, the Sequoia Pension Liabilities and (r) all obligations of such Person in the nature of guarantees of the obligations described in clauses (a) through (q) of this definition of “Debt” of any Person other than such Person.

“Designated Person” has the meaning set forth in Section 9.17(a).

“Dispute Resolution Firm” has the meaning set forth in Section 1.03(f).

“Disputed Items” has the meaning set forth in Section 1.03(f).

“Disputed Reverse Services” has the meaning set forth in Section 6.27(c).

“Disputed Services” has the meaning set forth in Section 6.10(d).

“Dutch Works Councils Act” means the Dutch Works Councils Act (Wet op de ondernemingsraden).

“EEA” has the meaning set forth in Section 2.11(e).

“Elm Accounting Principles” means GAAP, applied in a manner consistent with the accounting principles and standards, practices, policies, procedures, classifications, judgments and methodologies used in connection with the preparation of the Elm Financial Statements. In the event of a conflict between GAAP and the accounting principles and standards, practices, policies, procedures, classifications, judgments and methodologies as were used in connection with the preparation of the Elm Financial Statements, then GAAP shall prevail.  For purposes of interpreting any provision herein, in the event of a conflict between GAAP and a term that is specifically defined in this Agreement, the definition in this Agreement shall prevail.

“Elm Affiliate Arrangements” has the meaning set forth in Section 2.20(b).

“Elm Audited Financial Statements” has the meaning set forth in Section 6.23(a).

“Elm Business” means all of the Evergreen Group’s travel management platforms that provide managed travel products and services (including providing travel management services and arranging business or commercial travel, meetings and events) to businesses, corporate travelers, governmental agencies and other organizations including under the Egencia, Orbitz for Business, Via Travel, Synergi Canada, Travelforce brands; provided that the Elm Business shall not include the T2 Business.

“Elm Business Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets, Liabilities, operations or results of operations of the Elm Business, taken as a whole or (b) would or would reasonably be expected to prevent or materially delay or materially impair, the consummation of the Transactions by any member of the Evergreen Group or performance by any member of the Evergreen Group of its obligations under the Transaction Documents; provided, however, that in the case of clause (a), in no event shall any Effect arising out of or resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be an Elm Business Material Adverse Effect:  (i) a change in general political, social, geopolitical or regulatory conditions, (ii) any change in economic, financial, credit, banking, currency or capital market conditions, including interest, foreign exchange or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market, (iii) a change generally affecting the industry in which the Elm Business operates, (iv) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (v) any adoption, implementation, promulgation, repeal, modification, change or reinterpretation of any Law, (vi) any seasonal fluctuations affecting the Elm Business, (vii) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves or mutations thereof, epidemics or other outbreaks of diseases or public health events, escalation or acts of terrorism or sabotage, cyberterrorism, armed hostility, war (whether or not declared), military action or any weather-related event, fire, volcanoes, tsunamis, earthquakes, hurricanes, tornadoes, floods, wild fires, or other natural disaster, or the escalation or worsening of any of the occurrences or conditions referred to in this clause (vii), (viii) the announcement of this Agreement and the Transactions or the pendency, performance or consummation of the Transactions, including any impact on the Elm Business’s relationships with employees, customers, suppliers or other business relations (provided that the exception in this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement of this Agreement or the pendency, performance or consummation of the Transactions), (ix) the taking of any action expressly required by (other than the requirements of Section 6.01(a)), or the failure to take any action expressly prohibited by, this Agreement, (x) the taking of any action requested by Sequoia or Juniper in writing or (xi) any failure to meet any internal or published projections, forecasts, guidance, estimates, milestones, budgets, operating statistics or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other financial or performance measures or operating statistics for any period (provided that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xi) may be considered in determining whether there is an Elm Business Material Adverse Effect); provided, however, that any Effect resulting from or arising out of the exceptions set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) will be taken into consideration in determining whether an Elm Business Material Adverse Effect has occurred to the extent that such Effect has a disproportionate impact on the Elm Business, taken as a whole, compared to other Persons or companies that operate in the industry and geographic markets in which the Transferred Subsidiaries operate.

“Elm Business Permits” has the meaning set forth in Section 2.15.

“Elm Closing Statement” has the meaning set forth in Section 1.03(c).

“Elm Debt Example Calculation” means the example calculation of Closing Elm Debt as of December 31, 2020 attached hereto as Exhibit K-1.

“Elm Enterprise Value” means $754,244,967.

“Elm Equity Value” means (a) Elm Enterprise Value, plus (b) Closing Elm Cash, minus (c) Closing Elm Debt, minus (d) Closing Elm Transaction Expenses, plus (e) Closing Elm Net Working Capital Adjustment Amount.

“Elm Excluded Plans” has the meaning set forth in Section 2.17(a).

“Elm Financial Statements” means the unaudited balance sheet and statement of operations of the Elm Business and the T2 Business as of and for the fiscal years ended December 31, 2020 (such balance sheet, the “Elm Balance Sheet”, and the date of such Elm Balance Sheet the “Elm Balance Sheet Date”) and December 31, 2019, as attached to Schedule 2.06(a) of the Evergreen Disclosure Schedule.

“Elm Government Contract” means any Elm Government Prime Contract or Elm Government Subcontract.

“Elm Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, task order, purchase order, delivery order, change order, arrangement or other commitment of any kind between any Transferred Subsidiary, on the one hand, and the U.S. Government, on the other hand.

“Elm Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, task order, purchase order, delivery order, change order, arrangement or other commitment of any kind between any Transferred Subsidiary, on the one hand, and any prime contractor to the U.S. Government or any subcontractor with respect to an Elm Government Prime Contract, on the other hand.

“Elm Insurance Policies” has the meaning set forth in Section 2.12(a).

“Elm Interests” has the meaning set forth in the Recitals.

“Elm IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by any of the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group.

“Elm Leased Real Property” has the meaning set forth in Section 2.09(c).

“Elm Material Customers” has the meaning set forth in Section 2.23.

“Elm Material Suppliers” has the meaning set forth in Section 2.22.

“Elm Net Working Capital Example Calculation” means the example calculation of Closing Elm Net Working Capital as of December 31, 2020 attached hereto as Exhibit F-1.

“Elm Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Transferred Subsidiaries or included in the Transferred Assets.

“Elm Personal Property” has the meaning set forth in Section 2.09(a).

“Elm Privacy Statements” has the meaning set forth in Section 2.11(d).

“Elm Product” means any product or service marketed, distributed, provided, licensed or sold at any time by the Transferred Subsidiaries or, to the extent related to the Elm Business, any other member of the Evergreen Group.

“Elm Product Development Employees” means each Business Employee that is primarily engaged in technical product development on behalf of the Elm Business, including all Business Employees within the Tech Global subdivision of the Elm Business.

“Elm Real Property Lease” has the meaning set forth in Section 2.09(c).

“Elm Software” means Software owned by the Transferred Subsidiaries or included in the Transferred Assets.

“Elm Specified Contracts” has the meaning set forth in Section 2.08(a).

“Elm Specified Supply Agreements” has the meaning set forth in Section 2.22.

“Elm U.S.” has the meaning set forth in the Recitals.

“Elm U.S. Interests” has the meaning set forth in the Recitals.

“Employee Representative” means any collective bargaining representative, labor union, labor organization, works council, staff association, worker representative, trade union, group of employees or any other employee representative body (whether elected or not).

“Employee Transaction Costs” means any cash success, change of control, retention, severance or other similar cash compensatory payments payable to any current or former Business Employee or any current or former employee or other individual service provider by any Transferred Subsidiary, in any case, to the extent such payments arise, are triggered by, or are payable by any Transferred Subsidiary, or otherwise constitute Assumed Liabilities, as a result of or in connection with the consummation of the transactions contemplated by this Agreement and remain an unpaid obligation of any Transferred Subsidiary as of Closing, including the employer portion of any employment or payroll Taxes in respect thereof (but excluding, for clarity, (i) any severance, termination or similar payment or benefit triggered by any termination of employment occurring after the Closing, and (ii) any payment or benefit which remains by its terms an obligation of any member of the Evergreen Group (other than a Transferred Subsidiary)); provided that, with respect to each retention bonus set forth on Schedule 6.08(n) of the Evergreen Disclosure Schedule, in no event shall “Employee Transaction Costs” include (or be deemed to include) any portion of such retention bonus that vests and becomes payable in accordance with its terms on a date following the Closing Date.

“Enterprise Act” shall mean the Enterprise Act 2002 (UK), as amended.

“Environmental Claims” means any claim, notice of non-compliance or violation, demand, directive, Action, obligation, consent order, consent decree, legal proceedings by any Governmental Entity or Person alleging material liability or responsibility arising out of, based on or resulting from (a) the presence or Release of any Hazardous Substances, (b) the Handling of Hazardous Substances, or (c) circumstances forming the basis of any violation under any Environmental Law.

“Environmental Laws” means any applicable United States federal, state, provincial, local or municipal statute, law, rule, regulation, ordinance, code, or rule of common law, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, or to health and safety as they may be effected by exposure to any chemical, material or substance, exposure to which is regulated by any Governmental Entity.

“Environmental Permit” means any approval, filing, permit, registration, notification, authorization, exemption, clearance, certification and license that is required under or issued, granted, given, authorized, or made by a Governmental Entity under any Environmental Law.

“EPS Agreement” means the Marketing Partner Agreement, in the form attached hereto as Exhibit H.

“Equity Interests” means, with respect to any Person, (a) all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock or share capital of (or other ownership or profit interests or units in) such Person and (b) all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equityholder Agreements” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with another entity, trade or business (whether or not incorporated), is required to be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Consideration Equity Interests Number” means the product of (a) the Estimated Grossed Up Juniper Contribution Percentage multiplied by (b) the Estimated Sequoia Fully Diluted Equity Interests Number (rounded to the nearest whole Non-Voting Ordinary Share of Sequoia).

“Estimated Elm Equity Value” has the meaning set forth in Section 1.03(a).

“Estimated Evergreen Contribution Consideration Interests” means, subject to Section 1.03(i), a number of Common Shares of Juniper (issued in respect of the relevant segregated portfolio, if applicable) equal to the number of Estimated Juniper Contribution Consideration Interests; provided that if Sequoia exercises its rights under Section 1.01(b), the number of Common Shares of Juniper shall equal the number called for by Section 1.01(b) (rounded to the nearest whole Common Share of Juniper).

“Estimated Grossed Up Juniper Contribution Percentage” means (a) the Estimated Juniper Contribution Equity Percentage divided by (b) the difference of (i) 100% minus (ii) the Estimated Juniper Contribution Equity Percentage.

“Estimated Juniper Contribution Consideration Interests” means a number of Non-Voting Ordinary Shares of Sequoia equal to the Estimated Consideration Equity Interests Number; provided that if Sequoia exercises its rights under Section 1.02(b), the number of Non-Voting Ordinary Shares of Sequoia shall equal the number called for by Section 1.02(b) (rounded to the nearest whole Non-Voting Ordinary Share of Sequoia).

“Estimated Juniper Contribution Equity Percentage” means (a) the Estimated Elm Equity Value divided by (b) the sum of (i) the Estimated Elm Equity Value plus (ii) the Estimated Sequoia Equity Value.

“Estimated Sequoia Equity Value” has the meaning set forth in Section 1.03(b).

“Estimated Sequoia Fully Diluted Equity Interests Number” has the meaning set forth in Section 1.03(b).

“Estimated Sequoia Non-Voting Ordinary Shares Cash Equivalent” means, as of the Closing, (a) if prior to the consummation of a Public Transaction, the Estimated Value Per Sequoia Share, or (b) if after the consummation of a Public Transaction, the VWAP of publicly traded common equity securities of the Public Acquiror for the twenty (20) consecutive Trading Days (or, if such publicly traded common equity securities have not traded for twenty (20) Trading Days, such shorter number of consecutive Trading Days) prior to the date that is two (2) Business Days prior to the Closing.

“Estimated Value Per Sequoia Share” means an amount equal to (a) the Estimated Elm Equity Value divided by (b) the Estimated Consideration Equity Interests Number.

“EU Merger Regulation” means Council Regulation No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Evergreen” has the meaning set forth in the preamble.

“Evergreen 401(k) Plan” has the meaning set forth in Section 6.08(f).

“Evergreen Benefit Plan” means each Benefit Plan that is not a Transferred Subsidiary Benefit Plan and that was entered into or is sponsored, maintained or contributed to or required to be contributed to by a member of the Evergreen Group (excluding, for clarity, any Transferred Subsidiary) for the benefit of the Business Employees, the Business Independent Contractors and/or their respective dependents.

“Evergreen Contribution Consideration Interests” means, subject to Section 1.03(i), a number of Common Shares of Juniper (issued in respect of the relevant segregated portfolio, if applicable) equal to the number of Juniper Contribution Consideration Interests.

“Evergreen Cure Period” has the meaning set forth in Section 8.01(b)(i).

“Evergreen Debt and Lien Releases” has the meaning set forth in Section 2.27.

“Evergreen Disclosure Schedule” means the confidential disclosure schedules dated as of this Agreement and delivered by Evergreen to Sequoia and Juniper in connection with the execution of this Agreement.

“Evergreen Fundamental Representations” means the representations and warranties contained in Sections 2.01 (Organization and Organizational Power) (other than clause (c) of Section 2.01), 2.02 (Authorization; Valid and Binding Obligation), 2.03 (Title to Shares; Transferred Subsidiaries) (other than clause (iii) of Section 2.03(b) and Section 2.03(g)) and 2.26 (Brokers).

“Evergreen Group” means Expedia Group, Inc. and its Subsidiaries, including, for the avoidance of doubt, prior to the Closing, the Transferred Subsidiaries and excluding, for the avoidance of doubt, after the Closing, the Transferred Subsidiaries.

“Evergreen Releasee” has the meaning set forth in Section 9.16(b).

“Evergreen Releasor” has the meaning set forth in Section 9.16(b).

“Excluded Assets” has the meaning set forth in Section 1.07.

“Excluded Liabilities” has the meaning set forth in Section 1.09.

“Excluded Shared Contracts” means the Contracts designated as such on Schedule 2.24(a) of the Evergreen Disclosure Schedule.

“Final Allocation” has the meaning set forth in Section 6.07(f).

“For Cause” means, with respect to a Senior Business Employee, the meaning ascribed thereto in the applicable service agreement thereof or, in the absence of any such service agreement, in accordance with past practice.

“Fraud” means, with respect to any Person, an actual and intentional fraud with respect to the making of representations and warranties contained in a Transaction Document (including any certificate delivered hereunder or thereunder); provided that Fraud shall only be deemed to exist if (a) such Person had knowledge that any representation or warranty was inaccurate when made, (b) that such representation or warranty was made with the intent to induce the other Person to act or refrain from acting, and (c) such other Person justifiably relied on such inaccurate representation or warranty to such other Person’s detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Global Trade Laws and Regulations” means (a) export, import, and other trade laws and regulations including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import laws administered by U.S. Customs and Border Protection; (b) economic sanctions rules and regulations administered by the U.S. government, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State; (c) anti-boycott laws and regulations, including those administered by the U.S. Departments of Commerce and Treasury; (d) European Union Council Regulations on export controls, including Nos. 428/2009 and 267/2012; (e) other EU Council sanctions regulations, as implemented in EU Member States; (f) Canadian sanctions policies; (g) United Nations sanctions policies; (h) all relevant regulations made under any of the foregoing; and (i) other similar economic and trade sanctions, export or import control, trade, or anti-boycott Laws, in each case to the extent they apply, as applicable, to the Elm Business, business and dealings of Sequoia, Evergreen or their respective Subsidiaries (including the Transferred Subsidiaries).

“Governmental Entity” means any federal, national, supra-national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-

regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Grossed Up Juniper Contribution Percentage” means (a) the Juniper Contribution Equity Percentage divided by (b) the difference of (i) 100% minus (ii) the Juniper Contribution Equity Percentage.

“Handling of Hazardous Substances” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Hazardous Substances.

“Hazardous Substance” means (a) any petroleum, petroleum-based substance, radioactive materials, lead-based paint, asbestos containing material, per-and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) or PCBs, and (b) any chemical, waste product, pollutant, material or substance defined as a toxic or hazardous substance under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., and any state or local equivalents thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Included Disputed Reverse Services” has the meaning set forth in Section 6.27(c).

“Included Disputed Services” has the meaning set forth in Section 6.10(d).

“Indemnified Persons” has the meaning set forth in Section 6.06(a).

“Indemnifying Party” has the meaning set forth in Section 6.14(c)(i).

“Indemnitee” has the meaning set forth in Section 6.14(c)(i).

“Insurance Policies” has the meaning set forth in Section 6.06(d).

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) trademarks, trade names, trade dress, tag-lines, slogans, logos and service marks and the goodwill associated with the foregoing (collectively, “Trademarks”), (b) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”), (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable, (d) works of authorship and rights in copyrightable subject matter in published and unpublished works of authorship (“Copyrights”), (e) trade secrets and non-public and confidential business and technical information and know-how and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”), (f) software, including data, files, source code, object code, databases and other software-related specifications and documentation (collectively, “Software”), (g) registered domain names and uniform resource locators (“Domain Names”), (h) moral rights, (i) social media usernames (e.g., Facebook account) and other digital identifiers and other indicia of origin and (j) in each case, including any registrations of, applications to register and renewals and extensions of any of the foregoing clauses (a) through (i) with or by any Governmental Entity in any jurisdiction.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intercompany Account” has the meaning set forth in Section 6.20(b).

“Intercompany Contract” has the meaning set forth in Section 6.20(a).

“IRS” means the U.S. Internal Revenue Service.

“Juniper” has the meaning set forth in the preamble.

“Juniper Contribution Consideration Interests” means a number of Non-Voting Ordinary Shares of Sequoia equal to the Consideration Equity Interests Number (rounded to the nearest whole Non-Voting Ordinary Share of Sequoia).

“Juniper Contribution Equity Percentage” means the Elm Equity Value divided by the sum of (a) the Elm Equity Value plus (b) the Sequoia Equity Value.

“Juniper Disclosure Schedule” means the confidential disclosure schedules dated as of this Agreement and delivered by Juniper to Evergreen in connection with the execution of this Agreement.

“Juniper Fundamental Representations” means the representations and warranties contained in Sections 4.01 (Organization and Organizational Power) (other than clause (c) of Section 4.01), 4.02 (Authorization; Valid and Binding Obligation), 4.03 (Evergreen Contribution Consideration Interests; Title to Shares of Sequoia) (other than Section 4.03(g)), Section 4.06 (Brokers) and Section 4.09 (No Other Assets or Liabilities).

“Juniper Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact (each, an “Effect”) that, individually or in the aggregate with all other Effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets, Liabilities, operations or results of operations of Juniper, taken as a whole or (b) would or would reasonably be expected to prevent or materially delay or materially impair, the consummation of the Transactions by Juniper or performance by Juniper of its obligations under the Transaction Documents; provided, however, that in the case of clause (a), in no event shall any Effect arising out of or resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Juniper Material Adverse Effect:  (i) a change in general political, social, geopolitical or regulatory conditions, (ii) any change in economic, financial, credit, banking, currency or capital market conditions, including interest, foreign exchange or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market, (iii) a change generally affecting the industry in which Juniper operates, (iv) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (v) any adoption, implementation, promulgation, repeal, modification, change or reinterpretation of any Law, (vi) any seasonal fluctuations affecting the business of Juniper, (vii) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves or mutations thereof, epidemics or other outbreaks of diseases or public health events, escalation or acts of terrorism or sabotage, cyberterrorism, armed hostility, war (whether or not declared), military action or any weather-related event, fire, volcanoes, tsunamis, earthquakes, hurricanes, tornadoes, floods, wild fires, or other natural disaster, or the escalation or worsening of any of the occurrences or conditions referred to in this clause (vii), (viii) the announcement of this Agreement and the Transactions or the pendency, performance or consummation of the Transactions, including any impact on Juniper’s relationships with employees, customers, suppliers or other business relations (provided that the exception in this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement of this Agreement or the pendency, performance or consummation of the Transactions), (ix) the taking of any action expressly required by (other than the requirements of Section 6.03(a)), or the failure to take any action expressly prohibited by, this Agreement, (x) the taking of any action requested by Evergreen in writing or (xi) any failure to meet any internal or published projections, forecasts, guidance, estimates, milestones, budgets, operating statistics or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other financial or performance measures or operating statistics for any period (provided that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xi) may be considered in determining whether there is a Juniper Material Adverse Effect); provided, however, that any Effect resulting from or arising out of the exceptions set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) will be taken into consideration in determining whether a Juniper Material Adverse Effect has occurred to the extent that such Effect has a disproportionate impact on Juniper compared to other Persons or companies that operate in the industry and geographic markets in which Juniper operates.

“Juniper SHA” means that certain Amended and Restated Investors Agreement dated as of March 15, 2021 by and among Certares GBT Holdings LTD., QH Travel LP, BR Investors Juweel, L.P., Macquarie Juweel Investor LP, Pecosco Limited Partnership, HMC Juweel Holdings, LP and Juniper (as may be amended or supplemented from time to time).

“Juniper Share Issuance Amount” has the meaning set forth in Section 1.01(b).

“Knowledge” means, with respect to Evergreen, the actual knowledge, after reasonable inquiry of direct reports, of the individuals set forth on Schedule 10.02(i) of the Evergreen Disclosure Schedule, with respect to Sequoia, the actual knowledge, after reasonable inquiry of direct reports, of the individuals set forth on Schedule 10.02(i) of the Sequoia Disclosure Schedule, and with respect to Juniper, the actual knowledge, after reasonable inquiry of direct reports, of the individuals set forth on Schedule 10.02(i) of the Juniper Disclosure Schedule.

“Law” means any federal, national, state, provincial or local, whether domestic or foreign, law, code, rule, regulation, restriction, policy, principle of common law, judgment, writ, stipulation, standard, award, injunction, ruling, award, decision, order, ordinance, statute, or decree issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or any rule or requirement of any securities exchange.

“Liability” means any liability, debt, guarantee, expense, deficiency, commitment, obligation, Tax, penalty, fine, interest, claim, demand, cause of action, judgment or other loss (including loss of benefit or relief), cost or expense, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Liens” means, with respect to any property or asset, any encumbrance, hypothecation, lien, deed of trust, mortgage, easement, charge (fixed or floating), encroachment, pledge, restriction, security interest, debenture, option, title retention or other security or preferential arrangement, proxies, right of first or last offer or refusal, transfer restriction, or title defect or encumbrance affecting title of any nature whatsoever, or any other adverse right or interest, charge or claim of a similar nature, in or on any asset, property or property interest.

“Mapping Plan” has the meaning set forth in Section 2.28.

“Material Elm Labor Agreement” means (a) any material Collective Bargaining Agreement or other labor-related agreement with any Employee Representative applicable to any Business Employee or (b) any employment agreement with any Senior Business Employee.

“Material Sequoia Labor Agreement” means (a) any material Collective Bargaining Agreement or other labor-related agreement with any Employee Representative applicable to any Sequoia Employee or (b) any employment agreement or offer letter with any Senior Sequoia Employee.

“Maximum Amount” has the meaning set forth in Section 6.06(b).

“Merger Notice” means a notice to the CMA in the prescribed form as contemplated by Section 96 of the Enterprise Act.

“Minimum Cash Amount” means $30,000,000.

“MIP/Profit Share Amount” means the amount outputted in Cell E28 of the sheet labeled “MIP Profit Share Amount” in the Sequoia Debt Example Calculation with the cells on Sequoia Debt Example Calculation updated to reflect the facts as they exist as of the Calculation Time, regardless of the conversion of any MIP or Profit Shares of Sequoia in connection with a Public Transaction.

“MU Headcount Costs” has the meaning set forth in Section 6.01(b)(vi).

“New Benefit Plans” has the meaning set forth in Section 6.08(c).

“Non-U.S. Benefit Plan” means each Transferred Subsidiary Benefit Plan that provides compensation or benefits primarily for the benefit of Business Employees whose principal work location is outside of the United States, and which is governed by the laws of any jurisdiction other than the United States.

“Non-U.S. Evergreen Benefit Plan” means each Evergreen Benefit Plan that provides compensation or benefits primarily for the benefit of Business Employees whose principal work location is outside of the United States, and which is governed by the laws of any jurisdiction other than the United States.

“Non-U.S. Sequoia Benefit Plan” means each Sequoia Benefit Plan that provides compensation or benefits primarily for the benefit of Sequoia Employees whose principal work location is outside of the United States, and which is governed by the laws of any jurisdiction other than the United States.

“Non-Voting Ordinary Shares of Sequoia” means a new class of non-voting shares of capital stock of Sequoia to be created prior to the Closing that has all of the same rights and preferences as the existing Ordinary Shares of Sequoia in all respects except with respect to voting.

“Objections Statement” has the meaning set forth in Section 1.03(f).

“Occurrence Based Policies” has the meaning set forth in Section 6.06(d).

“Off-the-Shelf Software” means generally available commercial, click-wrap, shrink-wrap, non-customized or similar Software or technology obtained from a third party on general commercial terms.

“Order” means any judgment, order, award, injunction, decree (including consent decree or similar agreed order or judgment), ruling, writ, stipulation, directive, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity or any arbitrator of competent jurisdiction.

“Ordinary Shares of Sequoia” means “Ordinary Shares” as defined in the Sequoia SHA.

“Organizational Documents” means a Person’s charter, certificate or articles of association or incorporation or organization or limited partnership or limited liability company, any joint venture, limited liability company, operating, stockholders, equityholders or partnership agreement, bylaws or other similar documents adopted or filed in connection with the creation, formation, organization or operation of such Person.

“Parent Entity” means any Person (which may be organized as, among other things, a partnership) of which Sequoia, is (or, after giving effect to one or more transactions (or series of related transactions) consummated in connection with a Public Transaction, will be) a direct or indirect subsidiary.

“Parties” and “Party” have the meaning set forth in the preamble.

“Payor” has the meaning set forth in Section 1.05.

“Permitted Holders” means any of (a) Alder, (b) Juniper, or any direct or indirect equity owner thereof as of the date of this Agreement or (c) any Affiliate of any of the foregoing.

“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP, (b) Liens for mechanics, materialmen, repairmen, construction contractors, warehousemen, suppliers or similar Liens arising by operation of Law (other than any Lien imposed by ERISA) (i) for sums which are not yet due and payable, (ii) which are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (iii) with respect to which arrangements for payments or release have been made and, in the case of this clause (iii), if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien, (c) zoning, building, environmental and other land-use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, in each case, that are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property that do not materially impair the occupancy or use of such real property for the purposes of which it is currently used in connection with such Person’s business (including the Elm Business or business of Juniper or Sequoia), (e) any right of way or easement related to public roads and highways that does not materially impair the occupancy or use of such real property for the purposes of which it is currently used in connection with such Person’s business (including the Elm Business or business of Juniper or Sequoia), (f) Liens arising as a matter of Law in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) in the case of Juniper or Sequoia and the business of Juniper or Sequoia, Liens granted under the Equityholder Agreements, (h) restrictions on transfer resulting from applicable securities Laws, (i) non-exclusive licenses with respect to Intellectual Property entered into the ordinary course of business that do not interfere in any material respect with the ordinary conduct of the business of such Person, (j) Liens that will be discharged at or prior to the Closing and (k) any Liens and other exceptions set forth on Schedule 10.02(ii) of the Evergreen Disclosure Schedule (in the case of Evergreen and the Elm Business) or Schedule 10.02(ii) of the Juniper Disclosure Schedule (in the case of Juniper and the business of Juniper) or Schedule 10.02(ii) of the Sequoia Disclosure Schedule (in the case of Sequoia and the business of Sequoia and its Subsidiaries) under the heading “Permitted Liens.”

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, syndicate, estate, trust, joint venture, entity, unincorporated organization, other legal entity of any kind or nature or Governmental Entity or any department, agency or political subdivision thereof.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Entity, credit card number, bank information, customer or account number, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law.

“Phase 1 Investigation” shall mean an investigation by the CMA to enable it to determine whether to make a reference under Section 33 of the Enterprise Act.

“Phase 2 Reference” a reference pursuant to Section 33 of the Enterprise Act to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013.

“Post-Closing Cash Adjustment” has the meaning set forth in Section 1.03(g)(ii).

“Post-Closing Equity Adjustment” has the meaning set forth in Section 1.03(g).

“Post-Closing Matters” has the meaning set forth in Section 9.17(a).

“Pre-Closing Privileges” has the meaning set forth in Section 9.17(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Shares of Sequoia” means “Preferred Shares” as defined in the Sequoia SHA.

“Prior Company Counsel” has the meaning set forth in Section 9.17(a).

“Proposed Allocation” has the meaning set forth in Section 6.07(f).

“Public Acquiror” means an entity whose common Equity Interests are referred to in the definition of Public Transaction.

“Public Transaction” means (a) a transaction whereby, or upon the consummation of which, common Equity Interests of Sequoia or any Parent Entity thereof are, or may thereafter be, offered or sold in an underwritten public offering (including pursuant to a secondary public offering, but other than a public offering pursuant to a registration statement on Form S-8) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) and listed on a recognized United States securities exchange, (b) a direct or indirect listing by Sequoia or any Parent Entity thereof of its common Equity Interests on a recognized United States securities exchange, (c) a transaction with a special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing in connection with a plan of arrangement, merger, amalgamation, reverse take-over, or other business combination, in the case of this clause (c), in connection with which the common Equity Interests of Sequoia or any Parent Entity (which for the avoidance of doubt, may include such special purpose acquisition company) thereof are listed or continue to be listed on a recognized securities exchange, (d) a sale or distribution by one or more of the Permitted Holders of common Equity Interests in a holding company that directly or indirectly owns any Equity Interests of Sequoia, in connection with which such holding company becomes a Parent Entity of Sequoia and its common Equity Interests are listed on a recognized securities exchange, or (e) any combination or successive occurrences of the foregoing; provided that any Public Transaction must be consistent with the Public Transaction Principles.

“Public Transaction Principles” means each and every one of the following principles, rights, attributes and limitations in connection with a Public Transaction: (a) the consummation of the Public Transaction will not delay in any material respect and is not a condition precedent to the Closing; (b) [reserved]; (c) (i) any quoted equity value of the Public Acquiror will have no impact on the calculation of the Sequoia Equity Value, which shall be calculated as prescribed by this Agreement and (ii) any dilution of Evergreen’s interests in the Public Acquiror as a result of the Public Transaction will be the same as the dilution of other direct and indirect Sequoia equityholders on a pro rata basis; (d) [reserved]; (e) the Public Transaction will be structured as a Partial HoldCo structure (as contemplated and defined in the Sequoia SHA), unless, as a result of a change in facts or circumstances following the date of the Put Option Agreement, such structure becomes impractical or disadvantageous from a Tax, legal, or economic perspective in any material respect to Sequoia or the Principal Shareholders (as defined in the Sequoia SHA) or any of their Affiliates, in which case Sequoia may, after consulting in good faith with the Principal Shareholders and Evergreen, adopt an alternative structure (an “Alternative Public Transaction Structure”), in accordance with Section 2.6.1(c) of the Sequoia SHA (treating Evergreen as a Non-Demanding Shareholder (as defined in the Sequoia SHA) solely for purposes of the comparison set forth in Section 2.6.1(c) of the Sequoia SHA); (f) Evergreen will be entitled to receive the same economic benefits in a tax receivables agreement with respect to its interest in Sequoia as Alder and Juniper are entitled to receive with respect to their interests in Sequoia (it being understood that such benefits will vary based on such Persons’ disparate (direct or indirect) equity interests in Sequoia, and the Tax profile of such equity interests); (g) Evergreen will be entitled to receive the same type of Equity Interests, if any, of the Public Acquiror (with all of the same rights as to payment, voting and otherwise) as, and will not be subject to a longer lockup period than, Alder and Juniper; (h) Evergreen will receive board nomination, voting, approval and other governance rights no less favorable than those of Quantum (provided that, so long as any current equityholder of Sequoia or Juniper is entitled to appoint a director from and after the consummation of a Public Transaction, Evergreen will be entitled to appoint at least 1 director); (i) Evergreen will have registration and other liquidity rights no less favorable than those set forth in Section 2.7 of the Sequoia SHA in effect as of the date of this Agreement, and in any event no less favorable than those rights of Alder, Quantum or Certares GBT Holdings Ltd., a company incorporated as an exempted company with limited liability under the laws of the Cayman Islands; (j) Sequoia will consult with Evergreen and afford Evergreen the same rights with respect to the Public Transaction and corporate structure matters as afforded to Quantum; and (k) those certain equity commitment letters by and among Sequoia and its stockholders and Juniper and its stockholders will be terminated in their entirety at or prior to the consummation of the Public Transaction. The Parties acknowledge and agree that a Public Transaction undertaken in the manner consistent with the structure set forth in Schedule 10.02(iii) of the Evergreen Disclosure Schedule shall be deemed to be in accordance with clause (e) of the foregoing Public Transaction Principles.

“Put Option Agreement” has the meaning set forth in the Recitals.

“Quantum” means QH Travel LP, an exempted limited partnership formed under the laws of the Cayman Islands, acting by its general partner, QH Travel GP Co., Ltd., an exempted company with limited liability under the laws of the Cayman Islands.

“R&W Insurance Policy” has the meaning set forth in Section 6.22.

“Referral Deadline” has the meaning set forth in Section 6.10(c).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, pouring, emptying, escaping, dumping, placing, discarding, abandonment, movement or migration of Hazardous Substances.

“Relevant Persons” means, with respect to a Person, its current officers, directors and, subject to such Person’s Knowledge, the employees and agents of any of the foregoing.

“Representative” means, with respect to any Person, its Affiliates and its and their officers, directors, employees, managers, financial advisors (including securities underwriters, initial purchasers, placement agents and similar entities), attorneys, accountants, actuaries, consultants and other agents, advisors and representatives.

“Restricted Business” has the meaning set forth in Section 6.21(b).

“Restricted Cash” means Cash (a) which is not freely usable or unavailable for use, in each case, because it is subject to restrictions or limitations on use or distribution by any Law or Contract, (b) which is pledged to or held in escrow by a third party or (c) which is 25% of the Cash of the Transferred Subsidiaries in China, India and South Africa; provided that Restricted Cash shall not include (i) cash of the Elm Business on deposit which is regularly used to satisfy ongoing commercial obligations in the ordinary course of the commercial relationships with eNett or TravelFusion or (ii) 75% of the Cash of the Transferred Subsidiaries in China, India and South Africa.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC, which currently includes:  Crimea, Cuba, Iran, North Korea and Syria.

“Restricted Party” means (a) any Person included on one or more of the Restricted Party Lists, including the Department of Commerce’s Entity List, Denied Persons List, or Unverified List, the Department of State’s Debarred List, (b) a person ordinarily resident in or an entity that is located in or organized under the Laws of a Restricted Country, or (c) any Person owned by or acting on behalf of one or more Persons in (a) or (b).

“Restricted Party List” includes (a) the list of sanctioned entities maintained by the United Nations, (b) all sanctions lists administered by OFAC or the Department of State, including but not limited to the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, (c) the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce, (d) the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy and (e) similar lists of restricted parties maintained by other applicable Governmental Entities.

“Restructuring” has the meaning set forth in the Recitals.

“Restructuring Steps Paper” means the steps paper attached hereto as Exhibit E, as it may be amended or modified in accordance with Section 6.13.

“Retained Business” means, collectively, each business owned, operated, managed or controlled by any one or more members of the Evergreen Group, except for the Elm Business, but including, for the avoidance of doubt, the T2 Business.

“Reverse Referral Deadline” has the meaning set forth in Section 6.27(b).

“Reverse Services Schedule” has the meaning set forth in Section 6.27(a).

“Reverse Transition Services Agreement” has the meaning set forth in Section 6.27(a).

“Schedules” means the Evergreen Disclosure Schedule, Sequoia Disclosure Schedule or Juniper Disclosure Schedule.

“Securities Filings” means the securities related filings with, and submissions to, the U.S. Securities and Exchange Commission, including those made in connection with a Public Transaction.

“Senior Business Employee” any Business Employee at the level of Director or above.

“Senior Sequoia Employee” means executive employees of Sequoia with the internal band of E1 or E2.

“Sequoia” has the meaning set forth in the preamble.

“Sequoia 401(k) Plan” has the meaning set forth in Section 6.08(f).

“Sequoia Accounting Principles” means GAAP, applied in a manner consistent with the accounting principles and standards, practices, policies, procedures, classifications, judgments and methodologies as were used in connection with the preparation of the most recent audited balance sheet included in the Sequoia Financial Statements.  In the event of a conflict between GAAP and the accounting principles and standards, practices, policies, procedures, classifications, judgments and methodologies as were used in connection with the preparation of the most recent audited balance sheet included in the Sequoia Financial Statements, then GAAP shall prevail.  For purposes of interpreting any provision herein, in the event of a conflict between GAAP and a term that is specifically defined in this Agreement, the definition in this Agreement shall prevail.

“Sequoia Benefit Plan” means each Benefit Plan entered into, sponsored, maintained or contributed to or required to be contributed to by Sequoia or any of its Subsidiaries for the benefit of the Sequoia Employees, the Sequoia Independent Contractors and/or their respective dependents.

“Sequoia Business Permits” has the meaning set forth in Section 3.14.

“Sequoia Closing Statement” has the meaning set forth in Section 1.03(d).

“Sequoia Cure Period” has the meaning set forth in Section 8.01(c)(i).

“Sequoia Debt Example Calculation” means the example calculations of Closing Sequoia Debt as of December 31, 2020 attached hereto as Exhibit K-2.

“Sequoia Disclosure Schedule” means the confidential disclosure schedules dated as of this Agreement and delivered by Sequoia to Evergreen in connection with the execution of this Agreement.

“Sequoia Employee” means each employee of Sequoia and its Subsidiaries.

“Sequoia Enterprise Value” means $4,633,219,082.

“Sequoia Equity Value” means (a) Sequoia Enterprise Value, plus (b) Closing Sequoia Cash, minus (c) Closing Sequoia Debt, minus (d) Closing Sequoia Transaction Expenses, plus (e) Closing Sequoia Net Working Capital Adjustment Amount.

“Sequoia Financial Statements” means (a) the audited balance sheet of Sequoia (the “Sequoia Most Recent Balance Sheet”) for the fiscal year ended December 31, 2020 (the “Sequoia Most Recent Balance Sheet Date”) and the related audited statement of income and statement of cash flows and (b) the audited balance sheet of Sequoia for the fiscal year ended December 31, 2019, and the related audited statement of income and statement of cash flows.

“Sequoia Fully Diluted Equity Interests Number” means the fully diluted number of Equity Interests of Sequoia that are issued and outstanding as of immediately prior to the Closing, but (a) excluding (i) the Preferred Shares of Sequoia, profits shares of Sequoia and MIP shares of Sequoia, in each case to the extent included in the calculation of Closing Sequoia Debt and (ii) for the avoidance of doubt, any Equity Interests issued in connection with a Public Transaction, and (b) including any Equity Interests of Sequoia that are issued to the holders of Preferred Shares on account of any conversion of Preferred Shares in connection with a Public Transaction (and, for the avoidance of doubt, any such converted Preferred Shares will be excluded from the calculation of Closing Sequoia Debt).

“Sequoia Fundamental Representations” means the representations and warranties contained in Sections 3.01 (Organization and Organizational Power) (other than clause (c) of Section 3.01), 3.02 (Authorization; Valid and Binding Obligation), 3.03(a) and 3.03(d) (Juniper Contribution Consideration Interests; Title to Sequoia Group Equity Interests; Sequoia’s Subsidiaries), and 3.24 (Brokers)..

“Sequoia Government Contract” means any Sequoia Government Prime Contract or Sequoia Government Subcontract.

“Sequoia Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, task order, purchase order, delivery order, change order, arrangement or other commitment of any kind between Sequoia or any of its Subsidiaries, on the one hand, and the U.S. Government, on the other hand.

“Sequoia Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, task order, purchase order, delivery order, change order, arrangement or other commitment of any kind between Sequoia or any of its Subsidiaries, on the one hand, and any prime contractor to the U.S. Government or any subcontractor with respect to a Sequoia Government Prime Contract, on the other hand.

“Sequoia Group” means Sequoia and its Affiliates (including, for the avoidance of doubt, following the Closing, the Transferred Subsidiaries).

“Sequoia Group Equity Interests” means the Shares of Sequoia and the issued and outstanding equity interests of Sequoia’s Subsidiaries.

“Sequoia Independent Contractors” means each individual independent contractor of Sequoia and its Subsidiaries in case which provides services to the business of Sequoia and its Subsidiaries.

“Sequoia Insurance Policies” has the meaning set forth in Section 3.11(a).

“Sequoia IT System” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by Sequoia or its Subsidiaries.

“Sequoia Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), properties, assets, Liabilities, operations or results of operations of Sequoia and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent or materially delay or materially impair, the consummation of the Transactions by any Sequoia Party of its obligations under the Transaction Documents; provided, however, that in the case of clause (a), in no event shall any Effect arising out of or resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be a Sequoia Material Adverse Effect:  (i) a change in general political, social, geopolitical or regulatory conditions, (ii) any change in economic, financial, credit, banking, currency or capital market conditions, including interest, foreign exchange or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market, (iii) a change generally affecting the industry in which Sequoia or its Subsidiaries operates, (iv) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof), (v) any adoption, implementation, promulgation, repeal, modification, change or reinterpretation of any Law, (vi) any seasonal fluctuations affecting any of the businesses of Sequoia or its Subsidiaries, (vii) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves or mutations thereof, epidemics or other outbreaks of diseases or public health events, escalation or acts of terrorism or sabotage, cyberterrorism, armed hostility, war (whether or not declared), military action or any weather-related event, fire, volcanoes, tsunamis, earthquakes, hurricanes, tornadoes, floods, wild fires, or other natural disaster, or the escalation or worsening of any of the occurrences or conditions referred to in this clause (vii), (viii) the announcement of this Agreement and the Transactions or the pendency, performance or consummation of the Transactions, including any impact on Sequoia’s or its Subsidiaries’ relationships with employees, customers, suppliers or other business relations (provided that the exception in this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement of this Agreement or the pendency, performance or consummation of the Transactions), (ix) the taking of any action expressly required by (other than the requirements of Section 6.02(a)), or the failure to take any action expressly prohibited by, this Agreement, (x) the taking of any action requested by Evergreen in writing or (xi) any failure to meet any internal or published projections, forecasts, guidance, estimates, milestones, budgets, operating statistics or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other financial or performance measures or operating statistics for any period (provided that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xi) may be considered in determining whether there is a Sequoia Material Adverse Effect); provided, however, that any Effect resulting from or arising out of the exceptions set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) will be taken into consideration in determining whether a Sequoia Material Adverse Effect has occurred to the extent that such Effect has a disproportionate impact on Sequoia and its Subsidiaries, taken as a whole, compared to other Persons or companies that operate in the industry and geographic markets in which Sequoia and its Subsidiaries operate.

“Sequoia Material Customers” has the meaning set forth in Section 3.22.

“Sequoia Material Suppliers” has the meaning set forth in Section 3.21.

“Sequoia Net Working Capital Example Calculation” means the example calculation of Closing Sequoia Net Working Capital as of December 31, 2020 attached hereto as Exhibit F-2.

“Sequoia Non-Voting Ordinary Shares Cash Equivalent” means, as of the Closing, (a) if prior to the consummation of a Public Transaction, the Value Per Sequoia Share, or (b) if after the consummation of a Public Transaction, the VWAP of publicly traded common equity securities of the Public Acquiror for the 20 consecutive Trading Days (or, if such publicly traded common equity securities have not traded for 20 Trading Days, such shorter number of consecutive Trading Days) prior to the date that is two (2) Business Days prior to the Closing.

“Sequoia Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by Sequoia or its Subsidiaries.

“Sequoia Parties” means Sequoia and each Affiliate thereof that is a party to any Transaction Document.

“Sequoia Pension Liabilities” means an amount equal to (a) the output in Cell C19 in the sheet labeled “GBT HRG Pension liability” of the Sequoia Debt Example Calculation (with no changes made to such sheet other than updating each Tax rate labeled “19%” therein with the applicable UK Tax rate at Closing, plus (b) $41,000,000 minus (c) any of the deficit contributions made in respect of the GBT HRG Pension, adjusted to reflect a similar calculation methodology as described on such sheet paid by or on behalf of Sequoia or its Subsidiaries between the date of the Put Option Agreement and the Calculation Time.

“Sequoia Privacy Statements” has the meaning set forth in Section 3.10(d).

“Sequoia Product” means any product or service marketed, distributed, provided, licensed or sold at any time by Sequoia or its Subsidiaries.

“Sequoia Releasee” has the meaning set forth in Section 9.16(a).

“Sequoia Releasor” has the meaning set forth in Section 9.16(a).

“Sequoia SHA” means that certain Shareholders Agreement dated as of March 15, 2021 by and among Sequoia, Alder and Juniper (as may be amended or supplemented from time to time).

“Sequoia Share Issuance Amount” has the meaning set forth in Section 1.02(b).

“Sequoia Software” means Software owned by Sequoia or its Subsidiaries.

“Sequoia Specified Contracts” has the meaning set forth in Section 3.08(a)(viii).

“Services Schedules” has the meaning set forth in the Transition Services Agreement.

“Shared Contract” means any Contract that relates to both the Elm Business and any Retained Business that is not solely among or between one or more members of the Evergreen Group; provided that no Excluded Shared Contract shall constitute a Shared Contract.

“Shares of Sequoia” means “Shares” as defined in the Sequoia SHA.

“Software License Agreement” means the Software License Agreement attached hereto as Exhibit J.

“Source Code” means the software programming code expressed in human readable language, including complete maintenance documentation, procedures, flow charts, schematic diagrams and annotations which comprise the pre-coding detail design specifications, and all other material necessary to allow a reasonably skilled programmer or analyst to build, maintain and enhance the software.

“Specified Tax Receivables” means the Tax receivables attributable to (i) refund claims in respect of income tax overpayments for Tax years 2019 and earlier, (ii) refund claims arising from the carry back of losses for the 2020 (and, if applicable, 2021) Tax year(s) in the United States, Canada, and Australia, and (iii) refundable R&D Tax credits in France (the amount in this clause (iii) not to exceed $1,000,000).

“Step-Up Transaction” has the meaning set forth in Section 6.07(e).

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsequent Audited Elm Financial Statements” has the meaning set forth in Section 6.23(b).

“Subsequent Unaudited Elm Financial Statements” has the meaning set forth in Section 6.23(b).

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the total voting power of shares of stock or other equity interest (without regard to the occurrence of any contingency), the holders of which are generally entitled to vote for the election of the board of directors or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.  For purposes of this definition and this Agreement, Sequoia shall not be considered a Subsidiary of Alder or Juniper.

“Support Agreement” has the meaning set forth in the Recitals.

“Supporting Equityholders” has the meaning set forth in the Recitals.

“T2 Business” means the business operated under the Traveldoo brand name.

“T2 Entities” has the meaning set forth in Schedule 6.26 of the Evergreen Disclosure Schedule.

“Tail Insurance” has the meaning set forth in Section 6.06(b).

“Tax” or “Taxes” means any foreign, federal, state or local income, earnings, profits, branch profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, lodging, city, stay, tourist, general property, real property, personal property, intangible property, escheat, abandoned property, transfer, stamp, digital service, levy, conveyance, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature, or any deficiency, interest or penalty imposed with respect to any of the foregoing.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Terminating Evergreen Breach” has the meaning set forth in Section 8.01(b)(i).

“Terminating Sequoia Breach” has the meaning set forth in Section 8.01(c)(i).

“Termination Date” has the meaning set forth in Section 8.01(b)(ii).

“Third-Party Claim” has the meaning set forth in Section 6.14(c)(ii).

“Trading Day” means any day on which publicly traded common equity securities of the Public Acquiror are actually traded on the principal securities exchange or securities market on which publicly traded common equity securities of the Public Acquiror are then traded.

“Transaction Documents” means this Agreement and the Exhibits attached hereto, the Schedules, the Put Option Agreement, the Confidentiality Agreement, the Clean Team Agreement and the Contracts and other documents delivered or contemplated to be delivered in connection herewith, including any document effecting any portion of the Restructuring.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Costs” has the meaning set forth in Section 6.08(j)(i).

“Transfer Taxes” has the meaning set forth in Section 6.07(b).

“Transferred Assets” has the meaning set forth in Section 1.06.

“Transferred Shared Contracts” means any Shared Contract that (i) is primarily used in, primarily held for use in or primarily related to the Elm Business, and (ii) the transfer of which from Evergreen and its Subsidiaries (other than the Transferred Subsidiaries) to a Transferred Subsidiary would not, after giving effect to the actions required to be taken under Section 6.17, deprive Evergreen and its Subsidiaries (other than the Transferred Subsidiaries) of a material benefit, right or asset that is necessary to permit Evergreen and its Subsidiaries (other than the Transferred Subsidiaries) to operate the Retained Business immediately following the Closing Date in substantially the same manner in all material respects as the Retained Business is currently being operated.

“Transferred Subsidiaries” means (a) the Companies and (b) the other entities set forth on Schedule 2.03(c) of the Evergreen Disclosure Schedule.

“Transferred Subsidiary Agreements” has the meaning set forth in Section 2.20(a).

“Transferred Subsidiary Benefit Plan” means each Benefit Plan that is not an Evergreen Benefit Plan and that was entered into or is sponsored, maintained or contributed to or required to be contributed to solely by one or more of the Transferred Subsidiaries for the benefit of the Business Employees, the Business Independent Contractors and/or their respective dependents.

“Transferred Subsidiary Interests” means the issued and outstanding equity interests of the Transferred Subsidiaries, including the Elm Interests.

“Transition Services Agreement” means the Transition Services Agreement attached hereto as Exhibit B.

“Unfunded Pension Liabilities” means any unfunded or underfunded pension, defined benefit or retirement plan liabilities of the Transferred Subsidiaries (or otherwise constituting Assumed Liabilities).

“Use” means the collection, retention, storage, protection, security, use, disclosure, distribution, transmission, maintenance or disposal.

“Value Per Sequoia Share” means an amount equal to (a) the Elm Equity Value divided by (b) the Consideration Equity Interests Number.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Equity Contribution Agreement as of the day and year first above written.

EVERGREEN:

EXPEDIA, INC.

By:	/s/ Eric Hart
	Name:	Eric Hart
	Title:	Chief Financial Officer

[Signature Page to Equity Contribution Agreement]

JUNIPER:

JUWEEL INVESTORS LIMITED

By:	/s/ M. Gregory O’Hara
	Name:	M. Gregory O’Hara
	Title:	Authorized Signatory

SEQUOIA:

GBT JERSEYCO LIMITED

By:	/s/Eric J. Bock
	Name:	Eric J. Bock
	Title:	Chief Legal Officer, Global
Head of Mergers & Acquisitions and Corporate Secretary

Exhibit A

Resignation Letters

Exhibit B

Transition Services Agreement

Exhibit C-1

Juniper Support Agreement

Exhibit C-2

Sequoia Support Agreement

Exhibit D

Supporting Equityholders

1.	Juniper
2.	Alder
3.	Quantum
4.	Certares GBT Holdings Ltd., a company incorporated as an exempted company with limited liability under the laws of the Cayman Islands
5.	BR Investors Juweel, L.P., acting by its general partner, BR Co-Investments GP, Inc., a Delaware corporation

Exhibit E

Restructuring Steps Paper

Exhibit F-1

Elm Net Working Capital Example Calculation

Exhibit F-2

Sequoia Net Working Capital Example Calculation

Exhibit G-1

Amended & Restated Sequoia SHA

Exhibit G-2

Amended & Restated Juniper SHA

Exhibit H

EPS Agreement

Exhibit I

Communications Plan

Exhibit J

Software License Agreement

Exhibit K-1

Elm Debt Example Calculation

Exhibit K-2

Sequoia Debt Example Calculation

Exhibit L

Amended Commercial Agreement